UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

NAVIGANT INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share, of Navigant

2)	Aggregate number of securities to which transaction applies: 23,347,392 shares of common stock (consisting of 15,515,000 shares of common stock outstanding on May 10, 2006; 2,526,338 shares of common stock issuable upon exercise of in-the-money options; and up to 5,306,054 shares of common stock issuable upon conversion of Navigant’s 4.875% convertible subordinated debentures due 2023).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based on the sum of (A) $255,997,500 (15,515,000 shares of common stock outstanding on May 10, 2006 multiplied by $16.50); (B) $15,461,189 (2,526,338 shares of common stock issuable upon the exercise of in-the-money options multiplied by $6.12, the difference between $16.50 and $10.38, the weighted average exercise price per share of in-the-money options); and (C) $87,549,891 (5,306,054 shares of common stock issuable upon conversion of Navigant’s 4.875% convertible subordinated debentures due 2023 multiplied by $16.50).

4)	Proposed maximum aggregate value of transaction: $359,008,580.

5)	Total fee paid: $38,414 (the product of the proposed maximum aggregate value of the transaction and 0.000107).

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

84 INVERNESS CIRCLE EAST

ENGLEWOOD, CO 80112

            , 2006

Dear Stockholder:

I am pleased to invite you to a special meeting of stockholders of Navigant International, Inc. (“Navigant”) to be held on             , 2006, at             , Mountain Daylight Time, at Navigant’s corporate headquarters, 84 Inverness Circle East, Englewood, Colorado.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 26, 2006, by and among Carlson Wagonlit B.V., Horizon Merger Corp., and Navigant.

On April 26, 2006, the board of directors of Navigant approved the merger agreement which provides for the acquisition of Navigant by Carlson Wagonlit B.V. If the merger is completed, you will be entitled to receive $16.50 in cash, without interest, for each share of Navigant common stock you own.

The Navigant board of directors has determined that the merger agreement is advisable, fair to and in the best interests of Navigant and its stockholders. Accordingly, the Navigant board has approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement at the special meeting and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Your vote is very important. We cannot complete the merger unless holders of a majority of the outstanding shares of Navigant common stock vote to adopt the merger agreement. Therefore, whether or not you plan to attend the special meeting, please submit your proxy in one of the following three ways:

•	by signing and returning your proxy as soon as possible in the enclosed self-addressed envelope so that your shares will be voted;

•	by accessing the Internet voting site indicated on your proxy card, and following the simple instructions provided; or

•	by using a touch-tone telephone to call the toll-free voting number indicated on your proxy card, and following the simple instructions provided.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about Navigant from documents that we have filed with the Securities and Exchange Commission.

Sincerely,

Edward S. Adams Chairman of the Board, Chief Executive Officer and President

This proxy statement is dated             , 2006 and is first being mailed to stockholders on or about             , 2006.

NOTICE OF SPECIAL MEETING

AND

PROXY STATEMENT

A special meeting of the stockholders of Navigant International, Inc., a Delaware corporation (“Navigant”), will be held on             , 2006, at             , Mountain Daylight Time, at 84 Inverness Circle East, Englewood, Colorado. The purpose of the meeting will be:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 26, 2006, by and among Carlson Wagonlit, B.V., Horizon Merger Corp., and Navigant, as it may be amended from time to time; and

2.	to transact any other business that may properly come before the meeting of stockholders or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Only stockholders of record at the close of business on             , 2006 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Each stockholder is entitled to one vote for each share of Navigant common stock held on the record date. If you own shares through a broker or other nominee, you must instruct your broker or nominee to vote on your behalf, in order to have your shares represented at the special meeting.

Navigant’s board of directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement at the special meeting and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

By Order of the Board of Directors,

Eugene A. Over, Jr. Senior Vice President/Administration, General Counsel and Secretary

Englewood, Colorado

            , 2006

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please vote promptly by telephone, via the Internet, or by signing and returning the enclosed proxy card in the postage-paid, envelope provided. A self-addressed envelope is enclosed for your convenience. You may also submit your proxy through the Internet or by telephone. Details are outlined in the enclosed proxy card. If you hold your shares through a broker or other nominee, you may also be able to submit your proxy through the Internet or by telephone in accordance with the instructions your broker or nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so.

If you hold your shares in “Street-Name” i.e., in the name of a broker, trust, bank or other nominee and you plan to attend the meeting in person, please bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. “Street-Name” holders must provide a proxy from their broker, trustee, bank or nominee, in order to vote in person at the special meeting.

You should not send your stock certificates with your proxy card.

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FORWARD-LOOKING STATEMENTS

This proxy statement may contain statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of the terms: “expect(s),” “intend(s),” “may impact,” “plan(s),” “should,” “believe(s),” “anticipate(s),” “on track,” or similar terms. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. These forward-looking statements are based on currently available information and current expectations and projections about future events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to:

•	Navigant may be unable to obtain the Navigant stockholder approval required for the merger;

•	Navigant and Carlson Wagonlit may be unable to obtain regulatory approvals required for the merger in a timely manner or at all or only by agreeing to conditions that would not be acceptable to Navigant or Carlson Wagonlit;

•	Carlson Wagonlit may be unable to obtain the requisite debt financing required to close the merger;

•	the recapitalization of Carlson Wagonlit announced on April 27, 2006 may not be consummated in a timely manner or at all;

•	conditions to the closing of the merger may not be satisfied or the merger agreement may be terminated prior to closing;

•	disruption from the proposed transaction may make it more difficult for Navigant to maintain relationships with existing customers, employees or suppliers, and, as a result, the businesses of Navigant may suffer;

•	disruptions in the travel industry such as those caused by terrorism, war, traveler health and safety concerns, natural disasters or general economic downturn;

•	the merger may involve unexpected costs or unexpected liabilities;

•	the industry may be subject to future regulatory or legislative actions that could adversely affect Navigant; and

•	Navigant may be adversely affected by other economic, business, and/or competitive factors.

These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Additional factors that may affect the future results of Navigant are set forth in its filings with the Securities and Exchange Commission, which are available at www.tq3navigant.com. Navigant undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement specifically relating to the identity and nature of the business of Carlson Wagonlit and Horizon Merger Corp. has been supplied by Carlson Wagonlit.

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SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Navigant stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

The Companies (page 16)

Navigant International, Inc.

84 Inverness Circle East

Englewood, Colorado 80112

(303) 706-0800

Denver-based Navigant International, Inc., doing business as TQ3Navigant, is a global provider of travel management solutions that add significant value by reducing costs, increasing management and control, and improving travel efficiency. The company currently employs approximately 5,200 associates and has operations in approximately 1,000 locations in 22 countries and U.S. territories. In this proxy statement, the terms “we,” “us,” “our” and “Navigant” mean Navigant International, Inc.

Carlson Wagonlit B.V.

701 Carlson Parkway

Minneapolis, Minnesota 55459

(763) 212-1000

Carlson Wagonlit is a world leader in business travel management. Carlson Wagonlit designs and implements superior travel management programs for clients based upon its recognized consulting expertise, strong purchasing power, technological strength, and consistent delivery of high-quality service. Carlson Wagonlit has operations in more than 150 countries and services 60 of the world’s 100 largest companies. In this proxy statement, we refer to Carlson Wagonlit B.V. as “Carlson Wagonlit.”

Horizon Merger Corp.

c/o Carlson Wagonlit B.V.

701 Carlson Parkway

Minneapolis, Minnesota 55459

(763) 212-1000

Horizon Merger Corp. is a Delaware corporation and a wholly owned subsidiary of Carson Wagonlit. Horizon was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. In this proxy statement, we refer to Horizon Merger Corp. as “Horizon.”

The Special Meeting

Date, Time and Place (page 13)

The special meeting will be held on                     , 2006, at             , Mountain Daylight Time, at Navigant’s corporate headquarters, 84 Inverness Circle East, Englewood, Colorado.

Matters to be Considered (page 13)

You will be asked to consider and vote upon a proposal to adopt the merger agreement and to consider any other matters that properly come before the meeting of stockholders or any adjournment or postponement thereof, including any procedural matters in connection with the special meeting, such as adjournment of the special meeting.

Record Date and Voting (page 13)

If you owned shares of Navigant common stock at the close of business on                     , 2006, the record date for the special meeting, you are entitled to vote such shares at the special meeting. Each share of Navigant common stock owned by you on the record date will be entitled to one vote. As of                     , 2006, there were outstanding shares of Navigant common stock.

Required Vote (page 13)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Navigant common stock.

Voting by Proxy (page 14)

If you are a registered stockholder (that is, if you hold your Navigant common stock in certificate form), you may submit your proxy by returning the enclosed proxy, or by telephone or through the Internet by following the instructions included with the enclosed proxy.

If you hold your shares through a broker or other nominee, you should follow the separate voting instructions, if any, provided by the broker or other nominee with the proxy statement. Your broker or nominee may permit proxy submission through the Internet or by telephone. Please contact your broker or nominee to determine how to vote.

Revocability of Proxy (page 14)

You may revoke your proxy at any time before it is voted, except as otherwise described below. You may revoke your proxy before it is voted by:

•	filing with our Secretary a written notice of revocation which is dated a later date than your proxy;

•	submitting a duly executed proxy bearing a later date;

•	submitting a new proxy by telephone or through the Internet at a later time, but not later than on , 2006 or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by the telephone or the Internet. If you intend to change your vote by voting your shares in person at the special meeting, you must obtain a legal proxy from your broker or nominee.

Shares Owned by Navigant Directors and Executive Officers (page 15)

As of                     , 2006, the record date, our directors and executive officers owned approximately         % of the outstanding shares of Navigant common stock.

Navigant Board’s Recommendation to Stockholders Regarding the Merger (page 25)

Our board of directors has approved the merger agreement, and determined that the merger agreement is advisable, fair to and in the best interests of Navigant and its stockholders. Our board unanimously recommends that stockholders vote FOR adoption of the merger agreement at the special meeting and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

The Merger

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or any other information in this proxy statement. Therefore the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement.

Structure of the Merger (page 44)

At the effective time of the merger, Horizon Merger Corp., a subsidiary of Carlson Wagonlit, will be merged with and into Navigant. Navigant will continue as the surviving corporation and, as a result of the merger, will become a wholly owned subsidiary of Carlson Wagonlit.

Merger Consideration (page 44)

In the merger, you will receive $16.50 in cash without interest for each share of Navigant common stock you hold immediately prior to the merger. Each option to purchase shares of Navigant common stock that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash (less any applicable withholding taxes and without interest) equal to the product of the number of shares of Navigant common stock subject to the option multiplied by the excess, if any, of $16.50 over the per share exercise price of the option. Each outstanding option so converted will, simultaneously with such conversion, be terminated.

Carlson Wagonlit Recapitalization (page 49)

Before the merger can be completed, Carlson Wagonlit must first complete its proposed recapitalization. Currently, Carlson Wagonlit is a joint venture between Accor S.A., a publicly listed French company with a global hotel business, and Carlson Companies, Inc., a privately held Minnesota company with global hotel, restaurant and travel businesses. On April 26, 2006, Accor agreed to sell its interest in Carlson Wagonlit to a newly formed entity (“OEP Holdco”) created by One Equity Partners II, L.P. (“One Equity Partners”), a private equity affiliate of JPMorgan Chase & Co., pursuant to the terms of a transaction agreement among these and other related parties, including Carlson Companies. In this proxy statement, we refer to this transaction agreement as the “Carlson Wagonlit recapitalization agreement” and to the transactions contemplated by the Carlson Wagonlit recapitalization agreement as the “Carlson Wagonlit recapitalization.” Navigant is not a party to the Carlson Wagonlit recapitalization agreement.

Upon completion of the Carlson Wagonlit recapitalization but without giving effect to any equity that may be purchased by the management of Carlson Wagonlit, the interest of Carlson Companies in Carlson Wagonlit will increase to 55% and OEP Holdco will acquire a 45% interest in Carlson Wagonlit. Under the terms of the merger agreement, we cannot complete our merger until the Carlson Wagonlit recapitalization has closed. See “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 51 of this proxy statement. Carlson Wagonlit has informed us that it currently expects that the Carlson Wagonlit recapitalization will close during the third calendar quarter of 2006.

The obligations of Carlson Companies, OEP Holdco and Accor to consummate the Carlson Wagonlit recapitalization are subject to various conditions, including, among others, obtaining approvals under United

States federal antitrust laws and applicable foreign antitrust laws and obtaining the debt financings summarized below under “Recapitalization Financings—Recapitalization Debt Financing.”

Recapitalization Financings (page 33)

Carlson Wagonlit has advised Navigant that the estimated total amount of funds necessary to consummate the Carlson Wagonlit recapitalization will be approximately $754.3 million. Carlson Wagonlit anticipates that these funds will be obtained from debt and equity financings as described below, together with available cash, cash equivalents and marketable securities of Carlson Wagonlit.

Recapitalization Debt Financing (page 34)

Carlson Wagonlit has received a commitment letter from J.P. Morgan plc, Lehman Brothers International (Europe) and Morgan Stanley Senior Funding, Inc., pursuant to which these financial institutions have committed, subject to certain specified conditions, to provide to Carlson Wagonlit a $325.0 million senior term facility, a $200.0 million senior revolving facility and a mezzanine bridge facility in euros in the amount equivalent to $165.0 million. These commitments to provide the above-described debt financing arrangements and facilities in connection with the Carlson Wagonlit recapitalization are subject to the satisfaction or waiver of various conditions.

Recapitalization Equity Financing (page 35)

One Equity Partners has committed to provide to OEP Holdco up to $198.0 million in equity financing to fund OEP Holdco’s payment obligations under the Carlson Wagonlit recapitalization agreement. The commitment of One Equity Partners is subject to the satisfaction or waiver by OEP Holdco of the conditions to the obligations of OEP Holdco under the Carlson Wagonlit recapitalization agreement.

Merger Financings (page 35)

The estimated total amount of funds necessary to consummate the merger will be approximately $531.0 million, consisting of:

•	funds required to pay the merger consideration (including payments in respect of the shares of Navigant common stock issuable upon conversion of Navigant’s outstanding 4.875% convertible subordinated debentures in connection with the merger) and to make payments in respect of the cancellation of outstanding stock options,

•	funds required to repay certain existing indebtedness of Navigant and

•	funds required to pay transaction fees and expenses.

Carlson Wagonlit anticipates that these funds will be obtained from debt and equity financings as described below, together with available cash, cash equivalents and marketable securities of Carlson Wagonlit and Navigant.

Merger Debt Financing (page 35)

Carlson Wagonlit has received a commitment letter from J.P. Morgan plc, Lehman Brothers International (Europe) and Morgan Stanley Senior Funding, Inc, pursuant to which these financial institutions have committed, subject to certain specified conditions, to provide to Carlson Wagonlit a $275.0 million senior term facility and a $180.0 million mezzanine bridge facility. The commitments of these institutions to provide the above-described debt financing arrangements and facilities in connection with the merger are subject to satisfaction or waiver of various conditions.

Merger Equity Financing (page 36)

Carlson Wagonlit has received equity commitment letters from One Equity Partners, pursuant to which One Equity Partners has committed to provide to Carlson Wagonlit up to $18.0 million in equity financing to partially fund Carlson Wagonlit’s payment obligations under the merger agreement and Carlson Companies, pursuant to which Carlson Companies has committed to provide to Carlson Wagonlit up to $58.0 million in equity financing to partially fund Carlson Wagonlit’s payment obligations under the merger agreement. The commitments of One Equity Partners and Carlson Companies are subject to various conditions, including satisfaction or waiver of the conditions to the obligations of Carlson Wagonlit to consummate the merger set forth in the merger agreement.

Conditions to the Merger (page 51)

Before the merger can be completed, a number of conditions must be satisfied. These include:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of Navigant common stock;

•	expiration or termination of the requisite waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	receipt of any requisite approvals and consents under applicable foreign antitrust laws;

•	the absence of any legal prohibitions against the merger;

•	the absence of any material adverse effect on Navigant;

•	receipt of the debt financing; and

•	completion of the Carlson Wagonlit recapitalization;

We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger during the second half of 2006, but we cannot be certain when or if the conditions will be satisfied or, to the extent permitted, waived by that time or at any time thereafter.

Opinion of The Blackstone Group (page 25 and Annex B)

The Blackstone Group, L.P. has delivered its opinion, dated April 26, 2006, to the Navigant board of directors that, as of such date, the consideration to be paid to the holders of Navigant common stock in the merger was fair to such holders from a financial point of view. A copy of the written opinion is attached to this proxy statement as Annex B. Stockholders are urged to read the Blackstone opinion carefully and in its entirety. Blackstone provided its opinion for the information and assistance of Navigant’s board of directors in connection with its consideration of the merger. The Blackstone opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger agreement.

Termination of the Merger Agreement (page 52)

We and Carlson Wagonlit may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted and approved the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	by either Navigant or Carlson Wagonlit, if the merger is not completed by August 31, 2006 or, if the parties receive a request from the United States federal antitrust authorities for additional information and documentary material, by November 30, 2006;

•	by either Navigant or Carlson Wagonlit, if our stockholders do not adopt and approve the merger agreement at the special meeting;

•	by either Navigant or Carlson Wagonlit, if any governmental authority has issued a final order enjoining the merger;

•	by either Navigant or Carlson Wagonlit, if the Carlson Wagonlit recapitalization has not been consummated;

•	by either Navigant or Carlson Wagonlit, if the other party has materially breached its representations, warranties, covenants or agreements and such breach is not cured within 30 days of the notice of the breach;

•	by Navigant, if our board of directors has given notice of its intent to enter into a superior proposal regarding the acquisition of Navigant;

•	by Carlson Wagonlit, if our board has withdrawn, qualified or modified its approval of the merger agreement or its recommendation to the Navigant stockholders or recommended any other proposal regarding the acquisition of Navigant;

•	by Carlson Wagonlit, if, in certain circumstances, Carlson Wagonlit determines that certain required antitrust approvals are not likely to be obtained; or

•	by Carlson Wagonlit, in the event that Navigant’s business has experienced a material adverse effect resulting from changes in general economic conditions or general changes in the travel industry.

Termination Fees if the Merger Is Not Completed (page 53)

We must pay Carlson Wagonlit a termination fee of $15.0 million if:

•	Carlson Wagonlit terminates the merger agreement due to a material breach of Navigant’s covenants relating to the solicitation and negotiation of acquisition proposals under the merger agreement or due to Navigant’s intentional or reckless breach of any other representation, warranty or covenant and:

•	on or prior to the termination, another party makes (or publicly discloses its intention to make) and does not withdraw an acquisition proposal for at least 50% of the voting or economic interest of Navigant;

•	within twelve months following the termination of the merger agreement, Navigant enters into an agreement with respect to the acquisition proposal; and

•	the acquisition proposal is thereafter consummated;

•	Carlson Wagonlit or Navigant terminates the merger agreement on the termination date or following the failure of the parties to obtain the approval of Navigant’s stockholders and:

•	on or prior to the termination (or, in the event of a failure to obtain stockholder approval, prior to the meeting of Navigant’s stockholders), another party makes (or publicly discloses its intention to make) and does not withdraw an acquisition proposal for at least 50% of the voting or economic interest of Navigant;

•	within twelve months following the termination of the merger agreement, Navigant enters into an agreement with respect to the acquisition proposal; and

•	the acquisition proposal is thereafter consummated;

•	Carlson Wagonlit terminates the merger agreement because the board of directors of Navigant has withdrawn, qualified or modified its approval of the merger agreement or its recommendation of the merger or has approved or recommended another acquisition proposal; or

•	Navigant terminates the merger agreement to accept a superior proposal.

Carlson Wagonlit must pay Navigant a termination fee of $15.0 million if:

•	Carlson Wagonlit terminates the merger agreement due to the objections of a governmental authority to the transaction or due to Navigant’s business experiencing a material adverse effect resulting from changes in general economic conditions or general changes in the travel industry;

•	Navigant terminates the merger agreement due to failure to obtain antitrust approval of the transaction prior to the termination date;

•	either Carlson Wagonlit or Navigant terminates the agreement as a result of an order, decree or ruling or other action taken by a governmental authority related to antitrust laws; or

•	Carlson Wagonlit or Navigant terminates the merger agreement because the Carlson Wagonlit recapitalization has not been consummated.

Interests of Certain Persons in the Merger (page 39)

In considering the recommendation of our board of directors to vote for the adoption of the merger agreement, you should be aware that some of our directors and executive officers may have interests in the transaction that may be different from, or in addition to, their interests as stockholders. Our board of directors was aware of these interests and considered them, among other things, in making its recommendation. These interests include:

•	vesting and cash-out of all unvested stock options, including those held by our directors and executive officers;

•	severance payments that certain of our executive officers may be entitled to receive under their current employment agreements upon termination of their employment with Navigant following the merger;

•	retention and transaction bonuses pursuant to new agreements or amended employment agreements, which Carlson Wagonlit requested that seven of our executive officers enter into; and

•	continued indemnification and insurance coverage to which directors and officers are entitled under the merger agreement.

Regulatory Matters (page 38)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the merger may not be completed until we and Carlson Wagonlit have made certain filings with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (“Department of Justice”) and the applicable waiting period has expired or been terminated. On May 5, 2006, we and Carlson Wagonlit filed notification reports under the HSR Act with the Federal Trade Commission and the Department of Justice.

In addition, we are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice, the Federal Trade Commission or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Navigant or Carlson Wagonlit and their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

As with any merger transaction, we cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result, nor can we assure you that Navigant and Carlson Wagonlit will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date of the merger or at all.

Certain Material U.S. Federal Income Tax Consequences (page 37)

The merger will be a taxable transaction for all holders of Navigant common stock for U.S. federal income tax purposes. As a result, the cash you receive in the merger for your shares of Navigant common stock will be subject to U.S. federal income tax. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and the aggregate adjusted tax basis of the shares of Navigant common stock you surrender in the merger. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

Appraisal Rights (page 41 and Annex C)

Under Delaware law, if you do not vote for adoption of the merger agreement and you comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of Navigant common stock in lieu of the merger consideration.

Market Price of Navigant Common Stock (page 55)

Our common stock is listed on the Nasdaq National Market under the trading symbol “FLYR.” On April 26, 2006, which was the last trading day before Navigant announced the signing of the merger agreement, our common stock closed at $13.20 per share. On                     , 2006, which was the last trading day before the date of this proxy statement, our common stock closed at $             per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a Navigant stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

The Special Meeting

Q.	What is the purpose of the special meeting?

A.	At the special meeting, you are being asked to vote on the following proposals:

•	to adopt the Agreement and Plan of Merger, dated as of April 26, 2006, by and among Carlson Wagonlit B.V., Horizon Merger Corp., and Navigant, as it may be amended from time to time; and

•	to transact any other business that may properly come before the meeting of stockholders or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Q.	What vote is required to adopt the merger agreement?

A.	In order for the merger agreement to be adopted, holders of a majority of the outstanding shares of Navigant common stock must vote FOR the adoption of the merger agreement. Each share of Navigant common stock is entitled to one vote. Navigant has no other voting securities outstanding.

Q.	What is a quorum?

A.	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	Who is entitled to vote at the special meeting?

A.	All stockholders who owned Navigant common stock at the close of business on the record date, , 2006, are entitled to receive notice of the special meeting and to vote the shares of Navigant common stock that they held on that date at the special meeting, or any adjournments or postponements of the special meeting. As of the record date, shares of Navigant common stock were outstanding.

Q.	Who can attend the special meeting?

A.	All stockholders as of the record date, or their legally authorized proxies, may attend the meeting. Seating, however, is limited. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If your shares are held in the name of a broker, trust, bank or other nominee and you plan to attend the meeting, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Q.	How do you vote without attending the special meeting?

A.

If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, please follow the instructions on the proxy card. To vote by mail, please sign the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q.	If your shares are held in “street name” by your broker, will your broker vote your shares for you?

A.	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker will not vote on your behalf without your specific instructions.

Q.	Who sent me this proxy statement?

A.	Navigant’s board of directors sent you this proxy statement and proxy card. The mailing of this proxy statement and proxy card began on or about , 2006. We will pay for this solicitation. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, or telefax, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our shares. We will, upon request, reimburse those organizations and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials. We have also retained Innisfree M&A Incorporated to aid in the solicitation of proxies for a fee of $10,000, plus out-of-pocket expenses.

Q.	Why did I receive this proxy statement and proxy card?

A.	You received this proxy statement and proxy card because Navigant’s records indicate that you owned our common stock as of , 2006. We refer to this date as the record date for the special meeting. This proxy statement contains important information about the special meeting and the business to be transacted at the special meeting.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted. You may also be able to submit your proxy related to each proxy card through the Internet or by phone. Details are outlined on the enclosed proxy card.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please submit your proxy as soon as possible. You may submit your proxy by telephone, via the Internet or by signing and returning the enclosed proxy card. Details are outlined on the enclosed proxy card. In addition, if you hold your shares through a broker or other nominee, you may be able to submit your proxy through the Internet or by telephone in accordance with instructions your broker or nominee provides.

The Merger

Q.	What is the proposed transaction?

A.	Carlson Wagonlit B.V. will acquire Navigant through a cash merger by merging a subsidiary of Carlson Wagonlit B.V. into Navigant.

Q.	If the merger is completed, what will I receive for my common stock?

A.	You will receive $16.50 in cash, without interest, for each share of Navigant common stock you own.

Q.	Why should you vote your shares FOR the adoption of the merger agreement?

A.	The Navigant board of directors unanimously recommends that you vote FOR the adoption of the merger agreement because our board believes that the merger agreement is advisable, fair to and in the best interests of Navigant and its stockholders. To review our board’s reasons for recommending the merger agreement, see the section entitled “ADOPTION OF THE MERGER AGREEMENT—Navigant’s Reasons for the Merger” beginning on page 23 of this proxy statement.

Q.	Will I have the right to have my shares appraised if I dissent from the merger?

A.	Yes, if you dissent from the merger, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the adoption of the merger agreement and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled “ADOPTION OF THE MERGER AGREEMENT—Appraisal Rights” beginning on page 41 of this proxy statement.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as quickly as possible. The merger cannot be completed until a number of conditions is satisfied. The most important conditions are Carlson Wagonlit obtaining the necessary debt financing, adoption of the merger agreement by Navigant stockholders at the special meeting, consummation of the transactions contemplated by the Carlson Wagonlit recapitalization agreement, and compliance with United States federal antitrust laws and applicable foreign antitrust laws. On May 5, 2006, we and Carlson Wagonlit filed pre-merger notifications with the United States antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The merger is currently expected to close in the second half of 2006.

For a detailed description of each of the closing conditions to the merger, please see the section entitled “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 51 of this proxy statement.

Q.	What interests do Navigant’s directors and executive officers have in the merger?

A.	You should be aware that some of our directors and executive officers may have interests in the transaction that may be different from, or in addition to, their interests as stockholders. These interests include vesting and cash-out of all unvested stock options, potential severance payments under employment agreements, retention and transaction bonuses under new agreements or amended employment agreements into which certain of our executive officers have entered, and continued indemnification and insurance coverage. Please see the section entitled “ADOPTION OF THE MERGER AGREEMENT—Interests of Certain Persons in the Merger” beginning on page 39 of this proxy statement.

Q.	Should I send in my stock certificates now?

A.	No, please DO NOT SEND your stock certificates at this time. After the merger is completed, Carlson Wagonlit will send you written instructions for exchanging your Navigant stock certificates. You must return your Navigant stock certificates as described in those instructions. You will receive your cash payment as soon as practicable after Carlson Wagonlit receives your stock certificates, together with the documents requested in the instructions.

Q.	Will I owe taxes as a result of the merger?

A.

The merger will be a taxable transaction for all holders of Navigant common stock for U.S. federal income tax purposes. As a result, the cash you receive in the merger for your shares of Navigant common stock will be subject to U.S. federal income tax and also may be taxed under applicable state, local and foreign income and other tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and the aggregate adjusted tax basis of the shares of Navigant common stock you surrender in the merger. Gain or loss will be calculated separately for each block of stock exchanged for cash in the merger.

Please refer to the section entitled “ADOPTION OF THE MERGER AGREEMENT—Certain Material U.S. Federal Income Tax Consequences” beginning on page 37 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You are urged to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Navigant common stock pursuant to the merger.

Q.	Where can I find more information about Navigant?

A.	We file reports, proxy statements and other information with the Securities and Exchange Commission. On our Web site, www.tq3navigant.com, we make available free of charge these filings as soon as reasonably practical after such material is electronically filed or furnished to the SEC. Our common stock is listed on the Nasdaq National Market under the symbol “FLYR” and you may inspect our SEC filings at the Commission’s public reference room or at the Commission’s Web site, www.sec.gov. For a more detailed description of the information available, please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 58 of this proxy statement.

Q.	Who can help answer my other questions?

A.	If you have more questions regarding the special meeting or the merger, please call our proxy solicitor, Innisfree M&A Incorporated toll free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

THE SPECIAL MEETING

General

This proxy statement is being furnished to Navigant stockholders as part of the solicitation of proxies by the Navigant board of directors for use at the special meeting to be held at                                 , Mountain Daylight Time, on                     , 2006, at Navigant’s corporate headquarters, 84 Inverness Circle East, Englewood, Colorado 80112.

Matters to Be Considered

The purpose of the special meeting will be:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 26, 2006, by and among Carlson Wagonlit, B.V., Horizon Merger Corp., and Navigant International, Inc., as it may be amended from time to time; and

2.	to transact any other business that may properly come before the meeting of stockholders or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Record Date and Quorum

The holders of record of Navigant common stock as of the close of business on                     , 2006 are entitled to receive notice of, and to vote at, the special meeting. As of                     , 2006, there were                      shares of Navigant common stock outstanding.

The holders of a majority of the outstanding shares of Navigant common stock on                     , 2006, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Navigant common stock held in treasury by Navigant or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object at the beginning of the special meeting to the transaction of any business because the meeting is not lawfully called or convened. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established.

Required Vote

Navigant stockholders will have one vote for each share of Navigant common stock owned by them on the record date. Completion of the merger requires, among other conditions, the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Navigant common stock. In order for your shares of Navigant common stock to be included in the vote, you must return the enclosed proxy, or submit your proxy for your shares by telephone or through the Internet by following the instructions included with your proxy card, or you must vote in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions with the proxy statement. Your broker or nominee may provide proxy submission through the Internet or by telephone. Please contact your broker or nominee to determine how to vote.

Because the affirmative vote of the holders of a majority of the outstanding shares of Navigant common stock is needed to adopt the merger agreement, the failure to submit your proxy or vote in person will have the same effect as a vote against the adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the adoption of the merger agreement. Accordingly, the Navigant board of directors urges stockholders to sign and return the accompanying proxy card, or to submit a proxy by telephone or through the Internet by following the instructions included with your proxy card, or, in the event you hold your shares through a broker or other nominee, by following the separate voting instructions received from your broker or nominee.

Voting by Proxy; Revocability of Proxy

Each copy of this document mailed to Navigant stockholders is accompanied by a form of proxy and a self-addressed envelope.

If you are a registered stockholder (that is, if you hold your Navigant common stock in certificate form), you should either complete and return the proxy card accompanying this document, or submit a proxy by telephone or through the Internet by following the instructions included with your proxy card, in each case, to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

If you hold your shares through a broker or other nominee, you should follow the separate voting instructions, if any, provided by the broker or other nominee with the proxy statement. Your broker or nominee may provide proxy submission through the Internet or by telephone. Please contact your broker or nominee to determine how to vote.

You can revoke your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. You may revoke your proxy before the proxy is voted by:

•	filing written notice of revocation with our Secretary, which is dated a later date than the proxy;

•	submitting a duly executed proxy bearing a later date;

•	submitting a new proxy by telephone or through the Internet at a later time, but not later than on , 2006 or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

To submit a written notice of revocation or other communications about revoking your proxy, or to request a new proxy card, you should write to:

Navigant International

84 Inverness Circle East

Englewood, Colorado 80112

Attention: Secretary

If your shares of Navigant common stock are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by the telephone or the Internet. If you intend to change your vote by voting your shares in person at the special meeting, you must obtain a legal proxy from your broker or nominee.

All shares represented by valid proxies we receive through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you vote your shares of Navigant common stock through the telephone or the Internet, your shares will be voted at the special meeting as instructed.

If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted FOR adoption of the merger agreement and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting. The Navigant board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes in favor of the adoption of the merger agreement.

Stockholders should NOT send stock certificates with their proxy cards. If the merger is completed, stockholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Navigant common stock certificates.

Effect of Abstentions and Broker Non-Votes

Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to the adoption of the merger agreement. For purposes of determining adoption of the merger agreement, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

Shares Owned by Navigant Directors and Executive Officers

As of                     , 2006, the record date, the directors and executive officers of Navigant owned, in the aggregate,                      shares of Navigant common stock, or approximately         % of the outstanding shares of Navigant common stock.

Solicitation of Proxies

Navigant will pay for the costs associated with this solicitation. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, or telefax, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. Navigant may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our shares. Navigant will reimburse those organizations and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials. We have also retained Innisfree M&A Incorporated to aid in the solicitation of proxies for a fee of $10,000, plus out-of-pocket expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. A majority of the shares of Navigant common stock present in person or represented by proxy at the special meeting may adjourn the special meeting, whether or not a quorum is present. Any signed proxies received by Navigant will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Navigant stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed, provided that such revocation is in compliance with the instructions (including as to timing) set forth above in the section entitled “—Voting by Proxy; Revocability of Proxy” and the enclosed proxy.

ADOPTION OF THE MERGER AGREEMENT

Introduction

We are seeking adoption by our stockholders of the merger agreement, by and among Carlson Wagonlit B.V., Horizon Merger Corp. and Navigant International, Inc. In connection with the merger, Navigant stockholders will receive $16.50 in cash, without interest, per share of Navigant common stock outstanding immediately prior to the merger.

The Companies

Navigant International, Inc.

Denver-based Navigant International, Inc., doing business as TQ3Navigant, is a global provider of travel management solutions that add significant value by reducing costs, increasing management and control, and improving travel efficiency. The company currently employs approximately 5,200 associates and has operations in approximately 1,000 locations in 22 countries and U.S. territories. In this proxy statement, the terms “we,” “us,” “our” and “Navigant” mean Navigant International, Inc. and all subsidiaries included in our consolidated financial statements.

Navigant’s principal executive offices are located at 84 Inverness Circle East, Englewood, Colorado 80112, telephone: (303) 706-0800.

Carlson Wagonlit B.V.

Carlson Wagonlit is a world leader in business travel management. Carlson Wagonlit designs and implements superior travel management programs for clients based upon its recognized consulting expertise, strong purchasing power, technological strength, and consistent delivery of high-quality service. Carlson Wagonlit has operations in more than 150 countries and services 60 of the world’s 100 largest companies.

The mailing address of Carlson Wagonlit is 701 Carlson Parkway, Minneapolis, Minnesota 55459, telephone: (763) 212-1000.

Horizon Merger Corp.

Horizon is a Delaware corporation and a wholly owned subsidiary of Carlson Wagonlit. Horizon was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The mailing address of Horizon’s principal executive offices is c/o Carlson Wagonlit, 701 Carlson Parkway, Minneapolis, Minnesota 55459, telephone: (763) 212-1000.

Background of the Merger

Navigant’s board of directors and management have periodically evaluated Navigant’s long-term strategic alternatives and prospects for continued operations as an independent company. In connection with such evaluations, our board of directors has at various times considered a number of strategic alternatives to maximize stockholder value. In April 2004, Navigant retained The Blackstone Group, L.P. to act as Navigant’s financial advisor in connection with evaluating strategic options. From time to time since April 2004 through April 2006, Navigant management and representatives of Blackstone had preliminary discussions with several parties regarding various strategic alternatives, including a possible sale of Navigant.

In January 2005, Hubert Joly, President and Chief Executive Officer of Carlson Wagonlit, telephoned Edward S. Adams, Chairman of the board of directors and Chief Executive Officer of Navigant, and suggested that the two should meet. Mr. Joly and Mr. Adams subsequently met in San Diego on February 3, 2005. At this meeting, Mr. Joly indicated that Carlson Wagonlit would be interested in discussing a potential business combination with Navigant.

On March 11, 2005, Navigant announced that as a result of a review of its periodic Securities and Exchange Commission (“SEC”) filings by the staff of the SEC and subsequent discussions between Navigant and the staff of the SEC regarding Navigant’s allocation of the purchase price for certain of its business acquisitions, Navigant would not be able to timely file its Annual Report on Form 10-K for 2004. Navigant subsequently announced that it would restate certain items of its consolidated financial statements previously filed with the SEC for the years 2002 and 2003 and for each of the quarterly periods for 2003 and for the first three quarterly periods of 2004.

On March 31, 2005, Navigant entered into a confidentiality agreement with Carlson Wagonlit.

On April 29, 2005, Mr. Adams, Robert Griffith, Chief Operating Officer, Chief Financial Officer and Treasurer of Navigant, other senior management of Navigant and representatives of Blackstone met in San Francisco with Mr. Joly, Tim Hennessy, Chief Financial Officer of Carlson Wagonlit, and Peter Hawthorne, Vice President, Strategic Planning and Business Development of Carlson Companies, and representatives of JPMorgan, Carlson Wagonlit’s financial advisor, to discuss a possible strategic transaction between Navigant and Carlson Wagonlit.

Throughout the month of May 2005 and for the first three weeks of June 2005, members of senior management of Navigant and Carlson Wagonlit met to discuss Navigant’s business and Carlson Wagonlit and representatives of Carlson Wagonlit’s legal and financial advisors conducted preliminary business, financial and legal due diligence investigations of Navigant.

On June 10, 2005, Navigant announced that it was in default under its 4.875% convertible debentures due 2023 as a result of Navigant’s failure to timely file its Annual Report on Form 10-K for 2004 and its Quarterly Reports on Form 10-Q for the first two quarterly periods of 2005 and that it had begun to solicit the holders of the convertible debentures to consent to extend the time periods for Navigant to comply with certain reporting and certification requirements under the Indenture Agreement for the convertible debentures and to waive all existing defaults with respect to such provisions.

On June 24, 2005, Mr. Joly telephoned Mr. Adams to outline the key terms and conditions of a preliminary indication of interest that Carlson Wagonlit intended to submit to Navigant. Later that day, Carlson Wagonlit submitted to Blackstone a preliminary, non-binding written indication of interest to acquire all of the outstanding common stock of Navigant at a price of $17.00 to $18.50 per share in an all-cash transaction. This preliminary proposal was subject to various conditions, including satisfactory completion of Carlson Wagonlit’s due diligence, negotiation of definitive documentation, negotiation of key employee retention packages, and satisfactory resolution of issues relating to Navigant’s TQ3 Travel Solutions joint venture. Carlson Wagonlit also indicated that it would require a sixty day exclusivity period in order to continue its due diligence and proceed with the negotiation of definitive documentation.

Following discussions among Navigant’s senior management, members of the Navigant board of directors and Navigant’s financial advisor, representatives of Blackstone telephoned representatives of JPMorgan in late June 2005 and indicated that Navigant was not willing to grant exclusivity to Carlson Wagonlit or engage in more substantive discussions of potential terms unless and until Carlson Wagonlit presented a more definitive proposal, including a more definitive price and a draft of an acquisition agreement. Navigant and Carlson Wagonlit agreed that Carlson Wagonlit should continue its due diligence investigations of Navigant in order to allow Carlson Wagonlit to develop a more definitive proposal. From the beginning of July 2005 through the first week of August 2005, Carlson Wagonlit and its financial advisors met with Navigant and its financial advisors on several occasions to discuss Navigant’s business.

On July 5, 2005, TQ3 Travel Solutions Management Holding GmbH, an affiliate of TUI AG, disclosed in a filing with the SEC that it had acquired approximately 11.0% of the outstanding common stock of Navigant.

On July 8, 2005, the board of directors of Navigant met by teleconference call. At this meeting, the board was updated regarding the nature and status of the preliminary discussions with Carlson Wagonlit, discussed various strategic options facing Navigant, and considered a recommendation from Navigant’s management that Navigant adopt a stockholder rights plan.

On July 12, 2005, Navigant received a notice from NASDAQ informing Navigant that its common stock would be delisted from the NASDAQ National Market prior to the commencement of trading on July 13, 2005 as a result of Navigant’s failure to file in a timely manner its Annual Report on Form 10-K for 2004 and its Quarterly Report on Form 10-Q for the first quarterly period of 2005. That same day, Boron Securities N.V., an affiliate of BCD Holdings N.V., the parent company of WorldTravel BTI, disclosed in a filing with the SEC that Boron had acquired approximately 11.6% of the outstanding common stock of Navigant.

On July 13, 2005, Navigant’s common stock began trading over-the-counter on the “Pink Sheets.” On July 13, 2005, the closing price for Navigant’s common stock was $12.50, a decline of approximately 13% from the previous day’s closing price.

On July 18, 2005, the board of directors of Navigant met by teleconference call. At this meeting, the board considered further the adoption by Navigant of a stockholder rights plan. Following presentations by representatives of Navigant’s financial advisor and legal counsel, the board adopted a stockholder rights plan. At the time, Navigant’s board believed that Navigant’s stock price may have been affected by Navigant’s delays in filing its periodic reports with the SEC and the resulting delisting of Navigant’s common stock from the NASDAQ National Market. Navigant’s board also considered the recent SEC filings by Boron Securities and TQ3 Travel Solutions Management Holding disclosing that such parties had increased their respective ownership interests in Navigant. Accordingly, the Navigant board adopted the stockholder rights plan in order to prevent any potential acquiror from gaining control of Navigant without paying all Navigant stockholders a fair price for their shares.

On July 21, 2005, Navigant obtained consents from the holders of the requisite amount of Navigant’s outstanding convertible debentures to amend the Indenture for the convertible debentures to extend certain reporting requirements and to add a “make-whole” provision, which would entitle the holders of the debentures to obtain additional shares of Navigant common stock in connection with conversions of the debentures arising out of certain changes of control of Navigant. Under the terms of the make-whole provision, the consummation of the merger with Carlson Wagonlit will result in an increase in the conversion rate for the debentures. See “THE MERGER AGREEMENT—Effect on Convertible Debentures due 2023” beginning on page 45 of this proxy statement.

On July 22, 2005, the board of directors of Navigant held a regularly scheduled quarterly board meeting.

On August 6, 2005, Carlson Wagonlit submitted to Blackstone a revised, non-binding indication of interest to acquire all outstanding common stock of Navigant at a price of $17.50 per share in an all-cash transaction. This proposed price took into account the recently adopted “make-whole amendments” to the terms of the convertible debentures. This proposal also included conditions to entering into a merger agreement in addition to those outlined in Carlson Wagonlit’s June 24, 2005 indication of interest, including a condition that Carlson Wagonlit would not be prepared to enter into a merger agreement until Navigant had filed with the SEC its Annual Report on Form 10-K for 2004 and its Quarterly Reports on Form 10-Q for the first two quarterly periods of 2005. Carlson Wagonlit also expressed concern that following its acquisition of Navigant, Carlson Wagonlit might be subject to adverse provisions in Navigant’s TQ3 Travel Solutions joint venture with TQ3 Travel Solutions Management Holding GmbH. In addition, in order to induce Carlson Wagonlit to proceed with further discussions and continue incurring transaction costs, Carlson Wagonlit reiterated its request that Navigant agree to an exclusivity period with Carlson Wagonlit. Later that same day, Carlson Wagonlit’s legal counsel, Wachtell, Lipton, Rosen & Katz, submitted to Navigant’s legal counsel, Shearman & Sterling LLP, an initial draft of a merger agreement.

On August 10, 2005, Navigant’s board of directors met by teleconference call to consider the revised proposal from Carlson Wagonlit and the draft merger agreement from Carlson Wagonlit’s counsel. At this meeting, representatives of Shearman & Sterling reviewed with the Navigant board the board’s fiduciary duties under the laws of the State of Delaware. Representatives of Blackstone then reviewed with the board selected financial analyses of the indicative offer price and discussed key issues that would need to be addressed prior to Navigant and Carlson Wagonlit signing a definitive merger agreement. Following a discussion of these matters and of possible responses to Carlson Wagonlit, the board instructed Navigant’s management to confirm to Carlson Wagonlit that Navigant was interested in continuing discussions with Carlson Wagonlit regarding a possible acquisition, but was not prepared to grant Carlson Wagonlit exclusivity at that time.

On August 12, 2005, representatives of Blackstone telephoned representatives of JPMorgan to respond on behalf of Navigant to Carlson Wagonlit’s proposal of August 6, 2005. The Blackstone representatives indicated to the JPMorgan representatives that Navigant was not prepared to grant Carlson Wagonlit an exclusivity period unless Carlson Wagonlit increased the proposed offer price. JPMorgan later responded that Carlson Wagonlit was not prepared to increase the proposed offer price, but that Carlson Wagonlit would agree to continue the discussions and its ongoing due diligence investigations without an exclusivity agreement.

Thereafter, through the remainder of August, September and early October 2005, Carlson Wagonlit continued its due diligence investigations of Navigant. During this period, Carlson Wagonlit and Navigant and their financial and legal advisors also exchanged preliminary comments on a draft merger agreement. In addition, during this period, Carlson Wagonlit and Navigant and representatives of their respective financial and legal advisors engaged in several discussions regarding issues related to Navigant’s TQ3 Travel Solutions joint venture, including, among other things, the potential for Carlson Wagonlit to terminate the joint venture following an acquisition of Navigant. In early September 2005, representatives of Carlson Wagonlit and JPMorgan indicated to representatives of Navigant and Blackstone that Carlson Wagonlit was not prepared to enter into a definitive acquisition agreement with Navigant unless it was given an opportunity to discuss with TUI the conditions under which TUI would agree to terminate the TQ3 Travel Solutions joint venture in the event that Carlson Wagonlit acquired Navigant. Following discussions among Navigant’s senior management and its legal and financial advisors, Navigant agreed to permit Carlson Wagonlit to have limited discussions with TUI regarding the TQ3 Travel Solutions joint venture, subject to certain conditions and the execution of appropriate confidentiality agreements, which discussions occurred in early October 2005.

On October 7, 2005, Navigant filed its annual report on Form 10-K for 2004. In connection with this filing, Navigant restated certain items in its consolidated financial statements as of December 28, 2003 and for the years ended December 28, 2003 and December 29, 2002, and for each of the quarterly periods for 2003 and for the first three quarterly periods of 2004.

On October 20, 2005, Mr. Adams telephoned Mr. Joly and advised him that as a result of Carlson Wagonlit’s inability to move forward expeditiously with the negotiation of a proposed transaction, Navigant was suspending discussions with Carlson Wagonlit regarding a potential transaction until such time as Navigant was relisted on the NASDAQ National Market.

On November 2, 2005, a representative of TQ3 Travel Solutions Management Holding GmbH telephoned Mr. Adams to inform Mr. Adams that TUI was interested in dissolving the TQ3 Travel Solutions joint venture by the end of 2005 in order to enable TUI to sell its business travel division to a third party. Shortly thereafter, Navigant and TUI began negotiating the terms of a termination agreement between TUI and Navigant pursuant to which the TQ3 Travel Solutions joint venture would be terminated by the end of 2005.

On November 3, 2005, Navigant obtained waivers and amendments from its lenders regarding non-compliance with certain covenants under its credit facility with Bank of America and certain other lenders. On November 4, 2005, Navigant filed its Report on Form 10-Q for the first two quarterly periods of 2005. On November 9, 2005, Navigant filed its Report on Form 10-Q for the third quarterly period of 2005. As a result of these events, Navigant became current with its SEC periodic reporting obligations. Several days thereafter, Navigant applied to relist its common stock on the NASDAQ National Market.

On November 10, 2005, Mr. Adams telephoned Mr. Joly to advise Mr. Joly of the recent proposal that Navigant received from TUI regarding termination of the TQ3 joint venture and to advise Mr. Joly that Navigant had become current in its SEC filing obligations. As a result of these developments, Mr. Joly and Mr. Adams agreed to instruct their respective financial advisors to renew discussions with respect to a possible acquisition of Navigant by Carlson Wagonlit.

On November 14, 2005, representatives of Blackstone and JPMorgan spoke by telephone and identified the key issues that would need to be resolved by the parties prior to entering into a merger agreement, including Carlson Wagonlit’s remaining due diligence requests.

In late November 2005, Mr. Joly telephoned Mr. Adams. Mr. Joly and Mr. Adams agreed to meet in person in Denver, Colorado in early December to attempt to negotiate the terms of a possible transaction between the parties.

On December 6, 2005, Mr. Joly telephoned Mr. Adams to cancel the meetings that had been scheduled to occur between the parties later that week in Denver, Colorado. Mr. Joly indicated that as a result of recent changes in the senior management of one of its two shareholders, Accor S.A., a leading global hotels business, Carlson Wagonlit would not be able to obtain the approval of its shareholders for a transaction with Navigant. As a result, from mid-November 2005 through late January 2006, there were no meaningful discussions between the parties or their advisors regarding a potential acquisition of Navigant by Carlson Wagonlit.

On January 3, 2006, Navigant and TUI announced that they had agreed to terminate the TQ3 Travel Solutions joint venture effective immediately. At the same time, TUI announced that it had agreed to sell its business travel activities to BCD Holdings N.V. The transfer of TUI’s business travel activities to BCD Holdings did not affect TUI’s indirect 11.0% interest in Navigant, which TUI retained through an affiliated entity.

On January 16, 2006, Navigant’s common stock was relisted on the NASDAQ National Market.

On January 27, 2006, the board of directors of Navigant held a regularly scheduled quarterly board meeting, at which, among other things, Mr. Adams updated the board on Carlson Wagonlit’s termination of the previous discussions.

On January 30, 2006, Mr. Joly called Mr. Adams and suggested that the parties meet as soon as possible to restart discussions regarding a potential merger. The following day, Carlson Wagonlit submitted to Blackstone a revised, non-binding written indication of interest to acquire all of the outstanding common stock of Navigant at a price of $16.00 per share in an all-cash transaction. Carlson Wagonlit’s revised proposal also indicated that Carlson Wagonlit and its shareholders intended to finance the acquisition of Navigant as part of a leveraged recapitalization of Carlson Wagonlit, which would include a combination of bank debt and bonds, and that, as a result, Carlson Wagonlit’s obligation to consummate the merger would be subject to its ability to obtain the necessary debt financing. Each of Carlson Wagonlit’s previous written indications of interest had specifically stated that Carlson Wagonlit would not expect the definitive merger agreement to contain a financing condition.

On February 1, 2006, representatives of Blackstone and JPMorgan discussed by telephone Carlson Wagonlit’s revised proposal and the changes in circumstances that had prompted Carlson Wagonlit’s renewed interest. The representatives of JPMorgan explained that the proposed leveraged recapitalization of Carlson

Wagonlit would be necessary in order to allow Accor to divest its 50% interest in Carlson Wagonlit to Carlson Companies, Inc., the privately-held Minnesota based company which owns the other 50% interest in Carlson Wagonlit, and to a private equity firm. The representatives of JPMorgan also explained that Accor and Carlson Companies had authorized Carlson Wagonlit and its advisors to resume discussions with Navigant on the understanding that any acquisition of Navigant by Carlson Wagonlit would be subject to the prior closing of Accor’s divestiture of its interest in Carlson Wagonlit through the Carlson Wagonlit recapitalization.

Later that week, after discussions among Navigant’s senior management and its legal and financial advisors and following consultations with members of Navigant’s board of directors, representatives of Blackstone telephoned representatives of JPMorgan to inform them that Carlson Wagonlit’s proposed offer price and transaction conditions were not acceptable to Navigant and that Navigant was not willing to restart discussions regarding a potential merger on the proposed terms.

On March 7, 2006, following a telephonic conversation between Mr. Adams and Mr. Joly, Carlson Wagonlit submitted to Blackstone a revised, non-binding written indication of interest to acquire all of the outstanding common stock of Navigant at a price of $16.75 per share in an all-cash transaction. This indication of interest was accompanied by initial drafts of the commitment letters relating to the financings required by Carlson Wagonlit to consummate the proposed merger and the Carlson Wagonlit recapitalization.

On March 8, 2006, the Navigant board of directors met by teleconference call. At this meeting, the senior management of Navigant and representatives of Blackstone and Shearman & Sterling reviewed with the board the latest offer from Carlson Wagonlit. Following its consideration of the revised offer, the board authorized Navigant’s management to restart discussions with Carlson Wagonlit regarding a potential merger.

On March 17, 2006, Carlson Wagonlit and Navigant and their respective financial and legal advisors met in New York. At this meeting, the parties discussed the key terms of any potential transaction, including, among others, the nature and scope of the potential closing conditions, the circumstances under which each party would be permitted to terminate the merger agreement and the termination fees, if any, that would be payable by either party in such circumstances and the amounts thereof and the proposed timing for negotiation of the proposed leveraged recapitalization of Carlson Wagonlit and a potential acquisition of Navigant. Navigant indicated to Carlson Wagonlit that Navigant was not willing to proceed with a transaction conditioned upon the receipt of financing, completion of the proposed leveraged recapitalization of Carlson Wagonlit and other proposed conditions unless Carlson Wagonlit agreed to pay a termination fee to Navigant in the event that the merger agreement was terminated for selected reasons.

On March 20, 2006, Carlson Wagonlit submitted to Navigant a revised proposal to acquire Navigant, which proposal contemplated an offer price of $16.50 per share and that Carlson Wagonlit would agree to pay termination fees to Navigant in certain circumstances. Over the next few days, Mr. Adams and Mr. Joly and representatives of the financial advisors to Navigant and Carlson Wagonlit exchanged and discussed several proposals regarding key transaction terms, including transaction price, conditions to closing, and termination fees. After several such discussions, Mr. Adams and Mr. Joly agreed on March 28, 2006 that the latest terms discussed between Carlson Wagonlit and Navigant with respect to price, termination fees and closing conditions could form the basis for continued negotiations of a definitive merger agreement. Mr. Joly indicated that he would instruct Carlson Wagonlit’s counsel to provide a revised draft of the merger agreement to Navigant’s counsel. Carlson Wagonlit’s counsel provided a revised draft of the merger agreement to Navigant shortly thereafter.

On March 31, 2006, the Navigant board of directors met by teleconference call. At this meeting, a representative of Blackstone reviewed with the board the key changes in Carlson Wagonlit’s offer since the last meeting of the board on March 8, 2006, including the fact that the transaction would be subject to the consummation of the Carlson Wagonlit recapitalization. Representatives of Shearman & Sterling then reviewed with the board their fiduciary duties under the laws of the State of Delaware, certain regulatory processes to which the transaction would be subject and the key issues raised by Carlson Wagonlit’s counsel’s revised draft of the merger agreement. The board discussed all of these issues and instructed management and its advisors to continue negotiations with Carlson Wagonlit.

On April 4, 2006, following consultations with Navigant’s board of directors, executive management and Navigant’s financial advisor, Navigant’s counsel provided a revised draft of the merger agreement to Carlson Wagonlit’s counsel.

On April 6, 2006, Mr. Adams, Mr. Griffith and other members of senior management of Navigant met with Mr. Joly and Jack O’Neill, Chief Operating Officer, North America, David Moran, Vice President, Global Human Resources, and Nick Denicola, Vice President, Human Resources, North America, of Carlson Wagonlit in Denver, Colorado to continue Carlson Wagonlit’s due diligence investigations and to discuss potential integration planning. These meetings continued on April 7, 2006, without the participation of Mr. Adams and Mr. Joly.

On April 7, 2006, Carlson Wagonlit’s legal counsel distributed a revised draft of the merger agreement to Navigant’s counsel. Later that day, JPMorgan distributed to Blackstone drafts of the commitment letters that Carlson Wagonlit was negotiating with its lenders with respect to the debt financing required for the merger and the Carlson Wagonlit recapitalization. Over the next ten days, the parties and their respective legal and financial advisors negotiated the draft merger agreement and the terms and conditions of the commitment letters for the proposed merger and for the Carlson Wagonlit recapitalization. During this period, the parties and their advisors participated in conference calls regarding the terms of the draft merger agreement and the commitment letters and exchanged by e-mail drafts of these agreements.

On April 18, 2006, the Navigant board of directors met by teleconference call. At this meeting, a representative of Blackstone updated the board on recent discussions between Navigant and Carlson Wagonlit and their respective advisors, including discussions relating to Carlson Wagonlit’s proposed financing for the merger and the Carlson Wagonlit recapitalization and the terms and conditions of the Carlson Wagonlit recapitalization. A representative of Shearman & Sterling then reviewed with the board the draft merger agreement distributed by Carlson Wagonlit’s counsel on April 14, 2006. The board discussed at length Carlson Wagonlit’s current proposal, including, in particular, potential issues relating to the proposed financing for the Carlson Wagonlit recapitalization and the merger. Following these discussions, the board instructed management to continue negotiations with Carlson Wagonlit. Over the next several days, Mr. Adams and Mr. Joly and the respective financial and legal advisors to Navigant and Carlson Wagonlit spoke on several occasions to negotiate the terms and conditions of the draft merger agreement and the related financing commitment letters.

On April 23, 2006, the Navigant board of directors met by teleconference call. At this meeting, Mr. Adams updated the board on his recent conversations with Mr. Joly. Representatives of Navigant’s financial and legal advisors reviewed with the board developments since the previous board meeting and the remaining open issues related to the merger, the Carlson Wagonlit recapitalization and the proposed financing. Following a lengthy discussion of these and other issues, the board instructed management to continue negotiations with Carlson Wagonlit.

On April 25, 2006, the Navigant board of directors met by teleconference call. At this meeting, Mr. Adams and representatives of Navigant’s financial and legal advisors updated the board on developments since the previous board meeting and reviewed the remaining open issues. The board then discussed at length the terms and conditions of the proposed merger. Following these discussions, the board instructed management to continue negotiations with respect to the remaining open issues.

On April 26, 2006, the parties and their respective financial and legal advisors participated in numerous telephone calls regarding the final terms of the merger agreement and the commitment letters. Later in the day, following the close of regular trading on the NASDAQ National Market, the Navigant board of directors held a meeting. At this meeting, a representative of Blackstone reviewed with the board the financial analyses performed by Blackstone and rendered the oral opinion of Blackstone, subsequently confirmed in writing, that, as of such date, the consideration to be paid to the holders of Navigant common stock in the merger was fair to such holders from a financial point of view. Following a discussion of the proposed merger, the Navigant board approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and related matters, with all four directors who were present voting in favor (two directors, D. Craig Young and David W. Wiederecht, were unable to participate in this meeting due to conflicting travel schedules). Thereafter, Navigant and Carlson Wagonlit executed the merger agreement and Navigant executed an amendment to the Navigant stockholder rights plan.

Early on the morning of April 27, 2006, Navigant and Carlson Wagonlit announced the merger. In addition, Carlson Wagonlit, One Equity Partners and Accor announced the Carlson Wagonlit recapitalization that same morning.

Navigant’s Reasons for the Merger

At its meeting on April 26, 2006, the Navigant board of directors determined that the merger agreement is advisable, fair to, and in the best interests of Navigant and its stockholders and approved the merger agreement. Accordingly, the Navigant board unanimously recommends that Navigant stockholders vote FOR adoption of the merger agreement at the special meeting and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

In reaching its decision to approve the merger agreement and to recommend that Navigant stockholders vote to adopt the merger agreement, the Navigant board considered a number of factors, including the following material factors:

•	the Navigant board’s familiarity with, and the views of Navigant’s management and financial advisor regarding, the business, operations, financial condition, business strategy, and prospects of Navigant (as well as the risks involved in achieving those prospects), the nature of the corporate travel management services industry in which Navigant competes, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•	the consolidating, but still fragmented, market for corporate travel management services, and Navigant’s competitive position within the industry (taking into account, among other things, the termination on January 3, 2006, of Navigant’s TQ3 Travel Solutions joint venture with TQ3 Travel solutions Management Holding GmbH);

•	the potential stockholder value that could be expected to be generated from the various strategic alternatives potentially available to Navigant, including the alternative of remaining independent, as well as the risks and uncertainties associated with those alternatives, including the risks associated with delaying a transaction with Carlson Wagonlit until after the consummation of the Carlson Wagonlit recapitalization;

•	the financial analyses performed by The Blackstone Group, L.P. and its opinion that, as of April 26, 2006, the consideration to be paid to the holders of Navigant common stock in the merger was fair to such holders from a financial point of view (see “—Opinion of The Blackstone Group, L.P.”);

•	the current and historical market prices of Navigant common stock relative to those of other industry participants and general market indices, and the fact that the $16.50 per share in merger consideration represents a 25.0% premium over the closing price of Navigant common stock on the last trading day prior to the public announcement of the merger agreement, a 36.8% premium over Navigant’s average share price for the one month prior to April 13, 2006, and a 42.4% premium over Navigant’s average share price for the three months prior to April 13, 2006;

•	the fact that the merger consideration is all cash, which would provide Navigant’s stockholders certainty of value for their shares;

•	the terms and conditions of the proposed merger agreement (see the section entitled “THE MERGER AGREEMENT” beginning on page 44 of this proxy statement), including:

•	the representations and warranties of the parties;

•	the closing conditions;

•	the covenants of Carlson Wagonlit to use its reasonable best efforts to obtain the required financing (see “—Merger Financings”);

•	the covenants of the parties to use their reasonable best efforts to obtain any required governmental and regulatory approvals, and the assessment of the management and board of directors of Navigant as to the risks associated with the merger being approved by the appropriate regulatory authorities (see “—Governmental and Regulatory Approvals”);

•	the terms of the merger agreement that provide that under certain circumstances, Navigant can furnish information to and conduct negotiations with a third party, terminate the merger agreement, and enter into an agreement relating to a superior proposal; and

•	the terms of the merger agreement that provide that under certain circumstances, including if the transactions contemplated by the Carlson Wagonlit recapitalization agreement are not consummated or if the merger is not consummated because Carlson Wagonlit and Navigant are unable to obtain all required regulatory approvals Carlson Wagonlit would be required to pay a $15 million reverse termination fee to Navigant if the merger agreement were terminated;

•	the assessment of the management and board of directors of Navigant as to other strategic options that could potentially be available to Navigant and risks associated with pursuing other strategic options; and

•	the availability of appraisal rights to holders of Navigant’s common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “—Appraisal Rights” and Annex C).

The Navigant board of directors also considered potential risks relating to the merger, including the following material risks and factors:

•	the fact that the all cash price would not allow Navigant’s stockholders to participate in any future growth of the combined entity and would be taxable to Navigant’s stockholders for U.S. federal income tax purposes;

•	the possibility that Carlson Wagonlit is not able to obtain the required financing;

•	the possibility that the transactions contemplated by the Carlson Wagonlit recapitalization agreement may not be consummated in a timely manner or at all;

•	the possibility that an antitrust authority may seek to impose conditions on or enjoin or otherwise prevent or delay the merger;

•	the risks and costs to Navigant if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on existing and new customer relationships;

•	the interests of Navigant’s officers and directors in the merger described under “—Interests of Certain Persons in the Merger;”

•	the restrictions on the conduct of Navigant’s business prior to the consummation of the merger, requiring Navigant to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Navigant from undertaking business opportunities that may arise pending completion of the merger; and

•	the possibility that the $15 million termination fee payable by Navigant to Carlson Wagonlit under specified circumstances may discourage a competing proposal to acquire Navigant.

The foregoing discussion addresses the material information and factors considered by the Navigant board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, the Navigant board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the Navigant board may have given different weights to different factors. The Navigant board of directors approved and unanimously recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Navigant Board of Directors

After careful consideration, Navigant’s board of directors:

•	by unanimous vote of those present at the meeting of the board of directors called for that purpose on April 26, 2006, determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of Navigant and its stockholders;

•	by unanimous vote of those present at the meeting of the board of directors called for that purpose on April 26, 2006, approved the merger agreement; and

•	unanimously recommends that Navigant’s stockholders vote FOR the adoption of the merger agreement.

Opinion of The Blackstone Group

Pursuant to an engagement letter dated April 13, 2004, as amended, Navigant retained Blackstone to act as its financial advisor in connection with a possible transaction involving Navigant. As part of that engagement, Navigant requested that Blackstone evaluate the fairness, from a financial point of view, to Navigant’s stockholders of the consideration to be paid to such holders in the merger.

On April 26, 2006, at a meeting of Navigant’s board of directors held to consider the merger, Blackstone orally rendered its opinion to Navigant’s board of directors that, as of April 26, 2006 and based upon and subject to the factors and assumptions described in the meeting, the $16.50 in cash per share of common stock to be received by the holders of Navigant common stock pursuant to the merger agreement was fair to such holders from a financial point of view. The opinion of Blackstone to this effect was confirmed in writing on April 26, 2006.

The full text of Blackstone’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Blackstone in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein. Navigant’s stockholders are urged to, and should, carefully read the opinion in its entirety. The opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by the holders of Navigant’s common stock in the merger. The opinion was addressed to Navigant’s board of directors and was not intended to be, and does not constitute, a recommendation as to how any stockholder should vote or act on any matter relating to the merger. The summary of the opinion of Blackstone set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Blackstone, among other things:

•	reviewed the financial terms of the April 26, 2006 draft of the merger agreement;

•	reviewed certain publicly available financial, business and operating information related to Navigant that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal financial, business and operating information related to Navigant that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal financial analyses, estimates and forecasts related to Navigant prepared and furnished to Blackstone by the management of Navigant;

•	reviewed the budget for Navigant for the year ending December 31, 2006 furnished to Blackstone by the management of Navigant;

•	reviewed the historical market prices and trading activity for Navigant’s common stock;

•	compared certain financial information for Navigant with similar information for certain other offline travel management companies, the securities of which are publicly traded where applicable;

•	reviewed the financial terms of recent business combinations in the offline travel management industry;

•	performed a discounted cash flow analysis on the financial projections of Navigant;

•	held discussions with members of the management of Navigant concerning the financial condition, operating and regulatory environment, business, prospects and strategic objectives of Navigant;

•	reviewed the audited financial statements of Navigant for the fiscal years ended December 28, 2003, December 26, 2004 and December 25, 2005; and

•	performed such other studies and analyses, and took into account such other matters, as Blackstone deemed appropriate.

In giving its opinion, Blackstone relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available, that was supplied or otherwise made available to Blackstone by Navigant or was otherwise reviewed by Blackstone. Blackstone assumed that the financial and other projections prepared by Navigant and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared and represent Navigant management’s reasonable estimates as of the date of their preparation. Blackstone assumed no responsibility for and expressed no opinion as to such forecasts or projections or the assumptions on which they were based. Blackstone further relied upon the assurances of the management of Navigant that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

Blackstone also relied upon representations by Carlson Wagonlit in the merger agreement regarding the financing commitments obtained by Carlson Wagonlit to finance the merger and the terms and conditions of the agreements and arrangements related to the proposed Carlson Wagonlit recapitalization. Blackstone did not conduct a physical inspection of the properties and facilities of Navigant; make an independent evaluation or appraisal of the assets and liabilities of Navigant; or independently review or confirm the fairness of the conversion ratio (including the make-whole premium) under Navigant’s convertible subordinated debentures, and Blackstone expressed no opinion as to any of the foregoing.

Blackstone’s opinion did not address the relative merits of the merger as compared to any other business plan or opportunity that might be available to Navigant or the effect of any other arrangement in which Navigant might engage, except that Blackstone was aware of discussions that Navigant had over the last two years with other potential transaction partners. Blackstone assumed that the merger and the other transactions contemplated by the merger agreement will be consummated on substantially the same terms as are set forth in the merger agreement.

Blackstone’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Blackstone, as of the date of its opinion. Furthermore, Blackstone expressed no opinion as to the prices or trading ranges at which Navigant common stock will trade at any time. Blackstone assumed, with the permission of Navigant management, that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions or requirements will be imposed that will have an adverse effect on the contemplated benefits of the merger. The Blackstone opinion does not constitute a recommendation to any Navigant stockholder as to how such stockholder should vote or act with respect to the merger or any other matter, and should not be relied upon by any Navigant stockholder as such. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

The following is a summary of the material financial analyses performed by Blackstone in connection with the preparation of its fairness opinion. This summary does not purport to be a complete description of the analyses performed by Blackstone or of its presentation to Navigant’s board of directors on April 26, 2006.

This summary includes information presented in tabular format, which tables must be read together with the corresponding text, and considered as a whole, in order to fully understand the financial analyses presented by Blackstone. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of these analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Blackstone or Navigant’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 21, 2006, and is not necessarily indicative of current or future market conditions.

Historical Stock Price Analysis

Blackstone reviewed and analyzed recent and historical market prices and trading volumes for Navigant common stock from October 15, 2004 through April 21, 2006, and compared the proposed merger consideration of $16.50 per share of Navigant common stock to the closing trading prices of Navigant common stock on the dates and for the time periods referenced in the table below:

Date / Time Period	Closing Price per Navigant Share	Premium Represented by Merger Consideration of $16.50 per Navigant Share
April 21, 2006	$13.49	22.3%
April 13, 2006 (1)	$12.22	35.0%
3 Month Mean (2)(3)	$11.59	42.4%
1 Year Mean (3)	$12.20	35.3%
Since October 15, 2004 (3)	$12.22	35.0%

(1)	Reflects Navigant’s price per share of common stock of $12.22 on April 13, 2006, which is the date prior to a marked increase in trading activity of Navigant’s common stock.
(2)	Approximate time since Navigant’s relisting on the NASDAQ National Market on January 13, 2006.
(3)	Excludes data subsequent to April 13, 2006.

Blackstone observed that the trading range since October 15, 2004 of the common stock was between $10.53 and $15.73 per share and noted that the proposed merger consideration of $16.50 per share of Navigant common stock was at all times above the trading range that resulted from the historical stock price analysis.

Selected Comparable Companies Analysis

Blackstone reviewed and compared specific financial and operating data relating to Navigant with selected companies that Blackstone deemed most comparable to Navigant based on their product focus and markets served. Blackstone included Cendant Corp., Sabre Holdings Corp. and Flight Centre Ltd. in its review of comparable companies.

Blackstone selected these comparable companies because their businesses and operating profiles are reasonably similar to those of Navigant. However, because of the inherent differences in size, margins and business composition between Navigant and the selected comparable companies, no comparable company is identical to Navigant. Therefore, Blackstone believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis. Accordingly, Blackstone also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Navigant and the companies included in the comparable companies analysis to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, degree of operational risk, daily common stock trading volume, ownership makeup and equity research coverage breadth between Navigant and the companies included in the comparable companies analysis.

For each comparable company, as indicated in the table below, Blackstone calculated multiples of total enterprise value to earnings before interest, taxes, depreciation, and amortization, referred to as EBITDA, based upon actual results for the fiscal year ended December 31, 2005 and estimates for the fiscal year ending December 31, 2006. For purposes of this section, “enterprise value” means market capitalization plus net debt, which includes interest-bearing debt, preferred stock, minority interests, and earn-out obligations, if any, less cash and cash equivalents and unconsolidated equity investments, if any. In addition, for each comparable company, Blackstone calculated multiples of price per share of common stock to earnings per share of common stock for the fiscal year ended December 31, 2005 and to estimates of earnings per share of common stock for the fiscal year ending December 31, 2006. Blackstone then derived the following mean and median multiples from these results:

	Total Enterprise Value as a Multiple of EBITDA		Price as a Multiple of EPS
	2005A	2006E	2005A	2006E
Mean	7.2x	6.2x	16.8x	13.1x
Median	7.9x	7.1x	15.2x	13.0x

As indicated in the table below, Blackstone then applied each of the mean and median multiples derived above to Navigant’s actual and projected EBITDA and actual and projected earnings per share of common stock for the fiscal year ended December 25, 2005 and the fiscal year ending December 31, 2006, respectively, in order to calculate the total enterprise value of Navigant for each case. Blackstone next calculated, on a case-by-case basis, the implied equity value (total enterprise value less net debt) of Navigant by subtracting the net debt from the implied total enterprise value. Blackstone then divided the implied equity value of Navigant by the common shares outstanding (plus options after treasury method repurchases and conversion of $72 million of Navigant’s convertible subordinated debentures, excluding the make-whole premium) in order to obtain Navigant’s implied equity value per share of common stock. All of these calculations were performed and based on management’s projections for Navigant and utilized closing share prices of the comparable companies as of April 21, 2006. The forecasted financial information used by Blackstone for the comparable public companies in the selected comparable companies analysis was based on publicly available financial projections from brokerage analyst equity research reports and mean consensus forward estimates provided by the Institutional Brokers Estimate System.

Valuation Benchmark	Multiple	EBITDA / EPS of Navigant	Implied Value per Navigant Share
EBITDA:
2005A Mean	7.2x	$59.3 million	$14.03
2005A Median	7.9x	$59.3 million	$15.88
2006E Mean	6.2x	$63.1 million	$12.42
2006E Median	7.1x	$63.1 million	$14.96

Price to Earnings:
2005A Mean	16.8x	$0.93	$15.62
2005A Median	15.2x	$0.93	$14.14
2006E Mean	13.1x	$1.00	$13.10
2006E Median	13.0x	$1.00	$13.00

This analysis, after excluding the high and low values within the valuation range to protect against outliers, resulted in a range of implied per share equity values of Navigant’s common stock of $13.00 to $15.62.

Blackstone noted that the proposed merger consideration of $16.50 per share of Navigant common stock was above the range of the implied per share equity values of $13.00 to $15.62 that resulted from the selected comparable companies analysis.

Selected Precedent Transactions Analysis

Blackstone reviewed acquisitions of companies that Blackstone, based on its experience, deemed relevant to arriving at its opinion. Blackstone chose the transactions used in its precedent transactions analysis based on the similarity of the target companies in the selected transactions to Navigant with respect to industry, margins and other relevant characteristics of their businesses. All of these transactions involved large-scale, travel companies. The transactions reviewed and analyzed by Blackstone included the transactions set forth in the table below:

Announcement Date	Target	Acquirer
12/19/05	Pegasus Solutions	Prides Capital Partners
1/12/05	Amadeus Global Travel Distribution	WAM Acquisition
3/3/03	Worldspan Technologies	Travel Transaction Processing
6/18/01	Galileo International	Cendant
5/10/00	Hogg Robinson	Farnborough Ltd.

It should be noted that none of the companies listed above is identical to Navigant as a whole or its businesses individually, and that none of the transactions considered was identical to the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

For each precedent transaction, Blackstone calculated multiples of total enterprise value to EBITDA for each target company, based upon EBITDA results for each target company for the 12 months prior to the announcement date for each such transaction. Blackstone then derived the low, mean, median and high multiples from these results as indicated in the table below, and applied each of these multiples to Navigant’s actual EBITDA for the fiscal year ended December 25, 2005 in order to calculate Navigant’s implied total enterprise value. Blackstone then calculated the implied equity value of Navigant by subtracting the net debt from the implied total enterprise value. The precedent transactions analysis was conducted both including the Worldspan transaction and excluding the Worldspan transaction to take into consideration, among other things, the fact that the Worldspan transaction was consummated under unusual financial circumstances in that Worldspan was perceived to be owned by one or more financially distressed parties that were at the time believed to be in need of liquidity. Blackstone then divided the implied equity value of Navigant by the common shares outstanding

(plus options after treasury method repurchases and conversion of $72 million of Navigant’s convertible subordinated debentures, including the make-whole premium) in order to obtain Navigant’s implied equity value per share of common stock. All of these calculations were performed and based on Navigant management projections for Navigant and utilized closing share prices of the comparable companies as of April 21, 2006.

Last 12 Months’ (LTM) EBITDA of Target Companies in Precedent Transactions	Multiple of Total Enterprise Value to LTM EBITDA in Precedent Transactions	Navigant 2005 EBITDA	Implied Value per Navigant Share
Including Worldspan:
LTM Low	4.3x	$59.3 million	$5.91
LTM Mean	6.7x	$59.3 million	$12.58
LTM Median	7.1x	$59.3 million	$13.12
LTM High	8.1x	$59.3 million	$15.80

Excluding Worldspan:
LTM Low	6.2x	$59.3 million	$11.49
LTM Mean	7.2x	$59.3 million	$13.44
LTM Median	7.3x	$59.3 million	$13.56
LTM High	8.1x	$59.3 million	$15.80

This analysis, after excluding the high and low values within the valuation range to protect against outliers, resulted in a range of implied per share equity values of Navigant’s common stock of $11.49 to $15.80.

Blackstone noted that the proposed merger consideration of $16.50 per share of common stock was above the range of the implied per share equity values of $11.49 to $15.80 that resulted from the precedent transactions analysis.

Discounted Cash Flow Analysis

As part of its analysis, and in order to determine a range for the implied per share equity value of Navigant’s common stock, Blackstone performed a three year discounted cash flow analysis of Navigant based on the projected financial information of Navigant provided by Navigant’s management for fiscal years 2006 to 2008.

To estimate the terminal value of Navigant at the end of the forecast period, Blackstone applied terminal EBITDA multiples of 6.0x, 6.5x and 7.0x to Navigant’s projected EBITDA for fiscal year 2008. This EBITDA multiple range was based on Blackstone’s analysis of last twelve month EBITDA multiples for Navigant and certain comparable companies. Blackstone discounted the aggregated unlevered free cash flows projected for the fiscal years 2006 through 2008 and the estimated terminal value at the end of fiscal year 2008 to a present value at after-tax discount rates ranging from 12.0% to 13.0%. This range of discount rates was based on an analysis of Navigant’s weighted average cost of capital. Blackstone calculated a range of implied total enterprise values for Navigant by adding the present values of the unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario. Blackstone then calculated the implied equity value of Navigant by subtracting the net debt from the implied total enterprise value and dividing the implied equity value of Navigant by the common shares outstanding (plus options after treasury method repurchases and conversion of $72 million of Navigant’s convertible subordinated debentures, excluding the make-whole premium) in order to obtain Navigant’s implied equity value per share of common stock, as set forth in the table below.

Terminal EBITDA Multiple	Implied Value per Navigant Share Based on Discount Rates of:
	12.0%	12.5%	13.0%
6.0x	$13.43	$13.20	$12.98
6.5x	$14.66	$14.41	$14.17
7.0x	$15.87	$15.61	$15.36

This analysis, after excluding the high and low values within the valuation range to protect against outliers, resulted in an implied per share equity value of Navigant’s common stock of $13.20 to $15.61.

Blackstone noted that the proposed merger consideration of $16.50 per share of Navigant common stock was above the range of the implied per share equity values of $13.20 to $15.61 that resulted from the discounted cash flow analysis.

Premiums Paid Analysis

Blackstone examined the premiums paid for a group of 369 U.S. public company control transactions with transaction values between $100 million and $1 billion during the time period between 2002 and 2005.

For each year from 2002 through and including 2005, Blackstone derived a premiums paid percentage based on the closing stock price for each target in the selected group one month and one day prior to the announcement of the transaction. The range of median premiums paid for the selected group using the above parameters for the fiscal years 2002 through and including 2005 was between 22% and 34%.

Blackstone noted that the premium represented by the merger consideration of $16.50 per share of common stock over Navigant’s share price of $12.22 on April 13, 2006 (which is the date prior to a marked increase in trading activity of Navigant’s common stock) was 35%, and compared this premium to the median premium range that resulted from the premiums paid analysis.

Consensus Wall Street Research Price Target Analysis

In reviewing current Wall Street research estimates for Navigant, Blackstone observed that three firms providing equity research coverage of Navigant as of February 10, 2006 and March 13, 2006 reported stock price targets per share of common stock for the fiscal years ending 2006 and 2007 which averaged $14.33.

Blackstone compared the average price target of $14.33 per share of Navigant’s common stock which resulted from the consensus Wall Street research price target analysis to the merger consideration of $16.50 per share of common stock.

Miscellaneous

The foregoing summary of material financial analyses does not purport to be a complete description of the analyses or data presented by Blackstone. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Blackstone believes that the foregoing summary set forth above and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Blackstone’s fairness determination. Rather, Blackstone considered the totality of the factors and analyses performed in arriving at its opinion. Blackstone based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Blackstone based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Blackstone are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Blackstone analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

None of the public companies used in the selected comparable companies analysis described above are identical to Navigant, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Navigant and the public trading values of the companies and precedent transactions to which they were compared.

Blackstone is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes. Navigant selected Blackstone to act as its financial advisor to Navigant’s board of directors in connection with the proposed merger on the basis of Blackstone’s international reputation.

Pursuant to its engagement letter, Blackstone has acted as financial advisor to Navigant with respect to the proposed merger, and agreed to render an opinion to Navigant as to the fairness, from a financial point of view, of the consideration to be paid to holders of Navigant’s common stock. In accordance with its engagement letter, Blackstone received a fee of $100,000 upon execution of the engagement letter and accrued a fee of $750,000 upon the execution of the merger agreement. Upon consummation of the merger, Blackstone will receive an additional fee equal to 1.0% of the merger consideration (as defined in the engagement letter), against which the foregoing fees will be credited. Navigant has also agreed to reimburse Blackstone for out-of-pocket expenses incurred in connection with Blackstone’s services. In addition, as part of the engagement of Blackstone, Navigant has agreed to indemnify Blackstone and related persons against certain liabilities that arise out of the engagement of Blackstone, and to reimburse Blackstone for its reasonable expenses.

Blackstone’s analyses were prepared solely as part of Blackstone’s analysis of the fairness of the merger consideration and were provided to Navigant’s board of directors in that connection. The opinion of Blackstone was only one of the factors taken into consideration by Navigant’s board of directors in making its determination to approve the merger agreement and the merger.

In the ordinary course of Blackstone’s businesses, Blackstone and its affiliates may actively trade the debt and equity securities of Navigant or Carlson Wagonlit or any of their affiliates for Blackstone’s own account or for the accounts of customers and, accordingly, Blackstone may at any time hold long or short positions in such securities.

Carlson Wagonlit Recapitalization

Before the merger can be completed, Carlson Wagonlit must first complete its proposed recapitalization. Currently, Carlson Wagonlit is a joint venture between Accor S.A., a publicly listed French company with a global hotel business, and Carlson Companies, Inc., a privately held Minnesota company with global hotel, restaurant and travel businesses. On April 26, 2006, Accor agreed to sell its interest in Carlson Wagonlit to a newly formed entity (“OEP Holdco”) created by One Equity Partners II, L.P. (“One Equity Partners”), a private equity affiliate of JPMorgan Chase & Co., pursuant to the terms of a transaction agreement among these and other related parties, including Carlson Companies. In this proxy statement, we refer to this transaction agreement as the “Carlson Wagonlit recapitalization agreement” and to the transactions contemplated by the Carlson Wagonlit recapitalization agreement as the “Carlson Wagonlit recapitalization.” Navigant is not a party to the Carlson Wagonlit recapitalization agreement.

Upon completion of the Carlson Wagonlit recapitalization but without giving effect to any equity that may be purchased by the management of Carlson Wagonlit, the interest of Carlson Companies in Carlson Wagonlit will increase to 55% and OEP Holdco will acquire a 45% interest in Carlson Wagonlit. Under the terms of the merger agreement, we cannot complete our merger until the Carlson Wagonlit recapitalization has closed. See “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 51 of this proxy statement. Carlson Wagonlit has informed us that it currently expects that the Carlson Wagonlit recapitalization will close during the third calendar quarter of 2006.

The obligations of each of Carlson Companies, OEP Holdco and Accor to consummate the Carlson Wagonlit recapitalization are subject to various conditions, including:

•	the representations and warranties of the other parties to the Carlson Wagonlit recapitalization agreement must be true and correct on the closing date of the Carlson Wagonlit recapitalization, with only such exceptions as would not have a material adverse effect on Carlson Wagonlit’s business or, in some cases, in all material respects;

•	each of the other parties to the Carlson Wagonlit recapitalization agreement must perform and comply in all material respects with all of its covenants contained in the Carlson Wagonlit recapitalization agreement on or before the closing of the Carlson Wagonlit recapitalization;

•	there must not be any governmental order, injunction, or any judgment or ruling that prohibits the transactions contemplated by the Carlson Wagonlit recapitalization agreement;

•	the requisite waiting period, if any, under the HSR Act must have expired or terminated;

•	all approvals required prior to the closing of the Carlson Wagonlit recapitalization under applicable foreign antitrust laws must be obtained;

•	required financing must be available to Carlson Wagonlit on terms and conditions not less favorable to Carlson Wagonlit than those terms and conditions specifically set forth in the Recapitalization Commitment Letter; and

•	pre-closing corporate reorganization transactions must be completed by Carlson Wagonlit.

Each of the parties to the Carlson Wagonlit recapitalization agreement has agreed, among other things, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective as promptly as practicable the transactions contemplated by the Carlson Wagonlit recapitalization agreement.

The Carlson Wagonlit recapitalization agreement can be terminated at any time prior to the closing of the transactions contemplated by the agreement:

•	by mutual written consent of Accor, Carlson Companies and OEP Holdco;

•	by any of Accor, Carlson Companies or OEP Holdco if any governmental authority issues a final, non-appealable order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Carlson Wagonlit recapitalization agreement or if any of the conditions to such party’s obligations under the Carlson Wagonlit recapitalization agreement become incapable of being satisfied; or

•	by either Accor, Carlson Companies or OEP Holdco if the closing of the Carlson Wagonlit recapitalization does not occur by September 30, 2006.

The merger agreement can be terminated in certain circumstances if the Carlson Wagonlit recapitalization agreement is terminated. Carlson Wagonlit will be required to pay a termination fee to Navigant in the event that the merger agreement is terminated in such circumstances. See “THE MERGER AGREEMENT—Termination” beginning on page 52 of this proxy statement.

Recapitalization Financing

Carlson Wagonlit has advised Navigant that the estimated total amount of funds necessary to consummate the Carlson Wagonlit recapitalization will be approximately $754.3 million. Carlson Wagonlit anticipates that these funds will be obtained from debt and equity financings as described below, together with available cash, cash equivalents and marketable securities of Carlson Wagonlit.

Recapitalization Debt Financing

Carlson Wagonlit has received a commitment letter (the “Recapitalization Debt Commitment Letter”) from J.P. Morgan plc, Lehman Brothers International (Europe) and Morgan Stanley Senior Funding, Inc. (the “Mandated Lead Arrangers”), pursuant to which the Mandated Lead Arrangers have committed, subject to the conditions discussed below, to provide to Carlson Wagonlit a $325.0 million senior term facility, a $200.0 million revolving facility and a mezzanine bridge facility in euros in the amount equivalent to $165.0 million. In this proxy statement, we refer to the senior term facility and the senior revolving facility discussed above as the “Recapitalization Senior Facilities” and to the mezzanine bridge facility discussed above as the “Recapitalization Mezzanine Bridge Facility.” We also refer to these facilities jointly as the “Recapitalization Credit Facilities.”

Carlson Wagonlit represented to Navigant in the merger agreement that, as of the date of the merger agreement, the Recapitalization Debt Commitment Letter is in full force and effect, all commitment and other fees required to be paid by Carlson Wagonlit under the commitment letter have been paid and, to the knowledge of Carlson Wagonlit, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach under the commitment letter by Carlson Wagonlit or, to the knowledge of Carlson Wagonlit, any other party to the commitment letter. Carlson Wagonlit also represented to Navigant in the merger agreement that, assuming the accuracy of the representations and warranties of Navigant in the merger agreement, there were no facts or circumstances that would reasonably be expected to prevent the conditions described in the commitment letter from being satisfied.

The Recapitalization Senior Facilities will bear interest either at LIBOR or EURIBOR, as applicable, plus an applicable margin. The Recapitalization Mezzanine Bridge Facility will bear interest at EURIBOR plus an applicable margin. The Recapitalization Senior Facilities will be secured by a first ranking fixed and floating security over all or substantially all of the assets of Carlson Wagonlit and direct and indirect subsidiaries of Carlson Wagonlit. The Recapitalization Credit Facilities will also be guaranteed by certain subsidiaries of Carlson Wagonlit. The Recapitalization Mezzanine Bridge Facility will be guaranteed and secured on a subordinated basis to the Recapitalization Senior Facilities.

The commitments of the Mandated Lead Arrangers to provide the above-described debt financing in connection with the Carlson Wagonlit recapitalization are subject to satisfaction or waiver of various conditions, including, among others:

•	the execution and delivery of satisfactory definitive financing documentation consistent with the commitment letter;

•	in the case of the Recapitalization Senior Facilities, a loan of the Euro equivalent of $165.0 million being made under the Recapitalization Mezzanine Bridge Facility, and, in the case of the Recapitalization Mezzanine Bridge Facility, evidence that drawings under the Recapitalization Senior Facilities will be made upon drawing under the Recapitalization Mezzanine Bridge Facility;

•	evidence that the Carlson Wagonlit recapitalization has been, or will be, completed in accordance with the terms of the Carlson Wagonlit recapitalization agreement;

•	evidence that One Equity Partners has made an equity investment in Carlson Wagonlit of a minimum of $198.0 million and that Carlson Companies owns 55% and One Equity Partners owns 45% of the equity interests in Carlson Wagonlit;

•	receipt of any material necessary consents and regulatory or other clearances for the Carlson Wagonlit recapitalization;

•	evidence that all outstanding indebtedness of Carlson Wagonlit and its subsidiaries has been or will be, subject to certain exceptions, refinanced and that any outstanding encumbrances have been discharged;

•	all representations and warranties in the credit agreement must be true and correct in all material respects; and

•	the absence of any default under the credit agreement for the Recapitalization Senior Facilities.

The Mandated Lead Arrangers can cancel their commitments and obligations under the Recapitalization Debt Commitment Letter if definitive credit agreements are not signed on or before August 24, 2006, if Carlson Wagonlit is in breach in any material respect of any of the terms of the commitment letter, or if any event occurs or information becomes available such that a Mandated Lead Arranger reasonably believes that the specified conditions to funding are unlikely to be satisfied.

Recapitalization Equity Financing

Pursuant to an equity commitment letter dated April 26, 2006, One Equity Partners has committed to provide to OEP Holdco up to $198.0 million in equity financing to fund OEP Holdco’s payment obligations under the Carlson Wagonlit recapitalization agreement. The commitment of One Equity Partners pursuant to this letter is subject to the satisfaction of the conditions to the obligations of OEP Holdco under the Carlson Wagonlit recapitalization agreement, as summarized above.

Merger Financing

The estimated total amount of funds necessary to consummate the merger will be approximately $531.0 million, consisting of:

•	funds required to pay the merger consideration and to make payments in respect of the cancellation of outstanding stock options;

•	funds required to repay certain existing indebtedness of Navigant; and

•	funds required to pay transaction fees and expenses.

Carlson Wagonlit anticipates that these funds will be obtained from debt and equity financings as described below, together with available cash, cash equivalents and marketable securities of Carlson Wagonlit and Navigant.

Merger Debt Financing

Carlson Wagonlit has received a commitment letter (the “Merger Debt Commitment Letter”) from the Mandated Lead Arrangers, pursuant to which the Mandated Lead Arrangers have committed, subject to certain specified conditions discussed below, to provide to Carlson Wagonlit a $275.0 million senior term facility and a $180.0 million mezzanine bridge facility. In this proxy statement, we refer to the senior term facility discussed above as the “Merger Senior Facility” and to the mezzanine bridge facility discussed above as the “Merger Mezzanine Bridge Facility.” We also refer to these facilities jointly as the “Merger Credit Facilities.”

Carlson Wagonlit represented to Navigant in the merger agreement that, as of the date of the merger agreement, the Merger Debt Commitment Letter is in full force and effect, all commitment and other fees required to be paid by Carlson Wagonlit under the commitment letter have been paid and, to the knowledge of Carlson Wagonlit, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach under the commitment letter by Carlson Wagonlit or, to the knowledge of Carlson Wagonlit, any other party to the commitment letter. Carlson Wagonlit also represented to Navigant in the merger agreement that, assuming the accuracy of the representations and warranties of Navigant in the merger agreement, there were no facts or circumstances that would reasonably be expected to prevent the conditions described in the commitment letter from being satisfied.

The Merger Senior Facility will bear interest at LIBOR, plus an applicable margin. The Merger Mezzanine Facility will bear interest at LIBOR plus an applicable margin. The Merger Senior Facility will be secured by a first ranking fixed and floating security over all or substantially all of the assets of Carlson Wagonlit and some direct and indirect subsidiaries of Carlson Wagonlit. The Merger Senior Facility will also be guaranteed by certain subsidiaries of Carlson Wagonlit. The Merger Mezzanine Facility will be guaranteed and secured on a subordinated basis to the Merger Senior Facility.

The commitments of the Mandated Lead Arrangers to provide the above-described debt financing arrangements and facilities in connection with the merger are subject to satisfaction or waiver of various conditions, including, among others:

•	the execution and delivery of satisfactory definitive financing documentation consistent with the commitment letter;

•	in the case of the Merger Senior Facility, a loan of the Euro equivalent of $180.0 million being made under the Merger Mezzanine Bridge Facility, and, in the case of the Merger Mezzanine Bridge Facility, evidence that drawings under the Merger Senior Facility will be made upon drawing under the Merger Mezzanine Bridge Facility;

•	receipt of any material necessary consents and regulatory or other clearances for the merger;

•	evidence that all outstanding indebtedness of Navigant and its subsidiaries has been or will be refinanced and that any outstanding encumbrances have been discharged;

•	evidence that Carlson Companies and One Equity Partners have made by way of additional equity an equity investment in Carlson Wagonlit in a minimum amount of at least $38 million in the aggregate;

•	Carlson Wagonlit’s consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization will be less than 6.25:1 after giving effect to the merger, provided that Carlson Companies and One Equity Partners may make additional investments of equity in order to reduce consolidated total debt and, as a result, ensure compliance with this total leverage test;

•	the absence of any event or circumstance which has a material adverse effect on Navigant’s business;

•	all representations and warranties in the credit agreement must be true and correct in all material respects;

•	the absence of any default under the credit agreement for the Merger Senior Facility; and

•	completion of the Carlson Wagonlit recapitalization and an initial drawdown under the Recapitalization Credit Facilities.

The Mandated Lead Arrangers can cancel their commitments and obligations under the Merger Debt Commitment Letter if definitive credit agreements are not signed on or before August 24, 2006, if Carlson Wagonlit is in breach in any material respect of any of the terms of the commitment letter, or if any event occurs or information becomes available such that a Mandated Lead Arranger reasonably believes that the specified conditions to funding are unlikely to be satisfied.

Merger Equity Financing

Pursuant to equity commitment letters dated April 26, 2006, Carlson Wagonlit has received equity commitments from One Equity Partners, pursuant to which One Equity Partners has committed to provide to Carlson Wagonlit $18.0 million in equity financing to partially fund Carlson Wagonlit’s payment obligations under the merger agreement and Carlson Companies, pursuant to which Carlson Companies has committed to provide to Carlson Wagonlit $58.0 million in equity financing to partially fund Carlson Wagonlit’s payment obligations under the merger agreement. In this proxy statement, we refer to these equity commitment letters as the “Merger Equity Commitment Letters.” The commitments of One Equity Partners and Carlson Companies under the Merger Equity Commitment Letters are subject to the satisfaction or waiver of the conditions to the obligations of Carlson Wagonlit to consummate the merger set forth in the merger agreement.

Alternative Merger Financing

In the event that the debt and equity financings contemplated by the commitment letters are not available, Carlson Wagonlit will use its reasonable best efforts to obtain alternative funding in an amount at least equal to the amount necessary to consummate the merger, but Carlson Wagonlit will only be obligated to obtain alternative financing (in an amount no less than the amounts specified in the debt commitment letters) from a globally recognized banking and lending institution on terms and conditions substantially similar to the terms and conditions contained in the debt commitment letters. Carlson Wagonlit has agreed with Navigant not to agree to any amendment or modification of any term or condition of any of the proposed financings without the prior written consent of Navigant (such consent not to be unreasonably withheld or delayed) if such modification or amendment would reasonably be expected to prevent or materially delay consummation of the merger. In addition, Carlson Wagonlit has agreed to disclose promptly to Navigant any termination or cancellation of any of the proposed financings and any information that becomes known to Carlson Wagonlit regarding any facts or circumstances that would reasonably be expected to prevent or materially delay any of the proposed financings or consummation of the merger. See “THE MERGER AGREEMENT—Financings” beginning on page 49 of this proxy statement.

Amendment to the Navigant Rights Agreement

On July 18, 2005, Navigant entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent. On April 26, 2006, immediately prior to the execution of the merger agreement, Navigant and the rights agent entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the rights agreement and extends the final expiration date of the rights from July 18, 2006 until December 31, 2006.

Certain Material U.S. Federal Income Tax Consequences

The following is a general summary of certain material U.S. federal income tax consequences to Navigant stockholders who will receive cash in exchange for Navigant common stock pursuant to the merger. This summary is based upon the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing U.S. Treasury regulations, current judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, and to differing interpretations. This discussion assumes that you hold your shares of Navigant common stock as capital assets within the meaning of Section 1221 of the Code.

This discussion applies to you only if you are a Navigant stockholder who is a U.S. Holder. For purposes of this discussion, you are a U.S. Holder if you are:

•	an individual who is a U.S. citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has properly elected to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal investment circumstances, or to you if you are a Navigant stockholder subject to special treatment under the U.S. federal income tax laws, including banks, life insurance companies, financial institutions, tax-exempt organizations, dealers or brokers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, U.S. expatriates, Navigant stockholders who hold shares of Navigant common stock as part of a hedging, straddle, conversion or other integrated transaction, or Navigant stockholders who acquired their shares of Navigant common stock through the exercise of employee stock options or in other compensatory transactions. In addition, the discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to you.

You are urged to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Navigant common stock pursuant to the merger.

The merger will be a taxable transaction for all holders of Navigant common stock for U.S. federal income tax purposes. As a result, the cash you receive in the merger for your shares of Navigant common stock will be subject to U.S. federal income tax. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive in the merger and (ii) the aggregate adjusted tax basis of the shares of Navigant common stock you surrender in the merger. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. If you have held the shares of Navigant common stock for more than one year, the gain or loss will be long-term capital gain or loss. If you are a non-corporate U.S. Holder, including an individual, your net long-term capital gain generally is subject to U.S. federal income tax at a preferential rate. Your gain or loss will be short-term capital gain or loss if, at the effective time of the merger, you have held the shares of Navigant common stock so exchanged for cash for one year or less. The deductibility of a capital loss is subject to limitations.

Under the U.S. federal income tax backup withholding rules, unless an exemption applies, Carlson Wagonlit generally is required to and will withhold 28% of all payments to which you are entitled in the merger, unless you (i) are a corporation or come within other exempt categories and demonstrate this fact or (ii) provide your correct tax identification number (Social Security number, in the case of an individual, or Employer Identification Number in the case of other stockholders), certify under penalties of perjury that the number is correct (or properly certify that you are awaiting a taxpayer identification number) and certify that you have not lost your exemption from backup withholding and otherwise comply with the applicable requirements of the backup withholding rules. You should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and submit a Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against your U.S. federal income tax, if any, provided that the required information is furnished to the U.S. Internal Revenue Service in a timely manner. Holders of Navigant common stock should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Governmental and Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the United States Department of Justice (“Department of Justice”) and the Federal Trade Commission by Navigant and Carlson Wagonlit, unless a request for additional information and documentary material is received from the Federal Trade Commission or the Department of Justice or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Department of Justice or the Federal Trade Commission issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Federal Trade Commission or the

Department of Justice or further extended by court order or with the consent of Navigant and Carlson Wagonlit. Navigant and Carlson Wagonlit filed their respective notification and report forms with the Department of Justice and the Federal Trade Commission under the HSR Act on May 5, 2006.

Navigant conducts operations in a number of jurisdictions where other merger control filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing whether merger control filings or approvals may be required or desirable in those jurisdictions.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice, the Federal Trade Commission or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Navigant or Carlson Wagonlit or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

As with any merger transaction, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result. Similarly, there can be no assurance that Navigant and Carlson Wagonlit will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the merger agreement, each of Navigant and Carlson Wagonlit has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain as promptly as practicable the antitrust approvals necessary to consummate the merger and any other transactions contemplated by the merger agreement. Under the terms of the merger agreement, however, neither Navigant nor Carlson Wagonlit is required to make any divestiture, accept any operational restrictions, or take any other action that, in the reasonable judgment of Carlson Wagonlit, could be expected to limit the right of Carlson Wagonlit or Navigant to own or operate all or any portion of their respective businesses or assets.

Interests of Certain Persons in the Merger

In considering the recommendation of the Navigant board of directors to vote for the adoption of the merger agreement, Navigant stockholders should be aware that some of our directors and executive officers may have interests in the transaction that may be different from, or in addition to, their interests as stockholders. The Navigant board of directors was aware of these interests and considered them, among other things, in making its recommendations.

        Stock Options

Pursuant to the merger agreement, all outstanding stock options will be cancelled in exchange for a cash payment equal to the product of the number of shares of Navigant common stock subject to the stock option multiplied by the excess of $16.50 over the per-share exercise price of the stock option. However, certain of our directors and executive officers have outstanding, unvested stock option grants with an exercise price per share greater than $16.50. No consideration will be paid in exchange for the cancellation of these options.

Four of our directors, Ned A. Minor, Vassilios Sirpolaidis, D. Craig Young, and John Ueberroth, were each granted stock options covering 10,000 shares of our common stock on January 28, 2006, with a per share exercise price of $12.20. These stock options currently are not exercisable as to any of the shares. As a result of the merger, each of these directors will receive a cash payment of $43,000 in exchange for the cancellation of the options. No other executive officers or directors hold unvested options with an exercise price per share of less than $16.50.

Pursuant to an August 2005 amendment to his employment agreement, we agreed to recommend to our board of directors that Keith Taylor, our Senior Vice President, Sales and Account Management, be granted stock options to purchase 10,000 shares of our common stock with a per share exercise price of $11.85. Because this recommendation was never made to our board of directors, we have decided to provide Mr. Taylor with the $46,500 payment he would be entitled to receive had the options been granted on October 21, 2005 and then cancelled in connection with the merger.

        Employment Agreements

Many of our executive officers have employment agreements that provide for severance payments and benefits upon certain terminations of employment.

Edward Adams, our President and Chief Executive Officer, Eugene Over, Jr., our Senior Vice President/Administration, General Counsel and Secretary, and Lyell H. Farquharson, our President, Canadian Region, all have existing employment agreements that are not being modified in connection with the merger. Pursuant to their employment agreements, these individuals are entitled to continued salary, bonuses, and benefits for 36 months in the case of Mr. Adams, 30 months in the case of Mr. Over, and 18 months in the case of Mr. Farquharson, upon termination by us (or any successor such as Carlson Wagonlit) or resignation for certain specified reasons following the merger. Messrs. Adams and Over also are entitled to gross-up payments for any change of control excise taxes as well as all additional taxes due because of the payment of the gross-up payment. The total cash severance benefit (excluding any tax gross-up payments) is approximately $1.8 million, $650,000, and $360,000 for Messrs. Adams, Over, and Farquharson, respectively, and, in the case of Mr. Farquharson, based on an exchange rate of US$1 = CAD$1.10027.

In connection with the merger, Carlson Wagonlit requested that each of Robert Griffith, our Chief Operating Officer, Chief Financial Officer and Treasurer, John Coffman, our Chief Accounting Officer and Senior Vice President/Finance, and Mr. Taylor enter into agreements with Carlson Wagonlit pursuant to which each of such executive officers generally agreed not to resign for twelve months following the merger. In exchange, Carlson Wagonlit agreed, subject to the continued employment of the applicable executive officer, to pay the executive officer retention bonus payments on the dates and in the amounts set forth below.

Executive Officer	Annual Salary	First Payment	Second Payment	Third Payment
Robert Griffith	$325,000	$162,500 within 30 days of the merger	$325,000 within 30 days of first anniversary of the merger	$487,500 within 30 days of second anniversary of the merger

John Coffman	$220,000	$110,000 within 30 days of the merger	$220,000 within 30 days of first anniversary of the merger	$220,000 within 30 days of 30th-month anniversary of the merger

Keith Taylor	$225,000	$112,500 within 30 days of the merger	$112,500 within 30 days of first anniversary of the merger	$225,000 within 30 days of second anniversary of the merger

These amounts would be treated as an offset to any severance that the executive officers subsequently become entitled to receive under their current employment agreements in the event that their employment terminates for certain reasons following the merger. In the event of such a qualifying termination, the current employment agreements provide severance of continued salary, bonuses, and benefits for 36 months in the case of Mr. Griffith, 30 months in the case of Mr. Coffman, and up to 24 months in the case of Mr. Taylor. Messrs. Griffith and Coffman also are entitled to gross-up payments for any change of control excise taxes as well as all additional taxes due because of the payment of the gross-up payment. Mr. Taylor also is entitled to relocation payments. The estimated cost of any cash severance under these agreements (based on current base salary and excluding any tax gross-up payments) would be approximately $1.3 million, $700,000, and $730,000 for Messrs. Griffith, Coffman, and Taylor, respectively. Mr. Griffith’s agreement with Carlson Wagonlit provides that within 30 days of the second anniversary of the merger, provided he is then still employed by Carlson Wagonlit, he will receive a payment equal to the excess of the amounts he would have received as severance upon a qualifying termination as of the closing of the merger over the aggregate retention payments that have been paid to him. Carlson Wagonlit also agreed to pay Mr. Griffith a transaction bonus of $325,000 and Mr. Coffman a transaction bonus of $220,000, in each case within 30 days of the merger, subject to each such executive officer commencing employment with Carlson Wagonlit as of the merger.

In connection with the merger, Carlson Wagonlit requested that each of David Buskirk, our President, West Region, Kelly Kuhn, our President, SATO/Military and Government, Sam DeFranco, our President, East Region, and Gary Pearce, our President, Central Region, enter into employment agreements with Carlson Wagonlit that will replace their existing employment agreements with us following the closing of the merger. The Carlson Wagonlit employment agreements provide retention bonus payments of up to $250,000 for Mr. Buskirk, up to $500,000 for Ms. Kuhn, up to $570,000 for Mr. DeFranco, and up to $600,000 for Mr. Pearce, a portion of which is subject to satisfaction of performance goals relating to retaining clients and critical employees through the closing of the merger and the first anniversary of the merger. The Carlson Wagonlit employment agreements also provide severance of twelve months’ base salary upon termination without cause, subject to execution of a release of claims. Carlson Wagonlit also agreed to pay such executives the following transaction bonuses within 30 days of the merger, subject in each case to each such executive officer commencing employment with Carlson Wagonlit as of the merger: Mr. Buskirk ($250,000), Mr. DeFranco ($450,000), Ms. Kuhn ($250,000), and Mr. Pearce ($450,000).

        Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The Navigant directors and officers are entitled under the merger agreement to continued indemnification and insurance coverage (see “THE MERGER AGREEMENT—Directors and Officers” beginning on page 45 of this proxy statement).

Appraisal Rights

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), any holder of Navigant common stock who does not wish to accept the $16.50 per share in merger consideration may demand appraisal of his or her shares of Navigant common stock and have the fair value of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Navigant common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Navigant common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, Navigant believes that stockholders who consider exercising these rights should seek the advice of counsel.

Under Section 262 of the DGCL, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by Navigant’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. Any holder of Navigant common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of the adoption of the merger agreement. Moreover, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement.

•	The stockholder must deliver to Navigant a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Navigant common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of Navigant common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of Navigant common stock owned and that the stockholder intends to demand appraisal of his or her shares of Navigant common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to: Secretary, Navigant International, 84 Inverness Circle East, Englewood, Colorado 80112.

If the merger agreement is adopted, Navigant will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of Navigant who did not vote in favor of the adoption of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Navigant common stock held by all dissenting stockholders. As there is no present intention to have the surviving corporation file such a petition, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Under the merger agreement, Navigant has agreed to give Carlson Wagonlit prompt notice of any demands for appraisal received by it. Carlson Wagonlit will have the opportunity to participate in all negotiations and proceedings with respect to such demands for appraisal under the DGCL. Navigant will not, except with the prior written consent of Carlson Wagonlit, settle, offer to settle or make any payment with respect to any demands for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within ten days of receipt of the request or within ten days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and if the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Navigant common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $16.50 per share in merger consideration. The opinion of our financial advisor, Blackstone, is not an opinion as to fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. You should read the merger agreement carefully and in its entirety.

Structure and Effective Time

The merger agreement provides for the merger of Horizon with and into Navigant. Navigant will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Carlson Wagonlit.

The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State (or at a later time if agreed by the parties and specified in the certificate of merger). The parties will file the certificate of merger on the second business day following the satisfaction or waiver of all conditions in the merger agreement or on another mutually agreed date. We currently expect to complete the merger in the second half of 2006; however, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived (see “—Conditions to the Merger”).

Merger Consideration

The merger agreement provides that each share of Navigant common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $16.50 in cash, without interest. All treasury shares of Navigant will be cancelled and will cease to exist at the effective time of the merger and no consideration will be delivered in exchange for those shares. Any shares owned by Carlson Wagonlit or any direct or indirect subsidiary of Navigant or Carlson Wagonlit shall remain outstanding at the effective time. If appraisal rights for any Navigant shares are perfected by any Navigant stockholders, then those shares will be treated as described in the section entitled “ADOPTION OF THE MERGER AGREEMENT—Appraisal Rights.”

Payment Procedures

Carlson Wagonlit will designate a paying agent reasonably satisfactory to Navigant to act as agent for the payment of the merger consideration upon surrender of certificates representing shares of Navigant common stock. Carlson Wagonlit will deposit, or will cause Horizon to deposit, with the paying agent, concurrently with the closing of the merger, cash necessary to pay the merger consideration. As soon as practicable after the effective time of the merger, the paying agent will mail to the holders of record of Navigant common stock a letter of transmittal and instructions explaining how to surrender their stock certificates to the paying agent in exchange for the merger consideration. Upon surrender of a certificate for cancellation to the paying agent or to such other agent or agents as may be appointed by Carlson Wagonlit, together with a duly completed and validly executed letter of transmittal and other documents as may reasonably be required by the paying agent, the holder of such certificate will be entitled to receive promptly in exchange therefor the appropriate merger consideration in cash, minus any withholding taxes required by law.

Treatment of Navigant Stock Options

The merger agreement provides that at the effective time of the merger, each option to purchase a share of Navigant common stock will be converted into the right to receive an amount in cash (less any applicable withholding taxes and without interest) equal to the product of the number of shares of Navigant common stock subject to the option multiplied by the excess, if any, of $16.50 over the per share exercise price of the option. Each outstanding option so converted will, simultaneously with such conversion, be terminated.

Effect on Convertible Debentures due 2023

The merger, if consummated, would constitute a “Change of Control” under the terms of the indenture agreement, dated as of November 7, 2003, as amended on July 22, 2005 (the “Indenture”), between Navigant and Wells Fargo Bank, National Association, relating to Navigant’s 4.875% convertible subordinated debentures due 2023. Pursuant to the terms of the Indenture, if a Change of Control of Navigant occurs, then the debentures may be surrendered for conversion at any time from and after fifteen days prior to the anticipated effective date of the merger until fifteen days after the actual effective date of the merger. In addition, as a result of the Change of Control, the conversion rate of the debentures will be adjusted in accordance with the terms of the Indenture. In accordance with the terms of the Indenture, on                     , 2006, Navigant provided notice of the anticipated effective date of the merger to Wells Fargo, in its capacity as trustee under the Indenture, and to the registered holders of the debentures.

Based on the merger consideration of $16.50 per share of Navigant common stock, and assuming the merger is consummated, the debentures will be convertible into an aggregate of approximately                      shares of Navigant common stock (based on a conversion date of                     , 2006).

Certificate of Incorporation and By-Laws

The merger agreement provides that at the effective time of the merger, the certificate of incorporation and by-laws set forth in Exhibit A and Exhibit B, respectively, of the merger agreement will become the certificate of incorporation and by-laws of the surviving corporation.

Directors and Officers

The merger agreement provides that, from and after the effective time of the merger, the directors of Horizon will be the directors of the surviving corporation and the officers of Navigant will be the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by Navigant to Carlson Wagonlit and Horizon, including representations and warranties relating to:

•	due organization, standing and power, and other corporate matters of it and its subsidiaries;

•	Navigant’s certificate of incorporation and by-laws;

•	Navigant’s subsidiaries;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	Navigant’s capitalization;

•	conflicts or violations under charter documents, contracts, applicable law, and required consents and approvals;

•	brokers’ fees with respect to the merger;

•	reports, proxy statements and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents;

•	undisclosed liabilities;

•	accuracy of information supplied for this proxy statement;

•	compliance with applicable law;

•	litigation;

•	absence of certain changes or events since December 25, 2005, including the absence of a material adverse effect on Navigant’s business;

•	tax matters;

•	intellectual property;

•	employee benefit plans;

•	contracts and indebtedness;

•	labor matters;

•	real property;

•	environmental matters;

•	insurance;

•	the receipt of a fairness opinion from Blackstone;

•	the recommendation of Navigant’s board of directors to Navigant’s stockholders regarding the merger;

•	customers and suppliers;

•	Section 203 of the Delaware General Corporation Law;

•	actions taken to render Navigant’s stockholder rights plan inapplicable to the merger and to terminate as of the effective time of the merger; and

•	Navigant’s accounts receivable.

The merger agreement also contains representations and warranties made by Carlson Wagonlit and Horizon to Navigant, including representations and warranties relating to:

•	due organization, standing and power, and other corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts or violations under charter documents, contracts, law, and required consents and approvals;

•	accuracy of information supplied for the proxy statement;

•	the capitalization of Horizon;

•	the equity and debt financing commitment letters obtained by Carlson Wagonlit for the merger and the Carlson Wagonlit recapitalization;

•	the solvency of Carlson Wagonlit, Horizon and, as of the effective time of the merger, the surviving corporation;

•	the Carlson Wagonlit recapitalization; and

•	ownership by Carlson Wagonlit and Horizon of Navigant common stock.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of the Business of Navigant Prior to the Merger

From the date of the merger agreement through the effective time of the merger, Navigant has agreed to conduct its business and operate its properties in the ordinary course consistent with past practice and to use its commercially reasonable best efforts to preserve substantially intact its business organization and current relationships with third parties and to keep available the services of its present officers and employees.

In addition, during the same period, Navigant has also agreed that, subject to certain agreed exceptions, or except with the prior written consent of Carlson Wagonlit, it will not, and it will cause its subsidiaries not to, among other things:

•	adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries;

•	make, declare, or pay any dividend or distribution on, or, redeem, purchase or otherwise acquire, any shares of Navigant capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Navigant capital stock or that of its subsidiaries;

•	grant any person any right or option to acquire any shares of Navigant capital stock or that of its subsidiaries or any other equity-based compensation award based on shares of Navigant capital stock or that of its subsidiaries;

•	issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of Navigant capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Navigant capital stock or such securities (except pursuant to the exercise of Navigant options that are outstanding as of the date of the merger agreement and in accordance with the existing terms of such options) or the capital stock or such securities of its subsidiaries;

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Navigant capital stock or that of its subsidiaries;

•	other than certain capital expenditures permitted by the merger agreement, transfer any of its property or assets, other than transfers in the ordinary course of business consistent with past practice, and transfers of property and/or assets for consideration equal to or greater than the fair market value of such property and/or assets in the reasonable determination of Navigant and not greater than $1,000,000 individually and $2,000,000 in the aggregate;

•	make or propose any changes in the certificate of incorporation or by-laws of Navigant or the organizational documents of any subsidiary;

•	merge or consolidate with any other person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	other than certain capital expenditures permitted by the merger agreement, acquire assets or capital stock of any other person;

•	incur any indebtedness, other than as may be permitted by Navigant’s credit agreement with Bank of America N.A., but in no event shall Navigant’s indebtedness exceed $147,000,000;

•	create any subsidiaries or alter in any fashion the corporate structure or ownership of any of its existing subsidiaries;

•	take specified actions with respect to employee benefits matters;

•	change any method or principle of tax or financial accounting, except to the extent required by GAAP as advised by Navigant’s regular independent accountants;

•	renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of Navigant or its subsidiaries, or, after the effective time of the merger, Carlson Wagonlit or its subsidiaries;

•	settle or compromise any material actions, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims;

•	enter into, amend, or terminate any material contract;

•	other than in the ordinary course of business, consistent with past practice, modify in any material respect the amount or timing of any payments by clients of Navigant or its subsidiaries for services provided by Navigant or its subsidiaries;

•	other than in the ordinary course of business, consistent with past practice, modify in any material respect the amount or timing of payments, discounts or other allowances from or to vendors for goods and services provided to Navigant or its subsidiaries;

•	renew, enter into, amend or waive any material right under any contract with or loan to any affiliate of Navigant (other than its direct or indirect wholly owned subsidiaries);

•	incur or commit to any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate, but if the merger has not occurred by August 31, 2006, the $2,000,000 aggregate limit will increase by $1,000,000 for a total aggregate limit of $3,000,000;

•	make, revoke or amend any material tax election, enter into any closing agreement, settle or compromise any claim or assessment with respect to any material taxes, agree to any adjustment of any material tax attribute, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material taxes; or

•	agree in writing or otherwise to take any of the foregoing actions.

Acquisition Proposals

The merger agreement provides that neither Navigant nor any of its subsidiaries will, and that Navigant shall cause it and its subsidiaries respective officers, directors, employees, agents and representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, an acquisition proposal;

•	engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any entity of any kind or nature relating to an acquisition proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an acquisition proposal;

•	approve or recommend or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any agreement relating to any acquisition proposal or propose publicly or agree to do any of the foregoing relating to any acquisition proposal.

However, until such time as the Navigant stockholders approve the merger agreement, we may provide information to and negotiate with a third party if:

•	we receive a bona fide written acquisition proposal that was not solicited by us after the date of the merger agreement;

•	the bidder has executed a confidentiality agreement containing customary terms no less favorable to us than those terms contained in the confidentiality agreement with Carlson Wagonlit;

•	our board of directors determines in good faith after consultation with its legal advisors that the failure to take such action would be reasonably likely to result in a breach by its directors of their fiduciary duties under applicable law; and

•	our board of directors determines in good faith after consultation with its financial and legal advisors that there is a reasonable likelihood that the acquisition proposal will result in a superior proposal (as described below).

Our board is permitted to recommend an acquisition proposal if:

•	we satisfy the first 3 bullet points in the above paragraph;

•	our board determines in good faith that the acquisition proposal constitutes a superior proposal; and

•	we have provided at least seventy-two hours advance written notice to Carlson Wagonlit that we intend to recommend the acquisition proposal and our board continues to believe, after taking into account any revised proposal made by Carlson Wagonlit, that the acquisition proposal remains a superior proposal.

An “acquisition proposal” means any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Navigant, any purchase of an equity interest representing an amount equal to or greater than a 15% voting or economic interest in Navigant, or any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Navigant and its subsidiaries taken as a whole (including stock of the subsidiaries of Navigant).

A “superior proposal” means an acquisition proposal (except that references in the definition of “acquisition proposal” to “15%” shall be replaced by “50%”) that is on terms that the Navigant board of directors (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account, among other relevant considerations, all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing and satisfying other conditions, and the person making the proposal, are more favorable to Navigant’s stockholders than the transaction contemplated by the merger agreement, taking into account any change in the transaction proposed by Carlson Wagonlit.

Employee Benefits

Carlson Wagonlit has agreed that it will cause the surviving corporation in the merger to honor the obligations of Navigant and any of its subsidiaries as of the effective time of the merger under the provisions of all existing plans disclosed in the merger agreement, provided that the surviving corporation may amend, suspend or terminate any such plans to the extent permitted by the applicable terms of such plan. Notwithstanding any such amendment, suspension or termination, Carlson Wagonlit shall, from the effective time of the merger until December 31, 2006, cause the surviving corporation and its subsidiaries to provide the employees of Navigant with a comprehensive employee benefits program (excluding equity incentives) substantially similar in the aggregate to employee benefits currently provided to the employees of Navigant.

Carlson Wagonlit Recapitalization

Carlson Wagonlit will use its reasonable best efforts to take all actions reasonably necessary to consummate the transactions contemplated by the Carlson Wagonlit recapitalization agreement in accordance with the terms and conditions set forth therein. Following the date of the merger agreement, Carlson Wagonlit will not agree to any amendment or modification of the Carlson Wagonlit recapitalization agreement without the prior written consent of Navigant (such consent not to be unreasonably withheld or delayed) if such amendment or modification would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by the merger agreement or the Carlson Wagonlit recapitalization agreement and Carlson Wagonlit will disclose promptly to Navigant any termination of the Carlson Wagonlit recapitalization agreement and any information that becomes known to Carlson Wagonlit regarding any facts or circumstances that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Carlson Wagonlit recapitalization agreement or by the merger agreement.

Financings

Carlson Wagonlit has agreed to use its reasonable best efforts to obtain the funding contemplated by the debt and equity commitment letters on terms and conditions no less favorable to Carlson Wagonlit than the terms and conditions described in the commitment letters (see “ADOPTION OF THE MERGER AGREEMENT—Merger Financings” beginning on page 35 of this proxy statement). In the event that the funding has not been made available pursuant to any of the debt and equity commitment letters, Carlson Wagonlit will use its reasonable best efforts to obtain alternative financing in an amount at least equal to the amount necessary to consummate the merger, but Carlson Wagonlit will only be obligated to obtain alternative financing (in an amount no less than the amounts specified in the debt commitment letters) from a globally recognized banking and lending institution on terms and conditions substantially similar to the terms and conditions contained in the debt commitment letters. Carlson Wagonlit will not agree to any amendment or modification of any terms of any of the financings without the prior written consent of Navigant if such amendment or modification would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by the merger agreement or any of the financings, and will disclose promptly to Navigant any termination or cancellation of any of the financings and any information that becomes known to Carlson Wagonlit regarding any facts or circumstances that would reasonably be expected to prevent or materially delay any of the financings or the consummation of the transactions contemplated by the merger agreement.

Carlson Wagonlit represented to Navigant in the merger agreement that, as of the date of the merger agreement, the debt commitment letters for the merger and the Carlson Wagonlit recapitalization are in full force and effect, all commitment and other fees required to be paid by Carlson Wagonlit under the commitment letters have been paid and, to the knowledge of Carlson Wagonlit, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach under the commitment letters by Carlson Wagonlit or, to the knowledge of Carlson Wagonlit, any other party to the commitment letter. Carlson Wagonlit also represented to Navigant in the merger agreement that, assuming the accuracy of the representations and warranties of Navigant in the merger agreement, there were no facts or circumstances that would reasonably be expected to prevent the conditions described in the commitment letters from being satisfied.

Navigant has agreed to provide Carlson Wagonlit certain financial information in connection with the financings and will provide reasonable cooperation as may be reasonably requested by Carlson Wagonlit and Horizon in connection with the financings.

Indemnification

Carlson Wagonlit has agreed that for a period of six years from the effective time of the merger, the surviving corporation’s certificate of incorporation and by-laws will contain provisions no less favorable with respect to indemnification than are set forth in Navigant’s certificate of incorporation and by-laws, and such provisions will not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who were directors or officers of Navigant or any of its subsidiaries, unless such modification is required by law.

Carlson Wagonlit has agreed that, for a period of six years from the effective time of the merger, it will cause the surviving corporation, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each present and former director or officer of Navigant and each of its subsidiaries against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the effective time of the merger in their capacity as an officer or director.

Carlson Wagonlit has agreed that, for a period of six years from the effective time of the merger, it will or will cause the surviving corporation to obtain and maintain in effect policies of directors’ and officers’ liability insurance on behalf of the former officers and directors of Navigant currently covered by Navigant’s directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the effective time of the merger with at least the same coverage and containing terms and conditions that are not less favorable than those under existing policies, but, if the aggregate annual premiums for such insurance at any time during such period exceeds 200% of the per annum rate of premium paid by Navigant and its subsidiaries as of the date of the merger agreement, then Carlson Wagonlit will be obligated to provide only such coverage as is then available at an annual premium equal to 200% of such rate.

Material Adverse Effect

The merger agreement provides that, with respect to Navigant, a “material adverse effect” means:

•	any event, change, circumstance or effect that is or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of Navigant and its subsidiaries taken as a whole, except that the following will not constitute a material adverse effect with respect to Navigant:

•	any effect related to the actions of Carlson Wagonlit or the public announcement or pendency of the merger;

•	any effect that results from any action taken pursuant to the merger agreement or to which Carlson Wagonlit has consented;

•	any change in the market price or trading volume of shares of Navigant; or

•	any effect that results from changes in general economic conditions or general changes in the travel industry (including economic, legal or regulatory changes that affect or are generally perceived to affect traveler health or safety, or any material worsening of terrorist activities or war or armed hostilities), except to the extent those effects adversely affect Navigant to a materially greater extent than they affect other companies in the corporate travel management industry in which case they will constitute a material adverse effect with respect to Navigant.

Conditions to the Merger

The obligations of Navigant, Carlson Wagonlit and Horizon to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of Navigant common stock;

•	expiration or termination of the requisite waiting period, if any, under the HSR Act;

•	receipt of any requisite approvals and consents under applicable foreign antitrust laws; and

•	the absence of any statute, rule, regulation, executive order, decree or injunction which prohibits the consummation of the merger.

In addition, the obligations of Carlson Wagonlit and Horizon to complete the merger are subject to the satisfaction or waiver by each of them of the following conditions:

•	the accuracy of Navigant’s representations and warranties (disregarding all materiality qualifications and exceptions) with only such exceptions as would not have a material adverse effect on Navigant;

•	the accuracy in all material respects of Navigant’s representations and warranties regarding the capitalization of Navigant;

•	the accuracy in all respects of Navigant’s representation regarding the absence of a material adverse effect on Navigant’s business;

•	Navigant’s performance of all of its covenants in all material respects through the closing date of the merger;

•	receipt of the debt financing pursuant to and in accordance with the terms and conditions specified in the debt commitment letters, or alternative financing from a globally recognized banking and lending institution on terms and conditions substantially similar to the terms and conditions contained in the debt commitment letters; and

•	completion of the transactions contemplated by the Carlson Wagonlit recapitalization agreement.

In addition, the obligation of Navigant to complete the merger is subject to the satisfaction or waiver by Navigant of the following conditions:

•	the accuracy of Carlson Wagonlit’s and Horizon’s representations and warranties (disregarding all materiality qualifications and exceptions), with only such exceptions as would not have a material adverse effect on Carlson Wagonlit; and

•	performance by Carlson Wagonlit and Horizon with all of their respective covenants in all material respects under the merger agreement through the closing date of the merger.

Termination

We and Carlson Wagonlit may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted and approved the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	by either Navigant or Carlson Wagonlit, if:

º   the merger is not completed by August 31, 2006 or, if the parties receive a request from the United States federal antitrust authorities for additional information and documentary material, by November 30, 2006 (we refer to the applicable date as the “termination date” in this proxy statement);

º   our stockholders do not adopt and approve the merger agreement at the special meeting; or

º   any governmental authority of competent jurisdiction has issued a final order, enjoining the merger, whether before or after the adoption of the merger agreement by the Navigant stockholders.

•	by Navigant:

º   whether before or after the adoption of the merger agreement by the Navigant stockholders, if Carlson Wagonlit breaches any representation, warranty, covenant or agreement, or if any such representation or warranty becomes untrue, and the closing conditions relating to Carlson Wagonlit’s representations, warranties and covenants would not be satisfied and such breach or failure to be true is not cured within 30 days following notice thereof;

º   at any time before the adoption of the merger agreement by the Navigant stockholders, in order for Navigant to accept a superior proposal; or

º   the Carlson Wagonlit recapitalization agreement is terminated without consummation of the Carlson Wagonlit recapitalization and Navigant does not receive within two business days from Carlson Wagonlit, Horizon and Accor a waiver of the closing condition relating to the Carlson Wagonlit recapitalization.

• by Carlson Wagonlit, if:

º   the Navigant board of directors withdraws, qualifies or modifies its approval of the merger agreement or its recommendation to the Navigant stockholders in a manner adverse to Carlson Wagonlit or approves or recommends any other acquisition proposal;

º   Navigant breaches any representation, warranty, covenant or agreement, or any such representation or warranty becomes untrue, and the conditions relating to Navigant’s representations, warranties and covenants would not be satisfied and such breach or failure to be true is not cured within 30 days of notice thereof;

º   Navigant materially breaches to the material detriment of Carlson Wagonlit any of Navigant’s material covenants relating to the solicitation and negotiation of acquisition proposals;

º   the Carlson Wagonlit recapitalization agreement is terminated without consummation of the Carlson Wagonlit recapitalization;

º   a governmental authority (y) informs the parties that it intends to oppose the merger and the board of directors of Carlson Wagonlit subsequently determines after consultation with outside counsel that the approvals required under the HSR Act are not likely to be obtained prior to the termination date or (z) commences any action seeking to permanently enjoin the merger as violative of the antitrust laws; or

º   Navigant’s business experiences a material adverse effect resulting from changes in general economic conditions or general changes in the travel industry, provided Carlson Wagonlit complies with its obligation to pay a $15.0 million termination fee.

Termination Fees

The merger agreement obligates Navigant to pay a termination fee of $15.0 million to Carlson Wagonlit if:

• Carlson Wagonlit terminates the merger agreement due to Navigant’s intentional or reckless breach of any representation, warranty or covenant of the merger agreement or due to a material breach of Navigant’s covenants relating to the solicitation and negotiation of acquisition proposals; and

º   on or prior to such termination, another party has made (or has publicly disclosed its intention to make) and not withdrawn an acquisition proposal for at least 50% of the voting or economic interest of Navigant;

º   within twelve months following the termination of the merger agreement, Navigant enters into an agreement with respect to the acquisition proposal; and

º   the acquisition proposal is thereafter consummated; or

• Carlson Wagonlit or Navigant terminates the merger agreement on the termination date or following the failure of the parties to obtain the approval of Navigant stockholders; and:

º   on or prior to the termination (or, in the event of a failure to obtain stockholder approval, prior to the meeting of Navigant’s stockholders), another party has made (or has publicly disclosed its intention to make) and not withdrawn an acquisition proposal for at least 50% of the voting or economic interest of Navigant;

º   within twelve months following the termination of the merger agreement, Navigant enters into an agreement with respect to such acquisition proposal; and

º   the acquisition proposal is thereafter consummated; or

• Carlson Wagonlit terminates the merger agreement because the board of directors of Navigant has withdrawn, qualified or modified its approval of the merger agreement or its recommendation of the merger or has approved or recommended another acquisition proposal; or

• Navigant terminates the merger agreement to accept a superior proposal.

If Navigant terminates the merger agreement to enter into a superior proposal, Navigant must pay the termination fee on the date of termination of the merger agreement. If Carlson Wagonlit terminates the merger agreement due to a change in the recommendation of the Navigant board, Navigant must pay the termination fee on the second business day following termination of the merger agreement. In all other circumstances, Navigant must pay the termination fee on the date of consummation of the acquisition proposal.

The merger agreement obligates Carlson Wagonlit to pay a termination fee of $15 million to Navigant if:

•	Carlson Wagonlit terminates the merger agreement due to the objections of a governmental authority to the merger or due to Navigant’s business experiencing a material adverse effect resulting from changes in general economic conditions or general changes in the travel industry, but Carlson Wagonlit will have no obligation to pay the fee if the adverse impact on Navigant is materially greater than the impact on other companies in the same industry;

•	Navigant terminates the merger agreement due to failure to obtain antitrust approval of the merger prior to the applicable termination date;

•	either Carlson Wagonlit or Navigant terminates the merger agreement as a result of an order, decree or ruling or other action taken by a governmental authority related to antitrust laws; or

•	the merger agreement is terminated by Carlson Wagonlit or Navigant because the Carlson Wagonlit recapitalization has not been consummated.

Carlson Wagonlit must pay the termination fee not later than the second business day after the date the merger agreement is terminated.

Amendment

The merger agreement may be amended in writing by the parties at any time before or after approval of the merger by the Navigant stockholders; provided, however, that after any such approval by the Navigant stockholders, no amendment may be made that by law requires further approval by the Navigant stockholders without such approval having been obtained.

MARKET PRICE OF NAVIGANT’S COMMON STOCK AND DIVIDEND DATA

Our common stock was quoted on the Nasdaq National Market during fiscal year 2004 under the symbol “FLYR.” On July 13, 2005, our common stock was delisted from the Nasdaq National Market because of our delinquency in filing our 2004 Annual Report and our Quarterly Report for the first quarter of 2005. From July 13, 2005 through January 13, 2006, our common stock was traded over-the-counter on the “Pink Sheets” under the symbol “FLYR” or “FLYR.PK.” On January 16, 2006, our common stock was relisted on the Nasdaq National Market and is currently trading under the symbol “FLYR.” The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock:

	High	Low
Fiscal Year Ending December 31, 2006:
First Quarter	$12.60	$10.58
Second Quarter (through May 15, 2006)	16.44	11.88
Fiscal Year Ended December 25, 2005:
First Quarter	$13.41	$10.66
Second Quarter	15.73	11.68
Third Quarter	15.34	11.45
Fourth Quarter	12.50	10.53
Fiscal Year Ended December 26, 2004:
First Quarter	$17.75	$13.67
Second Quarter	19.03	16.59
Third Quarter	17.80	15.00
Fourth Quarter	17.55	10.83

The closing sale price of the Navigant common stock on the Nasdaq National Market on April 26, 2006, which was the last trading day before Navigant announced the merger, was $13.20. On                     , 2006, the last trading day before the date of this proxy statement, the closing price for the Navigant common stock on the Nasdaq National Market was $            . You are encouraged to obtain current market quotations for the Navigant common stock in connection with voting your shares.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number and percentage of outstanding shares of Navigant common stock beneficially owned as of May 10, 2006, by (1) all persons known by us to own beneficially more than 5% of our common stock, (2) each director, (3) our Chief Executive Officer and our four other highest paid executive officers, or the Named Executive Officers, and (4) all of our directors and executive officers as a group. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G, Schedules 13D and Forms 4 filed with the Securities and Exchange Commission. Schedules 13G provide information as to beneficial ownership only as of their dates of filing, and, consequently, the beneficial ownership of our principal stockholders may have changed between such dates and the date of this Proxy. All persons listed below have sole voting and investment power with respect to their shares of common stock unless otherwise indicated.

	Number of Shares Beneficially Owned	Percent of Class (1)(2)
Security Ownership of Management
Edward S. Adams (3)	1,106,990	6.7%
Sam A. DeFranco (4)	58,437	*
David F. Buskirk (5)	28,485	*
Robert C. Griffith (6)	106,685	*
Gary Pearce (7)	6,250	*
Ned A. Minor (8)	12,000	*
Vassilios Sirpolaidis (8)	180,002	1.2%
John A. Ueberroth (9)	14,500	*
David W. Wiederecht (10)	0	—
D. Craig Young (8)	14,100	*
All current executive officers and directors as a group (21 persons) (11)	1,813,363	11.2%

Security Ownership and Address of Certain Beneficial Owners
Boron Securities NV PO Box 3040 Plaza Roi Katochi, Kaya Flamboyan 3 Willemstad, Curacao The Netherlands Antilles	1,897,897	12.2%
Preussag Finanz-und Beteiligungs GmbH (12) Karl-Wiechart-Allee 4 Hanover 2M 30625, Federal Republic of Germany	1,672,100	10.8%
Wellington Management Company LLP 75 State Street Boston, MA 02109	1,303,600	8.4%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,260,715	8.1%
ICM Asset Management, Inc. (13) 601 W Main Avenue, Suite 600 Spokane, WA 99201	1,201,525	7.7%
Columbia Wanger Asset Management LP (14) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,045,000	6.7%

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible debentures exercisable or convertible within

60 days of May 10, 2006 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

(2)	Percentage of ownership is based on 15,515,000 shares of common stock issued and outstanding at May 10, 2006, plus, as to the holder thereof only and no other person, the number of shares of common stock subject to options, warrants and convertible debentures exercisable or convertible within 60 days of May 10, 2006 by that person.
(3)	Includes 12,353 shares held by Marcono, LLC, a family partnership; Mr. Adams disclaims beneficial ownership of these shares except for his pecuniary interest therein and 996,532 shares of common stock that may be acquired upon exercise of options, which are exercisable within 60 days of May 10, 2006.
(4)	Includes 17,500 shares of common stock, which may be acquired upon exercise of options that are exercisable within 60 days of May 10, 2006.
(5)	Includes 28,485 shares of common stock, which may be acquired upon exercise of options that are exercisable within 60 days of May 10, 2006.
(6)	Includes 102,204 shares of common stock, which may be acquired upon exercise of options that are exercisable within 60 days of May 10, 2006.
(7)	Includes 6,250 shares of common stock, which may be acquired upon exercise of options that are exercisable within 60 days of May 10, 2006.
(8)	Includes 10,000 shares of common stock, which may be acquired upon exercise of options that are exercisable within 60 days of May 10, 2006.
(9)	Includes 14,500 shares of common stock, which may be acquired upon exercise of options that are exercisable within 60 days of May 10, 2006.
(10)	Excludes 660,033 shares held by General Electric Pension Trust. The investment manager of General Electric Pension Trust is GE Asset Management, of which Mr. Wiederecht is an officer. Mr. Wiederecht disclaims beneficial ownership of these shares and has no pecuniary interest in these shares.
(11)	Includes 1,456,566 shares of common stock, which may be acquired upon exercise of options that are exercisable within 60 days of May 10, 2006.
(12)	Preussag Finanz-und Beteiligungs GmbH acquired the shares of our common stock from TQ3 Travel Solutions Management Holding GmbH pursuant to a purchase agreement dated December 22, 2005. Both Preussag Finanz-und Beteiligungs and TQ3 Travel Solutions Management Holding are wholly owned subsidiaries of TUI AG. On March 17, 2004, we signed a Global Business Travel Venture Agreement with TQ3 Travel Solutions Management Holding. In connection with the joint venture, TQ3 Travel Solutions Management Holding and Navigant each purchased a 50% interest in TQ3 Travel Solutions GmbH. On January 3, 2006, we agreed with TQ3 Travel Solutions Management Holding to terminate our joint venture. As part of that termination, TQ3 Travel Solutions Management Holding transferred its 50% stake in TQ3 Travel Solutions GmbH to us.
(13)	Includes 25,950 shares held by individual limited partnerships of which Koyah Ventures, LLC is the general partner and of which ICM is the investment advisor. James M. Simmons is the president and controlling shareholder of ICM and the manager and controlling owner of Koyah Ventures, LLC.
(14)	Includes shares held by Columbia Acorn Trust, a Massachusetts business trust advised by Columbia Wanger Asset Management, L.P. (“WAM”). WAM Acquisition GP, Inc. is the general partner of WAM.

We have not included 4,349,405 shares of common stock underlying our $72 million principal amount of convertible subordinated debentures in the total shares of common stock outstanding because they are not currently convertible within 60 days. We are aware of a Schedule 13G filed by Amaranth LLC indicating that it beneficially owns debentures convertible into 1,223,270 shares or approximately 7.3% of our common stock and of a Schedule 13G filed by CNH Partners, LLC indicating that it beneficially owns debentures convertible into 912,617 shares or, approximately 5.4% of our common stock. We have not included Amaranth LLC or CNH Partners, LLC in the beneficial ownership table as the debentures are not currently convertible.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended, one proxy statement will be delivered to two or more stockholders who share an address, unless Navigant has received contrary instructions from one or more of the stockholders. Navigant will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate copies of proxy statements be sent to stockholders who share an address, should be directed to Navigant International, Inc., 84 Inverness Circle East, Englewood, Colorado 80112, Attention: Shareholder Relations, telephone: (303) 706-0800. In addition, stockholders who share a single address but receive multiple copies of this proxy statement may request that in the future they receive a single copy by contacting Navigant at the address and phone number set forth in the prior sentence.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings.

Stockholder proposals for inclusion in our proxy materials relating to the next annual meeting of stockholders must be received by Navigant on or before November 16, 2006. If you intend to present a proposal at our next annual meeting that is not to be included in our proxy materials, you should send the proposal to us in writing by January 30, 2007.

OTHER MATTERS

As of the date of this proxy statement, the Navigant board of directors knows of no other matters that are likely to be brought before the special meeting, but if other matters do properly come before the meeting, it is intended that the persons authorized under solicited proxies will vote or act thereon in accordance with their own judgment.

WHERE YOU CAN FIND MORE INFORMATION

Additional information regarding Navigant can be found on our Web site, www.tq3navigant.com. Here we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practical after such material is electronically filed or furnished to the SEC. We also have a code of conduct, which can be found on our Web site. We have not incorporated by reference the information on our Web site into this filing and you should not consider it part of this document.

The public may read any copy and materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Navigant’s proxy solicitors, Innisfree M&A Incorporated. Shareholders can call toll-free at (888) 750-5834 (Banks and brokers can call collect at (212) 750-5833).

We have authorized no one to give you any information or to make any representation about the proposed merger or our company that differs from or adds to the information contained in this document or in the documents we have publicly filed with the Securities and Exchange Commission. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CARLSON WAGONLIT B.V.,

HORIZON MERGER CORP.,

A WHOLLY OWNED DIRECT SUBSIDIARY OF CARLSON WAGONLIT B.V.,

AND

NAVIGANT INTERNATIONAL, INC.

APRIL 26, 2006

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INDEX OF DEFINED TERMS

Defined Term	Section
Accor	3.6(b)
Accor Transaction Agreement	3.6(b)
Acquisition Debt Commitment Letter	3.6(a)
Acquisition Equity Commitment Letters	3.6(d)
Acquisition Proposal	5.3(b)(vii)(A)
Action	4.11
Agreement	Preamble
Applicable Laws	1.6(a)
Appraisal Shares	2.1(d)
ARC	4.16(d)(ii)
Blackstone	4.6
Board	Recitals
Capitalization Date	4.4(a)
CCI	3.6(b)
CCI Acquisition Equity Commitment letter	3.6(d)
Certificate	2.1(b)
Certificate of Merger	1.2
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Commission	1.6(b)
Confidentiality Agreement	5.3(b)(iii)(A)
Controlled Group Liability	4.15(a)(i)
Convertible Debentures	4.4(a)
Covered Proposal	7.6(a)(i)(B)
Credit Agreement	5.3(a)(vi)
CWT	Preamble
CWT Termination Fee	7.6(a)
Debt Commitment Letters	3.6(b)
Debt Financing	3.6(b)
Delaware Secretary of State	1.2
DGCL	1.1
DOJ	5.1(a)(ii)
Effective Time	1.2
Environmental Laws	4.19
Environmental Permit	4.19
ERISA	4.15(a)(ii)
ERISA Affiliate	4.15(a)(iii)
Exchange Act	4.7(a)
Exchange Fund	2.2(a)
Financing Letters	3.6(e)
Financings	3.6(e)
Foreign Antitrust Laws	3.3(d)
FTC	5.1(a)(ii)
GAAP	4.7(a)
GDS	4.16(d)(iii)
Governmental Authority	3.3(d)
Hazardous Materials	4.19
HSR Act	3.3(d)

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Defined Term	Section
IATAN	4.16(d)(ii)
Indemnified Party/Indemnified Parties	5.2(a)(ii)
Indenture	5.2(c)
Intellectual Property Right	4.14(a)(i)
knowledge of Navigant	8.3(d)
Major Customer	4.24(a)
Major Travel Supplier	4.25(a)
Mandated Lead Arrangers	3.6(a)
Material Adverse Effect	8.3
Material Contracts	4.16(a)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Multiemployer Plan	4.15(f)
Multiple Employer Plan	4.15(f)
Navigant	Preamble
Navigant Board Recommendation	4.22(c)
Navigant Bylaws	1.6(a)
Navigant Certificate	1.6(a)
Navigant Common Stock	Recitals
Navigant Disclosure Schedule	Article IV
Navigant Employees	5.2(b)(iii)
Navigant Intellectual Property Right	4.14(a)(ii)
Navigant Option	2.3(a)
Navigant Permits	4.10
Navigant Rights Plan	4.27
Navigant SEC Documents	4.7(a)
Navigant Stock Plan	2.3(a)
Navigant Stockholders	1.6(a)
Navigant Stockholders Meeting	1.6(a)
OEP	3.6(c)
OEP Acquisition Equity Commitment Letter	3.6(d)
OEP Holdco	3.6(b)
OEP Recap Equity Commitment Letter	3.6(c)
Paying Agent	2.2(a)
Paying Party	7.6(d)
Permitted Liens	4.18
Person	5.3(b)(i)(B)
Plans	4.15(a)(iv)
Proxy Statement	1.6(b)
Qualified Plan	4.15(c)
Recapitalization Debt Commitment Letter	3.6(b)
Recipient Party	7.6(b)
Representatives	5.3(b)(i)
Required Approvals	5.1(a)(i)(A)
Second Request	5.1(a)(iv)
Section 262	2.1(b)(iii)
Securities Act	4.4(c)
subsidiary	8.3(c)
Superior Proposal	5.3(b)(vii)(B)
Superior Proposal Notice	5.3(b)(iii)

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Defined Term	Section
Surviving Corporation	1.1
Tax Returns	4.13(b)
Taxes	4.13(c)
Termination Date	7.2(a)
Total Indebtedness	5.3(a)(vi)
Transfers	5.3(a)(ii)
Waiting Period	5.3(b)(iii)

Exhibits
Form of Surviving Corporation’s Certificate of Incorporation	Exhibit A
Form of Surviving Corporation’s Bylaws	Exhibit B

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 26th day of April, 2006, by and among Carlson Wagonlit B.V., a Dutch B.V. (“CWT”), Horizon Merger Corp., a Delaware corporation and a wholly owned subsidiary of CWT (“Merger Sub”), and Navigant International, Inc., a Delaware corporation (“Navigant”).

RECITALS

WHEREAS, CWT and Navigant desire that CWT combine its businesses with the businesses operated by Navigant through the merger of Merger Sub with and into Navigant, with Navigant as the surviving corporation (the “Merger”), pursuant to which each share of common stock of Navigant, par value $0.001 per share (“Navigant Common Stock”) issued and outstanding at the Effective Time (as defined in Section 1.2), other than the shares of Navigant Common Stock owned by CWT, Merger Sub or Navigant (or any of their respective direct or indirect wholly owned subsidiaries (as defined in Section 8.3)) and other than the Appraisal Shares (as defined in Section 2.1(d)), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b)), all as more fully provided in this Agreement; and

WHEREAS, the board of directors (the “Board”) of each of CWT, Merger Sub and Navigant has determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective stockholders; and

WHEREAS, CWT, Merger Sub and Navigant desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, CWT, Merger Sub and Navigant agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Navigant at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Navigant shall continue its existence as a wholly owned subsidiary of CWT under the laws of the State of Delaware. Navigant, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the ”Surviving Corporation.”

1.2 Closing; Effective Time. A closing (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, N.Y. 10019, or such other place as the parties hereto may agree, as soon as practicable but no later than the second business day following the date upon which all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as CWT and Navigant may agree (such date, the “Closing Date”). As promptly as possible on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by CWT and Navigant and specified in the Certificate of Merger (the “Effective Time”).

1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time, (a) the Surviving Corporation’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time to read in the form attached hereto as Exhibit A, and (b) the Surviving Corporation’s Bylaws as in effect immediately prior to the Effective Time shall be amended as of the Effective Time to read in the form attached hereto as Exhibit B; in each case, until amended in accordance with the DGCL, this Agreement and such certificate of incorporation or bylaws, as the case may be.

1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Navigant shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

1.6 Navigant Stockholders Meeting.

(a) As promptly as practicable following the date of this Agreement, Navigant shall, in accordance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (as defined in Section 3.3(d)), in each case, to the extent applicable (collectively, “Applicable Laws”), and Navigant’s Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement (the “Navigant Certificate”) and Navigant’s By-laws, as in effect on the date of this Agreement (the “Navigant Bylaws”), duly call, give notice of, convene and hold a meeting of the holders of shares of Navigant Common Stock (the “Navigant Stockholders”) to consider and vote upon approval of this Agreement and the Merger (the “Navigant Stockholders Meeting”). Subject to Section 5.3(b)(iii), Navigant shall ensure that the Navigant Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Navigant Stockholders Meeting are solicited in compliance in all material respects with Applicable Laws.

(b) Navigant shall promptly prepare and file with the Securities and Exchange Commission (the “Commission”) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) that meets the requirements of Applicable Laws to seek the approval of this Agreement and the Merger. CWT shall promptly furnish to Navigant all information concerning it and its business as Navigant may reasonably request in connection with the preparation of the Proxy Statement and the solicitation of proxies. Navigant shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it and shall cause such Proxy Statement to be mailed to the Navigant Stockholders as promptly as reasonably practicable. Navigant shall promptly notify CWT of the receipt of any comments of the Commission with respect to the Proxy Statement and shall provide to CWT copies of any comments received from the Commission in connection with the Proxy Statement. CWT shall be provided an opportunity to review and comment on all filings with the Commission, including the Proxy Statement, and all mailings to the Navigant Stockholders in connection with the Merger, and Navigant shall give reasonable consideration to all comments proposed by CWT.

(c) The Navigant Board shall make the Navigant Board Recommendation (as defined in Section 4.22(c)). Subject to Section 5.3(b)(iii), the Navigant Board Recommendation shall be included in the Proxy Statement and the Navigant Board shall use its reasonable best efforts to solicit the approval of this Agreement and the Merger by the Navigant Stockholders. In the event that subsequent to the date of this Agreement, the Navigant Board determines after consultation with outside counsel that a failure to withdraw, modify or qualify the Navigant Board Recommendation in a manner adverse to CWT would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, the Navigant Board may so withdraw, modify or qualify the Navigant Board Recommendation; provided, however, that the Navigant Board may not recommend any Acquisition Proposal (as defined in Section 5.3(b)(vii)(A)) (other than this Agreement and the transactions contemplated hereby, including the Merger), except as specifically contemplated by, and in accordance with, Section 5.3(b)(iii); provided, further, however, that unless this Agreement is theretofore terminated, Navigant shall nevertheless submit this Agreement to the Navigant Stockholders for adoption at the Navigant Stockholders Meeting.

1.7 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Navigant or (b) otherwise carry out the provisions of this Agreement, Navigant and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Navigant or otherwise to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CWT, Merger Sub or Navigant or their respective stockholders:

(a) Each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

(b) Subject to the other provisions of this Article II, each share of Navigant Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) any shares of Navigant Common Stock owned by Navigant (which shares shall be cancelled in accordance with Section 2.1(c)), (ii) any shares of Navigant Common Stock owned by CWT or any direct or indirect wholly owned subsidiary of Navigant or CWT (which shares shall remain outstanding except that the number of such shares owned by CWT or any such subsidiary shall be adjusted in the Merger to maintain the relative ownership percentages) and (iii) any shares of Navigant Common Stock owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”), as provided in Section 2.1(d)) shall be converted into and represent the right to receive $16.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all shares of Navigant Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Navigant Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Each share of Navigant capital stock held in the treasury of Navigant automatically shall be cancelled and retired and no payment shall be made in respect thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the shares of Navigant Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Navigant Stockholder that is entitled to demand and properly demands appraisal of shares of Navigant Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but, instead, such Navigant Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Navigant Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Navigant Stockholder is not entitled to the relief provided by Section 262, then the rights of such Navigant Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(b) without interest. Navigant shall give prompt notice to CWT of any demands for appraisal of any shares of Navigant Common Stock, and CWT shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Navigant shall not, without the prior written consent of CWT, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.2 Surrender and Payment.

(a) Paying Agent; Exchange Fund. Prior to the Effective Time, for the benefit of the Navigant Stockholders, CWT shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to CWT and Navigant), a bank or trust company reasonably acceptable to CWT and Navigant to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates in accordance with this Article II from time to time after the Effective Time (the “Paying Agent”). At the Effective Time, CWT shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate Merger Consideration pursuant to Section 2.1(b) upon surrender of such Certificates (such cash, the “Exchange Fund”). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by CWT, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the Commission or otherwise). Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the Navigant Stockholders six months after the date of the mailing required by Section 2.2(b) shall be delivered to CWT, upon demand by CWT, and holders of Certificates that have not theretofore complied with this Section 2.2 shall thereafter look only to CWT for payment of any claim to the Merger Consideration. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of CWT, free and clear of all claims or interest of any person previously entitled thereto.

(b) Exchange Procedure. As promptly as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Navigant Stockholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as CWT may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by CWT, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the amount of cash into which the shares of Navigant Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 2.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Navigant Common Stock that is not registered in the stock transfer books of Navigant, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 4.13(c)) required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of CWT that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of Navigant shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Navigant Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

(d) No Liability. None of CWT, Merger Sub, Navigant or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate to be lost, stolen or destroyed and, if required by CWT or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as CWT or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Merger Consideration.

(f) No Further Ownership Rights in Navigant Common Stock. The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Navigant Common Stock represented thereby.

(g) Withholding Rights. Each of the Surviving Corporation and CWT shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Navigant Stockholders or any holder of Navigant Options (as defined in Section 2.3(a)) such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, CWT or the Paying Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Navigant Stockholders or holders of Navigant Options (as applicable) in respect of which the deduction and withholding was made by the Surviving Corporation, CWT or the Paying Agent, as the case may be. At or prior to the Effective Time, Navigant shall deliver to CWT a duly executed and acknowledged affidavit of Navigant, in form and substance reasonably satisfactory to CWT and in accordance with Treasury Regulation Section 1.1445-2(c)(3), 1.897-2(g) and 1.897-2(h), certifying that each “interest” in Navigant (within the meaning of Section 897(c)(1) of the Code) is not a “United States real property interest” within the meaning of Section 897(c) of the Code.

2.3 Treatment of Stock Options.

(a) At the Effective Time, each option to purchase a share of Navigant Common Stock (a “Navigant Option”) granted under the Navigant equity compensation plans in effect on the date of this Agreement (the “Navigant Stock Plans”), or otherwise, that is outstanding immediately prior to the Effective Time shall (i) if unvested, become fully vested and (ii) be converted into the right to receive (as soon as practicable following the Effective Time) an amount in cash (less any applicable withholding Taxes and without interest) equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of Navigant Common Stock subject to such Navigant Option and (y) the number of shares of Navigant Common Stock subject to such Navigant Option immediately prior to the Effective Time. Each outstanding Navigant Option so converted shall, simultaneously with such conversion, be terminated. For the avoidance of doubt, the holder of each Navigant Option so terminated with an exercise price per share of Navigant Common Stock that is equal to or greater than the Merger Consideration shall not be entitled to receive any cash from the Surviving Corporation or CWT. Prior to the Effective Time, Navigant shall take any and all actions necessary to effectuate this Section 2.3(a).

(b) Navigant shall ensure that following the Effective Time no holder of a Navigant Option or any participant in any Navigant Stock Plan or other employee benefit arrangement of Navigant shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of Navigant or the Surviving Corporation. Prior to the Effective Time, Navigant shall deliver to the holders of Navigant Options appropriate notices, in form and substance reasonably acceptable to CWT, setting forth such holders’ rights pursuant to this Agreement.

2.4 Adjustments to Prevent Dilution. In the event that Navigant changes the number of shares of Navigant Common Stock, or securities convertible or exchangeable into or exercisable for shares of Navigant Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CWT AND MERGER SUB

In order to induce Navigant to enter into this Agreement, CWT and Merger Sub represent and warrant to Navigant as follows:

3.1 Organization and Standing. CWT is a corporation duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of The Netherlands with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

3.2 Corporate Power and Authority. Each of CWT and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by CWT and Merger Sub have been duly authorized by all necessary corporate action on the part of each of CWT and Merger Sub. No other corporate proceedings on the part of CWT or Merger Sub, and no other actions by or on the part of the shareholders of CWT or Merger Sub, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of CWT and Merger Sub, and, assuming the due authorization, execution and delivery by Navigant, constitutes a legal, valid and binding obligation of each of Merger Sub and CWT enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

3.3 Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by CWT or Merger Sub nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of CWT’s Articles of Association or Bylaws, or Merger Sub’s Certificate of Incorporation or Merger Sub’s Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CWT or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which CWT or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, or, subject to the matters referred to in clauses (i) and (ii) of paragraph (d) below, any statute, rule or regulation applicable to CWT or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by CWT or any of its affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (each of the foregoing, a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), and applicable laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (“Foreign Antitrust Laws”), (ii) compliance with any United States federal and state securities laws and any other applicable takeover laws and (iii) the filing with the Delaware Secretary of State of the Certificate of Merger;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on CWT or Merger Sub.

3.4 Information Supplied. None of the information supplied or to be supplied by CWT or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Navigant Stockholders or, at the time of the Navigant Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading.

3.5 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of (a) 100 shares of common stock, par value $0.001 per share, all of which shares are validly issued and outstanding and (b) 100 shares of preferred stock, par value $0.001 per share, none of which shares are issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by CWT or a direct or indirect wholly-owned subsidiary of CWT. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

3.6 Financing. (a) Acquisition Debt Commitment Letter. CWT has received a commitment letter (the “Acquisition Debt Commitment Letter”) dated as of April 26, 2006 from J.P. Morgan plc, Lehman Brothers International (Europe) and Morgan Stanley Senior Funding, Inc. (together the “Mandated Lead Arrangers”), pursuant to which the Mandated Lead Arrangers, among other things, commit, subject to the terms and conditions therein, to provide an aggregate of $455,000,000 to fund, in part, the consummation of the transactions contemplated by this Agreement, including, without limitation, to pay the aggregate Merger Consideration for all outstanding shares of Navigant Common Stock pursuant to Article II, to pay all amounts required to be paid to holders of Navigant Options pursuant to Section 2.3, to repay any indebtedness of Navigant and its subsidiaries that may become due as a result of the transactions contemplated by this Agreement and to pay all fees and expenses and make all other payments contemplated by this Agreement.

(b) Recapitalization Debt Commitment Letter. CWT has received a commitment letter (the “Recapitalization Debt Commitment Letter,” and together with the Acquisition Debt Commitment Letter, the “Debt Commitment Letters”) dated as of April 26, 2006, from the Mandated Lead Arrangers, pursuant to which the Mandated Lead Arrangers, among other things, commit, subject to the terms and conditions therein, to provide an aggregate of

$490,000,000 to fund, in part, the consummation of the transactions contemplated by the Transaction Agreement, dated as of April 26, 2006 (the “Accor Transaction Agreement”), by and among (a)(i) Accor, S.A., a société anonyme organized under the laws of France (“Accor”), and (ii) Compagnie Internationale de Wagons-Lits et du Toursime, S.A., (b)(i) Carlson Companies, Inc., a Minnesota corporation (“CCI”), (ii) Carlson Travel Group, Inc., (iii) Carlson Marketing Group, Inc. and (iv) Carlson Travel Holdings, Inc., (c) Sapotoro Cooperatief U.A. (“OEP Holdco”) and (d) CWT (the financing to be provided pursuant to the Debt Commitment Letters being the “Debt Financing”).

(c) Recapitalization Equity Commitment Letter. One Equity Partners II, L.P. (“OEP”) has provided to OEP Holdco, Accor, CCI and CWT an executed commitment letter dated as of April 26, 2006 (the “OEP Recap Equity Commitment Letter”), pursuant to which OEP has agreed, among other things, to provide up to $198,016,204 of equity financing to CWT to fund, in part, the obligations of OEP Holdco under the Accor Transaction Agreement.

(d) Acquisition Equity Commitment Letters. OEP has provided to CWT an executed commitment letter dated as of April 26, 2006 (the “OEP Acquisition Equity Commitment Letter”), pursuant to which OEP has agreed, among other things, to provide up to $18,000,000 of equity financing to CWT to fund, in part, the obligations of CWT under Article II and Section 7.6 of this Agreement. CCI has provided to CWT an executed commitment letter dated as of April 26, 2006 (the “CCI Acquisition Equity Commitment Letter” and, together with the OEP Acquisition Equity Commitment Letter, the “Acquisition Equity Commitment Letters”), pursuant to which CCI has agreed, among other things, to provide up to $58,000,000 of equity financing to CWT to fund, in part, the obligations of CWT under Article II and Section 7.6 of this Agreement.

(e) Financing Letters. True, complete and fully executed copies of each of the Debt Commitment Letters, the OEP Recap Equity Commitment Letter and the Acquisition Equity Commitment Letters (together, the “Financing Letters”) have been furnished to Navigant. As of the date hereof, (i) each of the Financing Letters is in full force and effect and has not been amended or modified in any respect, (ii) all commitment or other fees required to be paid by CWT and due from CWT as of the date hereof under each of the Financing Letters have been paid in full, and, (iii) to the knowledge of CWT, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach under any of the Financing Letters by CWT or, to the knowledge of CWT, any other party to any of the Financing Letters. Assuming the accuracy of the representations and warranties of Navigant contained in this Agreement and Navigant’s compliance with its covenants contained in this Agreement, to the knowledge of CWT, there are no facts and circumstances on the date hereof that would reasonably be expected to prevent the conditions described in each of the Financing Letters from being satisfied. Assuming the accuracy of the representations and warranties of Navigant contained in this Agreement and Navigant’s compliance with its covenants contained in this Agreement, the aggregate proceeds of (i) the financings contemplated by the Debt Commitment Letters, (ii) the transactions contemplated by the OEP Recap Equity Commitment Letter and (iii) the transactions contemplated by the Acquisition Equity Commitment Letters, when taken together with the available cash of CWT and Navigant and its subsidiaries, are sufficient to pay the aggregate Merger Consideration for all outstanding shares of Navigant Common Stock pursuant to Article II, to pay all amounts required to be paid to holders of Navigant Options pursuant to Section 2.3, to repay any indebtedness of Navigant and its subsidiaries that may become due as a result of the transactions contemplated by this Agreement, to pay all fees and expenses and make all other payments contemplated by this Agreement and to consummate the transactions contemplated by the Accor Transaction Agreement (the financings in clause (i) above and the transactions in clauses (ii) and (iii) above being hereafter collectively referred to as the “Financings”).

3.7 Solvency. Each of CWT and Merger Sub is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated by this Agreement, including the Merger and the Financings. As of the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the Financings, and assuming the accuracy of the representations and warranties of Navigant in this

Agreement and Navigant’s compliance with its covenants under this Agreement, the Surviving Corporation will (a) be able to pay its debts generally as they become due and (b) be able to pay its debts as such debts mature.

3.8 Accor Transaction. A true, complete and fully executed copy of the Accor Transaction Agreement has been furnished to Navigant. As of the date hereof, (a) the Accor Transaction Agreement is in full force and effect and has not been amended or modified in any respect and (b) to the knowledge of CWT, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach under the Accor Transaction Agreement by CWT or to the knowledge of CWT, any other party to the Accor Transaction Agreement (except as would not reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement). Assuming the accuracy of the representations and warranties of Navigant contained in this Agreement and Navigant’s compliance with its covenants under this Agreement, to CWT’s knowledge, there are no facts and circumstances on the date hereof that would reasonably be expected to prevent the conditions described in the Accor Transaction Agreement from being satisfied.

3.9 Ownership of Common Stock. Neither CWT nor Merger Sub nor any of their respective subsidiaries is the beneficial owner of any Navigant Common Stock or has entered into any agreement with any Person to acquire any Navigant Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NAVIGANT

Except as set forth in the Disclosure Schedule that has been prepared by Navigant and delivered by Navigant to CWT and dated the date of this Agreement (the “Navigant Disclosure Schedule”) or as disclosed in the Navigant SEC Documents (as defined below) filed prior to the date of this Agreement if the relevance of such disclosure is reasonably apparent on its face, in order to induce Merger Sub and CWT to enter into this Agreement, Navigant hereby represents and warrants to CWT and Merger Sub as follows:

4.1 Organization and Standing. Navigant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Navigant’s subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Navigant and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant. Navigant is not in default in the performance, observance or fulfillment of any provision of the Navigant Certificate or the Navigant Bylaws. No subsidiary of Navigant is in default in the performance, observance or fulfillment of any provision of such subsidiary’s certificate of incorporation, bylaws or similar organizational documents. Navigant has heretofore furnished or made available to CWT complete and correct copies of the Navigant Certificate and the Navigant Bylaws and the certificates of incorporation and bylaws or similar organizational documents for each of Navigant’s subsidiaries.

4.2 Subsidiaries. Navigant does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the Navigant Disclosure Schedule. Except as set forth in Section 4.2 to the Navigant Disclosure Schedule, Navigant is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in Section 4.2 to the Navigant Disclosure Schedule, Navigant owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of Navigant’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Navigant free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of Navigant’s subsidiaries is set forth in Section 4.2 to the Navigant Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Navigant Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of Navigant’s subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of Navigant’s subsidiaries.

4.3 Corporate Power and Authority. Navigant has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement and the transactions contemplated by this Agreement by the Navigant Stockholders, to consummate the transactions contemplated by this Agreement. Subject to adoption of this Agreement and the transactions contemplated by this Agreement by the Navigant Stockholders, (i) the execution, performance and delivery of this Agreement by Navigant have been duly authorized by all necessary corporate action on the part of Navigant, and (ii) no other corporate proceedings on the part of Navigant are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Navigant, and, assuming the due authorization, execution and delivery by CWT and Merger Sub, constitutes the legal, valid and binding obligation of Navigant enforceable against it in accordance with its terms except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principals of equity.

4.4 Capitalization of Navigant.

(a) Navigant’s authorized capital stock consists solely of (i) 150,000,000 shares of Navigant Common Stock, of which as of March 31, 2006 (the “Capitalization Date”) (A) 15,515,000 shares are issued and outstanding, (B) 1,231,000 shares are issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (C) below or the shares referred to in clause (D) below), (C) no shares are reserved for issuance upon the exercise of all outstanding Navigant Options or other stock based awards, and (D) a sufficient number of shares are reserved for issuance upon the exercise of conversion rights pursuant to all outstanding convertible debt instruments of Navigant and its subsidiaries; and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which as of the Capitalization Date (A) none are issued and outstanding and (B) 40,000 shares are designated Series A Preferred Stock and are reserved for issuance upon exercise of the rights issued pursuant to the Navigant Rights Plan (as defined in Section 4.27). As of the Capitalization Date, there are outstanding Navigant Options to purchase an aggregate of 2,565,838 shares of Navigant Common Stock. Since the Capitalization Date through the date hereof, (x) no capital stock of Navigant has been issued except pursuant to the exercise or conversion of Navigant Options or convertible securities referred to in this Section 4.4(a) and (y) no Navigant Options have been granted. As of the Capitalization Date and based upon the Merger Consideration, Navigant’s 4.875% convertible subordinated debentures due 2023 (the “Convertible Debentures”) would be convertible into an aggregate maximum of 5,315,124 shares of Navigant Common Stock (after taking into account the adjustment to the conversion rate of the Convertible Debentures contemplated by the First Supplemental Indenture, dated as of July 22, 2005, between Navigant and Wells Fargo Bank, National Association, as trustee thereunder, as a result of the Merger).

(b) Other than as set forth in Section 4.4(a) of this Agreement and on Section 4.4 of the Navigant Disclosure Schedule, there are no outstanding (i) shares of Navigant capital stock or Navigant voting securities,

(ii) subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Navigant, or (iii) securities that are convertible into or exchangeable for any shares of Navigant capital stock or Navigant voting securities, and neither Navigant nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of Navigant or any of its subsidiaries or any of their respective predecessors.

(c) None of Navigant’s subsidiaries owns any capital stock of Navigant. Each outstanding share of Navigant capital stock is, and each share of Navigant capital stock that may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance in all material respects with United States federal and state securities laws. Section 4.4 to the Navigant Disclosure Schedule states the number of shares of Navigant Common Stock issuable to each holder of Navigant Options as of the Capitalization Date, including the applicable vesting schedule, exercise price and whether the Navigant Option is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Code). Except as set forth in Section 4.4 to the Navigant Disclosure Schedule, neither Navigant nor any of its subsidiaries has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or under any state securities law or granted registration rights to any individual or entity; complete and correct copies of any such agreements have previously been provided or made available to CWT.

4.5 Conflicts; Consents and Approvals. Except as set forth in Section 4.5 of the Navigant Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of, the Navigant Certificate or the Navigant Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Navigant or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Navigant or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, or, subject to the matters referred to in clauses (i) and (ii) of paragraph (d) below, any statute, rule or regulation applicable to Navigant or any of its subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Navigant or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement and the transactions contemplated by this Agreement by Navigant Stockholders, (ii) actions required by the HSR Act and Foreign Antitrust Laws, (iii) compliance with any United States federal and state securities laws, and (iv) the filing with the Delaware Secretary of State of the Certificate of Merger;

other than in the case of Sections 4.5(b), 4.5(c) and 4.5(d) those exceptions that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant.

4.6 Brokerage and Finders’ Fees; Expenses. Except for Navigant’s obligations to The Blackstone Group, L.P. (“Blackstone”) (true and complete copies of all agreements relating to such obligations having previously been provided or made available to CWT), neither Navigant nor any director, officer, employee or subsidiary of Navigant, has incurred or will incur on behalf of Navigant or its subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement. Section 4.6 to the Navigant

Disclosure Schedule discloses Navigant’s best estimate as of the date hereof of the maximum aggregate amount of all fees and expenses that will be paid or will be payable after the date hereof by Navigant and its subsidiaries to all attorneys, accountants and investment bankers in connection with the Merger and the transactions contemplated by this Agreement.

4.7 Navigant SEC Documents.

(a) Except as set forth in Section 4.7(a) of the Navigant Disclosure Schedule, Navigant and its subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “Navigant SEC Documents”) required to be filed by them since January 1, 2003 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) or the Securities Act. The Navigant SEC Documents, including any financial statements or schedules included in the Navigant SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) or, in the case of any Navigant SEC Document amended or superseded by a filing prior to the date of this Agreement, then solely on the date of such amending or superseding filing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Navigant and its subsidiaries included in the Navigant SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Navigant and its subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) or, in the case of any Navigant SEC Document amended or superseded by a filing prior to the date of this Agreement, then solely on the date of such amending or superseding filing, complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (iv) fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Navigant and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended. None of Navigant’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, The Nasdaq National Market, any stock exchange or any other comparable Governmental Authority.

(b) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Navigant SEC Documents filed since March 31, 2003, the financial statements and other financial information included in each such Navigant SEC Document fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of Navigant as of, and for, the periods presented in the Navigant SEC Documents. Since March 31, 2003, Navigant’s principal executive officer and its principal financial officer have disclosed to Navigant’s auditors and the audit committee of the Navigant Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Navigant’s ability to record, process, summarize and report financial information and have identified for Navigant’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Navigant’s internal controls over financial reporting and Navigant has provided to CWT copies of any written materials relating to the foregoing. Navigant has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Navigant, including its consolidated subsidiaries, is made known to Navigant’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of

Navigant, such disclosure controls and procedures are effective to ensure that all material information required to be included in Navigant’s periodic reports required under the Exchange Act is made known on a timely basis to the individuals responsible for filing the Navigant SEC Documents. Except as set forth in Section 4.7(b) to the Navigant Disclosure Schedule, there are no outstanding loans made by Navigant or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Navigant. Since the enactment of the Sarbanes-Oxley Act of 2002, neither Navigant nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Navigant or any of its subsidiaries.

4.8 Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Navigant as of December 25, 2005 included in the Navigant SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (c) as set forth in Section 4.8 to the Navigant Disclosure Schedule, neither Navigant nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of Navigant and its subsidiaries (or disclosed in the notes thereto).

4.9 Information Supplied. At the date the Proxy Statement is mailed to the Navigant Stockholders and at the time of the Navigant Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. The representation contained in the immediately preceding sentence will not apply to statements or omissions included in the Proxy Statement based upon information furnished to Navigant by CWT or Merger Sub specifically for use therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

4.10 Compliance with Law. Navigant and its subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Navigant Permits”), except for failures to hold such Navigant Permits that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant. Navigant and its subsidiaries are in compliance with the terms of the Navigant Permits, except where the failure so to comply would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant. The businesses of Navigant and its subsidiaries are not being conducted in violation of any Applicable Law, except for violations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant. Except as set forth in Section 4.10 to the Navigant Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Navigant or any of its subsidiaries is pending or, to the knowledge of Navigant, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant.

4.11 Litigation. There is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or, to the knowledge of Navigant, investigation (each, an “Action”) pending, or, to the knowledge of Navigant, threatened, against Navigant or any of its subsidiaries or any executive officer or director of Navigant or any of its subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant. Neither Navigant nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, insofar as can be reasonably foreseen, have or reasonably be expected to have a Material Adverse Effect on Navigant.

4.12 Absence of Certain Changes or Events.

(a) Since December 25, 2005, there has not been any Material Adverse Effect on Navigant or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant.

(b) There has not been any action taken by Navigant or any of its subsidiaries from December 25, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.3(a).

4.13 Taxes.

(a) Navigant and each of its subsidiaries has filed all material Tax Returns (as defined in Section 4.13(b)) required to be filed by it. All such Tax Returns were true, correct and complete in all material respects, and Navigant and each of its subsidiaries has paid or caused to be paid all material Taxes in respect of the periods covered by such Tax Returns other than Taxes for which appropriate reserves have been established in accordance with GAAP. Each of Navigant and its subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party. Neither Navigant nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. There are no material security interests on any of the assets of Navigant or any of its subsidiaries that arose in connection with any failure to pay any Tax when due (taking into account relevant extensions), except with respect to such Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP. There is no claim or dispute concerning any material Tax liability of Navigant or its subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of Navigant and its subsidiaries has knowledge based on personal contact with any agent of such Governmental Authority. No issue has been raised in writing in any examination by any Governmental Authority with respect to Navigant or any subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed material increase in Tax, in excess of that provided for in any reserve for Taxes, for any other period not so examined. All material income Tax Returns required to be filed by or with respect to Navigant or any of its subsidiaries through the year 2002 have been examined by the Internal Revenue Service or other appropriate taxing authority and the examination concluded, or are Tax Returns with respect to which the period during which any assessments may be made by the Internal Revenue Service or other appropriate taxing authority has expired (taking into account any extension or waiver thereof). There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of Navigant or any of its subsidiaries. Neither Navigant nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purpose (except for the group of which Navigant is the common parent), (ii) has any liability for the Taxes of any person (other than Navigant and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, or (iii) is a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature involving a material amount of Taxes that remains in effect. Navigant has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in two (2) years prior to this Agreement) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Navigant has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No foreign subsidiary of Navigant is (i) engaged in a United States trade or business for federal income tax purposes or (ii) a passive foreign investment company or a shareholder, directly or indirectly, in a passive foreign investment company, each within the meaning of the Code.

(b) “Tax Returns” means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other relevant jurisdiction responsible for the imposition or collection of Taxes.

(c) “Taxes” means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto, imposed upon Navigant or any of its subsidiaries and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

4.14 Intellectual Property.

(a) For purposes of this Agreement, (i) “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) “Navigant Intellectual Property Right” means all Intellectual Property Rights owned by Navigant or any of its subsidiaries that are used or held for use by Navigant or any of its subsidiaries.

(b) Navigant and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant. No Navigant Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Navigant or any of its subsidiaries or restricting the licensing thereof by Navigant or any of its subsidiaries to any Person (as defined in Section 5.3(b)(i)(B)), except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant. Neither Navigant nor any of its subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the knowledge of Navigant no Person is infringing on any Navigant Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, (i) neither Navigant nor any of its subsidiaries is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any claim alleging infringement by Navigant or any of its subsidiaries of any other Person’s Intellectual Property Right and (ii) Navigant and its subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any Navigant Intellectual Property Rights.

4.15 Employee Benefit Plans.

(a) For purposes of this Agreement, the following terms have the definitions given below:

(i) “Controlled Group Liability” means any and all liabilities, contingent or otherwise (A) under Title IV of ERISA (as defined below), (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (E) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans (as defined below).

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

(iii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv) “Plans” means all material employee benefit plans, programs, agreements, and other arrangements providing benefits to any current or former employee, consultant or director in respect of services provided to Navigant or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Navigant or any of its subsidiaries or to which Navigant or any of its subsidiaries contributes or is obligated to contribute or could have any liability or is party. Without limiting the generality of the foregoing, the term ”Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, health, sickness, life, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

(b) Section 4.15(b) to the Navigant Disclosure Schedule lists all Plans, and denotes each Plan that is subject to the laws of any jurisdiction outside of the United States. With respect to each Plan, Navigant has provided or made available to CWT a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; and any material modifications thereto (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the two most recent actuarial valuations for any defined pension benefit plans; (vi) any material notices provided either to any participants in any Plan or to any Governmental Authority (or any material communications from any Governmental Authority) relative to any Plan in the past five years; and (vii) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided or made available to CWT, there are no amendments to any Plan that have been adopted or approved, nor has Navigant or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Plan”), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. There are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States.

(d) All contributions required to be made by Navigant or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full. To the extent applicable and except as disclosed in the Navigant SEC Documents filed by Navigant since January 1, 2003, all Plans and related trusts maintained outside the United States are fully funded and/or fully book reserved on a projected benefit obligation basis in accordance with Applicable Laws and GAAP.

(e) Navigant and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans in all material respects. Each Plan has been operated in compliance with its terms in all material respects. To the knowledge of Navigant, there is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Navigant or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

(f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), nor has Navigant or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g) There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Navigant or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Navigant nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or that constitutes a withdrawal or partial withdrawal under Section 4201 et seq. of ERISA.

(h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 4.15(h) to the Navigant Disclosure Schedule, neither Navigant nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. There has been no communication to employees of Navigant or its subsidiaries that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i) Except as disclosed in Section 4.15(i) to the Navigant Disclosure Schedule or as provided in Section 2.3(a) of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Navigant or any of its subsidiaries (either alone or in conjunction with any other event) under any Plan whether or not such payment would constitute a parachute payment (within the meaning of Section 280G of the Code). To the knowledge of Navigant, (i) the data underlying the analysis provided by Navigant to CWT of estimated exposure of nine Navigant employees to the tax imposed by Section 4999 of the Code is complete and accurate, and (ii) no other service provider of Navigant and its subsidiaries could reasonably be expected to receive payments or benefits in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) that would result in the imposition of tax under such section.

(j) Except as disclosed in Section 4.15(j) to the Navigant Disclosure Schedule, there are no pending, or, to the knowledge of Navigant, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of Navigant or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

(k) No disallowance of a deduction under Section 162(m) of the Code for employee reimbursement or compensation of any amount paid or payable by Navigant or any of its subsidiaries has occurred or is reasonably expected to occur.

(l) The terms and conditions of the United Healthcare Insurance Company Personal Benefit Account Plan for the 2006 plan year are not materially different than the terms and conditions set forth in the summary plan description, previously provided to CWT, titled “United HealthCare Insurance Company iPlan Personal Benefit Account” and indicating that the “Effective Date” of the plan was January 1, 2005.

4.16 Contracts; Indebtedness.

(a) Except as set forth in Section 4.16 of the Navigant Disclosure Schedule or listed as an exhibit to Navigant’s Annual Report on Form 10-K for the year ended December 25, 2005 (together with the contracts listed on Section 4.16 of the Navigant Disclosure Schedule, the “Material Contracts”), neither Navigant nor any of its subsidiaries is a party to, and none of their respective properties or assets are bound by, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K of the Commission). Each such Material Contract is a valid, binding and enforceable obligation of Navigant or its subsidiaries and, to Navigant’s knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, and, upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity. As of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, as of the Closing Date, neither Navigant nor any subsidiary of Navigant has received any notice from any other party to any such Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date hereof, all Material Contracts are either publicly filed with the Commission and available via EDGAR or Navigant has made available to CWT true and correct copies of all such contracts. Neither Navigant nor any of its subsidiaries, and, to the knowledge of Navigant, no other party thereto, is in violation of or in default under any Material Contract (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default thereunder by Navigant or any of its subsidiaries or, to Navigant’s knowledge, by any third party), except for violations or defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant.

(b) Except as set forth in Section 4.16(b) of the Navigant Disclosure Schedule, neither Navigant nor any of its subsidiaries is a party to or otherwise bound by (i) any agreement containing covenants purporting to limit in any material respect the freedom of Navigant or any of its subsidiaries or employees to compete in any line of business or sell, supply or distribute any service or product, in each case, in any geographic area or to hire any individual or group of individuals or any similar obligation or limitation (with such obligation or limitation described in Section 4.16(b) of the Navigant Disclosure Schedule), (ii) any agreement that, after the Effective Time, would have the effect of limiting in any material respect the freedom of CWT or any of its subsidiaries or employees to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area or to hire any individual or group of individuals or any similar obligation or limitation (with such obligation or limitation described in Section 4.16(b) of the Navigant Disclosure Schedule), or (iii) any acquisition agreement containing “earn-out” or other contingent payment obligations.

(c) Section 4.16(c) of the Navigant Disclosure Schedule sets forth (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness for borrowed money of Navigant or any of its subsidiaries in an aggregate principal amount in excess of $2,500,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of all agreements that relate to guaranties by Navigant or any of its subsidiaries of the indebtedness of any other Person.

(d) Section 4.16(d) of the Navigant Disclosure Schedule sets forth a list of all material oral or written contracts and agreements which (i) involve the provision or procurement of any GDS services by Navigant or any of its subsidiaries or are otherwise with any GDS or affiliate thereof, (ii) includes as a counterparty the Airline Reporting Corporation (“ARC”) or the International Air Transport Association Network (“IATAN”), or (iii) subcontracts another party to provide travel services involving payments in excess of $250,000 per year. For the purposes of this Agreement, “GDS” means an electronic distribution system(s) for the travel industry that enables airlines, rail operators, hotels, car rental companies and other providers of travel-related services to display, distribute and sell their services to travel agencies, corporations, and/or individuals through various distribution channels.

4.17 Labor Matters.

(a) Neither Navigant nor any of its subsidiaries has any labor contracts or collective bargaining agreements with any persons employed by Navigant or any of its subsidiaries or any persons otherwise performing services primarily for Navigant or any of its subsidiaries. There is no labor strike, dispute or stoppage pending, or, to the knowledge of Navigant or any of its subsidiaries, threatened, against Navigant or any of its subsidiaries, and neither Navigant nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2004. To the knowledge of Navigant, since January 1, 2004, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Navigant or any of its subsidiaries. Neither Navigant nor any of its subsidiaries is engaged in any unfair labor practice. Navigant and its subsidiaries are in compliance, and at all times since January 1, 2004 have been in compliance in all material respects with Applicable Laws with respect to the employment of employees and independent contractors of Navigant and its subsidiaries. No employee of Navigant or its subsidiaries has been inappropriately treated as an independent contractor.

(b) As of the date hereof, no executive officer or senior management employee of Navigant or any of its subsidiaries has given notice to Navigant or any of its subsidiaries, nor is Navigant or any of its subsidiaries otherwise aware that any such executive officer or senior management employee intends to terminate his or her employment with Navigant or any of its subsidiaries.

(c) As of the date hereof, to the knowledge of Navigant, no executive officer or senior management employee of Navigant or any of its subsidiaries is in violation in any respect of any term of any employment or services contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer or senior management employee to be employed or engaged by Navigant or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Navigant or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

(d) Navigant and its subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws with respect to employment, employment practices, employee and independent contractor classification, labor relations, safety and health, wages, hours and terms and conditions of employment. Navigant and its subsidiaries have complied with their payment obligations to all employees of Navigant and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each Navigant policy, practice, agreement, plan, program or Applicable Laws in all material respects.

4.18 Real Property. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Navigant, each of Navigant and its subsidiaries has good and valid title to the real property owned by it, and valid and subsisting leasehold estates in the real property leased by it, in each case subject to no lien or encumbrance, except Permitted Liens. “Permitted Liens” means (a) liens and encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto and actually known by Navigant that do not materially impair the use of such property by Navigant or any of its subsidiaries in the operation of their respective business, (b) liens and encumbrances of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or (c) interests of the lessor to any leased property.

4.19 Environmental Matters. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant: (a) the properties, operations and activities of Navigant and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and Environmental Permits (as defined below) and all past noncompliance of Navigant or any of its subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Navigant and its subsidiaries and the properties and operations of Navigant and its subsidiaries are not subject to any existing, pending, or, to the knowledge of Navigant, threatened, Action by or before any Governmental Authority under any Environmental Laws; (c) there has been no release of any Hazardous Material (as defined below) into the environment by Navigant or its subsidiaries or in connection with their current or former properties or operations; and (d) there has been no exposure of any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of Navigant and its subsidiaries. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, neither Navigant nor its subsidiaries has knowledge of or has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by Navigant or its subsidiaries with any Environmental Laws. “Environmental Laws” means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

4.20 Insurance. Section 4.20 of the Navigant Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by Navigant or any of its subsidiaries which policies have been issued by insurers, which are reputable and financially sound and provide coverage for the operations conducted by Navigant and its subsidiaries of a scope and coverage consistent with customary industry practice for companies engaged in businesses similar to that of Navigant and its subsidiaries.

4.21 Opinion of Financial Advisor. The Navigant Board has received the written opinion of Blackstone, Navigant’s financial advisor, dated on or about the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the Navigant Stockholders pursuant to this Agreement is fair, from a financial point of view, to the Navigant Stockholders, other than CWT and its affiliates. Navigant shall provide a complete and correct signed copy of such opinion to CWT as soon as practicable after the date of this Agreement, solely for information purposes. Such written opinion has not been withdrawn or revoked or otherwise modified in any material respect and Navigant has received the consent of Blackstone to include such written opinion in the Proxy Statement.

4.22 Board Recommendation; Required Vote. The Navigant Board, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Navigant Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the Navigant Stockholders approve and adopt this Agreement and the Merger (the “Navigant Board Recommendation”). The affirmative vote of holders of a majority of the outstanding shares of Navigant Common Stock to adopt this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of Navigant necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

4.23 Section 203 of the DGCL. Prior to the date of this Agreement, the Navigant Board has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the Navigant Stockholders or the Navigant Board. True and complete copies of all resolutions of the Navigant Board reflecting such actions have been previously provided or made available to CWT. No other state takeover statute is applicable to the Merger.

4.24 Customers.

(a) Section 4.24(a) of the Navigant Disclosure Schedule sets forth the names and addresses of the thirty largest customers (each, a “Major Customer”) of Navigant and its subsidiaries (based on the dollar volume of purchases during the 12 months ended December 31, 2005). Except as disclosed in Section 4.24(a) of the Navigant Disclosure Schedule, as of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, as of the Closing Date, neither Navigant nor any of its subsidiaries has received a notice from any Major Customer that it will cease or materially reduce in the future, the use of such products, equipment, goods or services of Navigant or any of its subsidiaries, and, to the knowledge of Navigant, as of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, as of the Closing Date, there is no valid reason to believe that any such customer will take any of the foregoing actions. In addition, as of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, as of the Closing Date, no Major Customer is otherwise involved in a material dispute with Navigant or any of its subsidiaries. Section 4.24(a) of the Navigant Disclosure Schedule describes each termination or nonrenewal that has occurred during the 2005 calendar year with respect to any contract with any customer involving payments in excess of $1,000,000 per year. Section 4.24(a) of the Navigant Disclosure Schedule also describes each termination or nonrenewal that has occurred between January 1, 2006 and the date of this Agreement with respect to any contract with any customer involving payments reasonably expected to be in excess of $1,000,000 for the 2006 calendar year.

(b) Except as set forth in Section 4.24(b) of the Navigant Disclosure Schedule, to the knowledge of Navigant, no customer of Navigant or any of its subsidiaries that is material to Navigant and its subsidiaries, taken as a whole, has any direct, contractual relationship with a GDS in lieu of, or in addition to, receiving the benefit of the services of a GDS pursuant to a contractual relationship with Navigant or any of its subsidiaries. Except as set forth in Section 4.24(b) of the Navigant Disclosure Schedule, no agreement between Navigant or any of its subsidiaries that is material to Navigant and its subsidiaries, taken as a whole, on the one hand, and any customer of Navigant or any of its subsidiaries, on the other hand, requires Navigant or any of its subsidiaries to use the services of a specified GDS when providing services to such customer.

(c) Section 4.24(c) of the Navigant Disclosure Schedule lists each material customer being serviced by TQ3 Travel Solutions Management Holding GmbH (or any successor thereto) or its affiliates.

4.25 Suppliers.

(a) Section 4.25(a) of the Navigant Disclosure Schedule sets forth the names and addresses of the ten largest third party vendors providing air, ground, water or other transportation, lodging, auto rental and the like (each, a “Major Travel Supplier”) of Navigant (based on the dollar volume of purchases of goods or services by Navigant during the 12 months ended December 31, 2005). Except as disclosed in Section 4.25(a) of the Navigant Disclosure Schedule, as of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, as of the Closing Date, neither Navigant nor any of its subsidiaries has received any written notice from any Major Travel Supplier that any such Major Travel Supplier will not sell raw material, supplies, services, merchandise and other goods to Navigant or any of its subsidiaries at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases, and, to the knowledge of Navigant, as of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, as of the Closing Date, there is no valid reason to believe that any such supplier or service provider will take any of the foregoing actions. In addition, as of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Navigant, as of the Closing Date, no Major Travel Supplier is otherwise involved in a material dispute with Navigant or any of its subsidiaries. Section 4.25(a) of the Navigant Disclosure Schedule describes each termination or nonrenewal that has occurred during the 2005 calendar year with respect to any contract with any supplier or service provider involving payments in excess of $1,000,000 per year. Section 4.25(a) of the Navigant Disclosure Schedule also describes each termination or nonrenewal that has occurred between January 1, 2006 and the date of this Agreement with respect to any contract with any supplier or service provider involving payments reasonably expected to be in excess of $1,000,000 for the 2006 calendar year.

(b) Section 4.25(b) of the Navigant Disclosure Schedule lists each material agreement with a third party vendor providing air, ground, water or other transportation, lodging, auto rental and the like with respect to which TQ3 Travel Solutions GmbH is a party.

4.26 ARC and IATAN Numbers; Registration as Travel Supplier.

(a) Navigant or subsidiaries of Navigant (i) have a valid and current agreement with ARC establishing Navigant or subsidiaries of Navigant as an approved ARC agent and Navigant and its subsidiaries are in compliance in all material respects with such agreement; (ii) have all rights to the ARC numbers listed in Section 4.26(a) of the Navigant Disclosure Schedule and such numbers comprise all identifiers used by Navigant and its subsidiaries to conduct air sales in the United States; and (iii) own, free and clear of any liens, pledges, security interests, claims or other encumbrances, all of the ARC numbers listed in Section 4.26(a) of the Navigant Disclosure Schedule. No ARC numbers, except for the ARC numbers listed in Section 4.26(a) of the Navigant Disclosure Schedule, were used to generate the amounts reflected in the commissions from suppliers line item in Navigant’s financial statements.

(b) Navigant or subsidiaries of Navigant (i) have a valid and current agreement with IATAN establishing Navigant or subsidiaries of Navigant as an approved IATAN agent and Navigant and its subsidiaries are in compliance in all material respects with such agreement; (ii) have all rights to the IATAN numbers listed in Section 4.26(b) of the Navigant Disclosure Schedule and such numbers comprise all identifiers used by Navigant and its subsidiaries to conduct air sales in the United States; and (iii) own, free and clear of any liens, pledges, security interests, claims or other encumbrances, all of the IATAN numbers listed in Section 4.26(b) of the Navigant Disclosure Schedule. No IATAN numbers, except for the ARC numbers listed in Section 4.26(b) of the Navigant Disclosure Schedule, were used to generate the amounts reflected in the commissions from suppliers line item in Navigant’s financial statements.

(c) Navigant is in good standing in all states requiring registration as a travel supplier, and Navigant or subsidiaries of Navigant are in good standing with ARC and IATAN.

4.27 Rights Plan. Navigant has taken all actions necessary to render the rights issued pursuant to the Rights Agreement, dated as of July 18, 2005, between Navigant and American Stock Transfer & Trust Company, as rights agent (the “Navigant Rights Plan”), inapplicable to this Agreement, and the transactions contemplated hereby and thereby, and to cause the Navigant Rights Plan to terminate as of the Effective Time.

4.28 Accounts Receivable. The accounts receivable of Navigant, as reflected in the Navigant SEC Documents, to the extent uncollected on the date hereof, and the accounts receivable reflected, since the date of the last balance sheet included in the Navigant SEC Documents, on the books of Navigant, are: (a) valid and existing, not disputed in writing (or to the knowledge of Navigant, orally), and represent monies due for services rendered or to be rendered; and (b) (subject to the reserves referenced in the immediately following sentence) subject to no refunds or other adjustments (except for returns or other adjustments in the ordinary course of business consistent with the past practices of Navigant and its subsidiaries and not material to Navigant and its subsidiaries taken as a whole) and, to the knowledge of Navigant, to no defenses, counterclaims, rights of setoff, assignments, restrictions, liens, pledges, security interests or other encumbrances or conditions enforceable by third parties on or affecting any thereof. The reserves reflected in the Navigant SEC Documents, and since the date of the last balance sheet included in the Navigant SEC Documents, on the books of Navigant, are considered adequate (subject to adjustment for operations and transactions through the Closing Date in the ordinary course of business) for receivables not collectible in the ordinary course of business.

ARTICLE V

COVENANTS OF THE PARTIES

The parties hereto agree that:

5.1 Mutual Covenants.

(a) Reasonable Best Efforts.

(i) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents, and to obtain as promptly as practicable (A) all consents, waivers, licenses, novations, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”), and (B) the consents and authorizations of the third parties identified in Section 5.1(a) of the Navigant Disclosure Schedule. In furtherance and not in limitation of the foregoing, each of Navigant and CWT agrees to make (1) as promptly as practicable, but in any event within ten business days, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, and (2) as promptly as practicable all other necessary filings with other Governmental Authorities relating to the Merger, and to supply as promptly as practicable any additional information or documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as promptly as practicable. Each party shall have responsibility for its respective filing fees associated with the filings under the HSR Act and other Required Approvals. Notwithstanding anything to the contrary in this Agreement, neither Navigant nor CWT nor any of their respective subsidiaries shall be required (x) to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or (y) to accept any operational restriction, or take any other action that, in the reasonable judgment of CWT, could be expected to limit the right of CWT or Navigant to own or operate all or any portion of their respective businesses or assets.

(ii) Each of CWT and Navigant shall, in connection with the efforts referenced in Section 5.1(a)(i) to obtain all Required Approvals, use its reasonable best efforts, but in any event subject to Applicable Laws, to (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (B) subject to Applicable Laws, permit counsel for the other party to review in advance any proposed written communication between it and any Governmental Authority; provided, however, that the parties may redact any information (1) regarding the Merger Consideration, (2) alternative mergers or acquisitions considered, (3) that is privileged and the provision of which to the other party would waive such privilege, or (4) that would violate a confidentiality agreement with a third party, (C) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party’s counsel) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the Department of Justice (“DOJ”), the Federal Trade Commission (“FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (D) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other

Person, give the other party the opportunity to attend and participate in such meetings and conferences, and (E) keep each other apprised of the status of any filings or any requests for additional information and documentary material.

(iii) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.1(a)(i) and 5.1(a)(ii), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of CWT and Navigant shall cooperate in all respects with each other and use its respective reasonable best efforts, to contest and resist vigorously any such action or proceeding and to seek to avoid the entry of, or seek to have vacated, lifted, reversed or overturned as promptly as practicable, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement on or before the Termination Date and to seek to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable as promptly as practicable so as to permit consummation of the transactions contemplated by this Agreement on or before the Termination Date. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party’s right to terminate this Agreement pursuant Article VII so long as such party has up to then complied with its obligations under this Section 5.1(a).

(iv) In the event a party hereto receives a request for additional information or documentary material (“Second Request”) issued by a Governmental Authority pursuant to 16 C.F.R. § 803.20 in connection with the transactions contemplated by this Agreement, such party will comply with such request as provided by Section 7A(e) of the HSR Act as quickly as practicable. In the event that a party hereto receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a Second Request, such party shall comply with such subpoena or civil investigative demand as quickly as practicable. In the event the Governmental Authority disputes the adequacy of compliance by a party hereto with respect to a Second Request, subpoena, or civil investigative demand, such party shall endeavor to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation. Each of the Parties agrees that, during the term of this Agreement, it will not withdraw its filing under the HSR Act or any other applicable antitrust, competition or trade regulation law without the written consent of the other party. Each of the Parties agrees that it will not enter into any timing agreement with any Governmental Authority without the written consent of the other party.

(b) Public Announcements. CWT and Navigant will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

(c) Conveyance Taxes. Navigant and CWT shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

(d) Notice of Certain Events. Each of the Navigant and CWT shall promptly notify the other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced after the date hereof or, to its knowledge, threatened after the date hereof against, relating to or involving or otherwise affecting Navigant, CWT or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Merger.

5.2 Covenants of CWT.

(a) Indemnification; Directors’ and Officers’ Insurance.

(i) For a period of six years from the Effective Time, the Surviving Corporation’s Certificate of Incorporation and the Surviving Corporation’s Bylaws shall contain provisions no less favorable with respect to indemnification than are set forth in Article Eight of the Navigant Certificate and Article IV of the Navigant Bylaws, in each case as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of Navigant or any of its subsidiaries, unless such modification shall be required by law and then only to the minimum extent required by law.

(ii) After the Effective Time, for a period of six years after the date thereof, CWT shall cause the Surviving Corporation to, and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of Navigant and each of its subsidiaries (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time in their capacity as an officer or director. If the Surviving Corporation acknowledges its indemnification obligations under this Section 5.2, the Surviving Corporation shall be entitled to assume the defense of any such action, suit, proceeding or investigation and, if the Surviving Corporation assumes the defense thereof, the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel to the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby, and provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). If the Surviving Corporation does not assume the defense of any such action, suit, proceeding or investigation, the Surviving Corporation shall reasonably cooperate with the Indemnified Parties in the defense of any such matter and shall permit the Indemnified Parties and their counsel and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records (including, without limitation, pertinent and necessary financial documents, internal correspondence, notes, memoranda, and electronic mail) and personnel of the Surviving Corporation and its subsidiaries for the purposes of responding to, defending against or otherwise dealing with any such matter.

(iii) CWT shall cause the Surviving Corporation or CWT to obtain and maintain in effect, for a period of six years after the Effective Time, policies of directors’ and officers’ liability insurance on behalf of the former officers and directors of Navigant currently covered by Navigant’s directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time with at least the same coverage and containing terms and conditions that are not less favorable than those under existing policies; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by Navigant and its subsidiaries as of the date hereof for such insurance, then CWT shall or shall cause its subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

(iv) In the event the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at CWT’s option, CWT, shall assume the obligations set forth in this Section 5.2(a).

(v) The provisions of this Section 5.2(a) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(vi) CWT shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.2(a).

(b) Employees and Employee Benefits.

(i) CWT will cause the Surviving Corporation to honor the obligations of Navigant and any of its subsidiaries as of the Effective Time under the provisions of all Plans listed on Section 4.15(b) of the Navigant Disclosure Schedule, provided that this provision shall not prevent the Surviving Corporation from amending, suspending or terminating any such Plans to the extent permitted by the applicable terms of such Plan. Notwithstanding any such amendment, suspension or termination, CWT shall, following the Effective Time and until December 31, 2006, cause the Surviving Corporation and its subsidiaries to provide Navigant Employees with a comprehensive employee benefits program (excluding equity incentives) substantially similar in the aggregate to employee benefits currently provided to Navigant Employees, it being understood that this Section 5.3(b)(i) shall not prevent CWT or the Surviving Corporation from changing any specific employee benefits program or provision other than the United Healthcare Insurance Company Personal Benefit Account Plan. Subject to the accuracy of the representation in Section 4.15(l), CWT shall, following the Effective Time and until December 31, 2006, cause the Surviving Corporation and its subsidiaries either to maintain, or to provide a plan or program substantially equivalent to, the United Healthcare Insurance Company Personal Benefit Account Plan, for the benefit of participants in that plan as of the date hereof; provided, however, that no termination or modification of the United Healthcare Insurance Company Personal Benefit Account Plan prior to December 31, 2006 will result in any financial or material detriment to a plan participant.

(ii) Nothing contained in this Agreement shall restrict the ability of CWT and its affiliates to terminate the employment of any Navigant Employee for any reason at any time after the Effective Time.

(iii) For purposes of this Section 5.2(b), “Navigant Employees” means individuals who are, as of the Effective Time, employees of Navigant and its subsidiaries not subject to collective bargaining agreements and who following the Effective Time continue such employment with Navigant, CWT or their respective subsidiaries.

(iv) With respect to benefit plans of CWT in which Navigant Employees (and their dependents) participate after the Closing Date, CWT shall (and shall cause the Surviving Corporation to): (A) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Navigant Employees under any such plan in which such Navigant Employees may be eligible to participate after the Closing Date; provided, however, that no such waiver shall apply to (1) a pre-existing condition of any Navigant Employee or any dependent thereof, who was, immediately prior to the Closing Date, excluded from participation in a benefit plan maintained or contributed to for the benefit of such Navigant Employee or dependent by nature of such pre-existing condition or (2) any Navigant Employee or any dependent thereof, who did not, immediately prior to the Closing Date participate in the applicable Navigant plan, (B) provide each Navigant Employee with credit for any co-payments and deductibles paid prior to the Closing Date during the year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such Navigant Employee may be eligible to participate after the Closing Date, and (C) recognize all service of Navigant Employees with Navigant or any affiliate (including, without limitation, Navigant subsidiaries) or predecessor(s) thereof for purposes of eligibility to participate, vesting credit, entitlement to benefits and benefit accrual (but not for purposes of benefit accrual under any CWT plans other than vacation and severance benefits) in any benefit plan in which such Navigant Employee may be eligible to participate on or after the Closing Date, except to the extent such treatment would result in duplicative benefits, benefit accrual under a defined benefit plan or past credited service that is not provided for other participants in such benefit plan generally.

(c) Supplemental Indenture. As of the Effective Time, the Surviving Corporation and CWT shall (i) execute and deliver to Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, N.A.), as trustee under the Indenture, dated as of November 7, 2003, between Navigant, as issuer, and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, N.A.), as trustee, as amended by the First Supplemental Indenture dated as of July 22, 2005 (as amended, the ”Indenture”), a supplemental indenture in accordance with Section 12.01 and Section 15.06 of the Indenture. From and after the Effective Time, CWT shall, or shall cause the Surviving Corporation to, (i) deliver such notices to security holders, certificates, opinions, agreements and other instruments as the trustee under the Indenture may reasonably request in connection with the Merger and the Indenture and (ii) comply with all obligations of Navigant under the Indenture.

(d) Financing. Each of CWT and Merger Sub shall use its reasonable best efforts to obtain the funding contemplated by each of the Financing Letters on terms and conditions no less favorable to CWT and Merger Sub than the terms set forth in the Financing Letters. In the event that at any time funds are not or have not been made available pursuant to any of the Financing Letters, each of CWT and Merger Sub shall use its reasonable best efforts to obtain alternative funding in an amount at least equal to the amount necessary to consummate the Merger; provided, however, that CWT and Merger Sub shall not be obligated to obtain alternative financing other than alternative financing (in an amount no less than the amounts specified in the Debt Commitment Letters) from a globally recognized banking and lending institution on terms and conditions substantially similar to the terms and conditions contained in the Debt Commitment Letters. Following the date hereof, (i) CWT and Merger Sub shall not agree to any amendment or modification of any term or condition of any of the Financings without the prior written consent of Navigant (such consent not to be unreasonably withheld or delayed) if such amendment or modification would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the Financings and (ii) CWT shall disclose promptly to Navigant any termination or cancellation of any of the Financings and any information that becomes known to CWT or Merger Sub regarding any facts or circumstances that would reasonably be expected to prevent or materially delay any of the Financings or consummation of the transactions contemplated by this Agreement.

(e) Accor Transactions. CWT shall use its reasonable best efforts to take all actions reasonably necessary to consummate the transactions contemplated by the Accor Transaction Agreement in accordance with the terms and conditions set forth therein. Following the date hereof, (i) CWT shall not agree to any amendment or modification of the Accor Transaction Agreement without the prior written consent of Navigant (such consent not to be unreasonably withheld or delayed) if such amendment or modification would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or the Accor Transaction Agreement and (ii) CWT shall disclose promptly to Navigant any termination of the Accor Transaction Agreement and any information that becomes known to CWT regarding any facts or circumstances that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Accor Transaction Agreement or that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

5.3 Covenants of Navigant.

(a) Conduct of Navigant’s Operations. From the date hereof until the Effective Time, except as contemplated by this Agreement or as specifically set forth in the Navigant Disclosure Schedule, Navigant shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and Navigant shall and shall cause each of its subsidiaries to use its commercially reasonable efforts to preserve substantially intact its business organization and current relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of CWT (which consent shall not be unreasonably withheld or delayed) or as contemplated by this Agreement or as set forth in the Navigant Disclosure Schedule, from the date hereof until the Effective Time, neither Navigant nor its subsidiaries shall:

(i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify Navigant capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Navigant capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Navigant capital stock or that of its subsidiaries, (C) grant any person any right or option to acquire any shares of Navigant capital stock or that of its subsidiaries or any other equity-based compensation award based on shares of Navigant capital stock or that of its subsidiaries, (D) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of Navigant capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Navigant capital stock or such securities (except pursuant to the exercise of Navigant Options that are outstanding as of the date of this Agreement and in accordance with the existing terms of such Navigant Options) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Navigant capital stock or that of its subsidiaries;

(ii) other than capital expenditures permitted by Section 5.3(a)(xvi) of this Agreement, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its subsidiaries) (collectively, “Transfers”), other than (A) Transfers in the ordinary course of business consistent with past practice, and (B) Transfers of property and/or assets for consideration equal to or greater than the fair market value of such property and/or assets in the reasonable determination of Navigant and not greater than $1,000,000 individually and $2,000,000 in the aggregate;

(iii) make or propose any changes in the Navigant Certificate or the Navigant Bylaws or the organizational documents of any subsidiary;

(iv) merge or consolidate with any other person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(v) other than capital expenditures permitted by Section 5.3(a)(xvi) of this Agreement, acquire assets or capital stock of any other person;

(vi) neither Navigant nor its subsidiaries shall incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, other than any of such actions as may be permitted by that certain credit agreement, dated October 31, 2003, among Navigant, Bank of America, N.A. and the other lenders party thereto (as amended from time to time prior to the date hereof, the “Credit Agreement”) if, as a result of any such action, the aggregate outstanding Total Indebtedness of Navigant and its subsidiaries shall not exceed $147,000,000; provided, however, that Navigant shall not be restricted from guaranteeing any obligation of any of its subsidiaries in the ordinary course of business consistent with past practice. For purposes of this Section 5.3(a)(vi), “Total Indebtedness” shall mean the sum of (i) outstanding amounts under the Revolving Loan and Term Loan facilities (as such terms are defined in the Credit Agreement); (ii) accrued but unpaid “earn-out” payment obligations owed to former owners of any of Navigant’s subsidiaries and (iii) capital lease obligations;

(vii) create any subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries;

(viii) (A) establish, or increase compensation or benefits provided under, any stay bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy, or agreement or arrangement, except for increases to base salary in the ordinary course of business consistent with past practices for employees of Navigant and its subsidiaries who earn less than $150,000 per year, (B) otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any of its subsidiaries, or otherwise pay any amounts not due such individual, (C) enter into any new or amend any existing employment or consulting agreement with any director, officer, employee, consultant or service provider or hire or retain the services of any such person if the compensation (base and bonus) of such newly hired or retained person shall exceed $150,000 per year, (D) establish, adopt or enter into any collective bargaining agreement, or (E) provide any funding for any rabbi trust or similar arrangement, except in each of clauses (A), (B), (D), and (E) as may be required to comply with Applicable Law, any Plans or existing contractual arrangements;

(ix) enter into, adopt or amend in any manner which would increase costs or benefits thereunder, any Plan (or any new arrangement that would constitute a Plan), except as shall be required by Applicable Laws;

(x) take any action that could give rise to severance benefits payable to any material group of employees or any officer or director of Navigant or any of its subsidiaries or any employee that earns in excess of $200,000 per year as a result of consummation of any of the transactions contemplated by this Agreement (including in connection with any post-consummation termination of employment);

(xi) change any method or principle of Tax or financial accounting, except to the extent required by GAAP as advised by Navigant’s regular independent accountants;

(xii) renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of Navigant or its subsidiaries, or, after the Effective Time, CWT or its subsidiaries;

(xiii) settle or compromise any material Actions, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims;

(xiv) (A) enter into any contract that would constitute a Material Contract or any agreement involving anticipated payments from or to Navigant and its subsidiaries over its term greater than $1,250,000, (B) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract, (C) enter into, or commit to enter into, any agreement to access or subscribe to any GDS, or (D) other than in the ordinary course of business, consistent with past practice, modify in any material respect the amount or timing of (1) any payments by clients of Navigant or its subsidiaries for services provided by Navigant or its subsidiaries or (2) payments, discounts or other allowances from or to vendors for goods and services provided to Navigant or its subsidiaries;

(xv) renew, enter into, amend or waive any material right under any contract with or loan to any affiliate of Navigant (other than its direct or indirect wholly owned subsidiaries);

(xvi) incur or commit to any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate, provided, however, that if the Effective Time has not occurred by August 31, 2006, the $2,000,000 aggregate limit shall be increased by $1,000,000 for a total aggregate limit of $3,000,000;

(xvii) make, revoke or amend any material Tax election, enter into any closing agreement, settle or compromise any claim or assessment with respect to any material Taxes, agree to any adjustment of any material Tax attribute, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material Taxes;

(xviii) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that for purposes of clauses (ii), (v), (vi) and (xvi) of this Section 5.3(a), the aggregate dollar thresholds referred to therein shall be aggregate thresholds for conduct by Navigant and its subsidiaries taken as a whole); or

(xix) agree in writing or otherwise to take any of the foregoing actions.

(b) Acquisition Proposals.

(i) Navigant agrees that neither it nor any of its subsidiaries shall, and that it shall cause its and its subsidiaries’ respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant (“Representatives”) retained by it or any of its subsidiaries) not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, an Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature (each, a “Person”) relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

(ii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Navigant or the Navigant Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by the Navigant Board or the Navigant Board Recommendation in a manner adverse to CWT, CWT shall have the right to terminate this Agreement to the extent set forth in Section 7.4(a) of this Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Navigant or the Navigant Board from at any time prior to, but not after, the time this Agreement and the Merger are approved by the Navigant Stockholders at the Navigant Stockholders Meeting, (A) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made a bona fide written Acquisition Proposal to the Navigant Board after the date hereof which was not solicited by Navigant, directly or indirectly, after the date hereof in violation of Section 5.3(b)(i) if the Navigant Board receives from such Person an executed confidentiality agreement on customary terms no less favorable to Navigant than the Confidentiality Agreement, dated as of March 31, 2005, between Navigant and CWT (the “Confidentiality Agreement”); or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the Navigant Stockholders, if and only to the extent that, (1) in each such case referred to in clause (A) or (B) above, the Navigant Board determines in good faith after consultation with outside legal counsel that a failure to take such action would be reasonably likely to result in a breach by its directors of their respective fiduciary duties under Applicable Law, (2) in the case of clause (A) above, the Navigant Board determines in good faith after consultation with outside legal counsel and outside financial advisors that there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal; and (3) in the case of clause (B) above, the Navigant Board determines in good faith that such Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Superior Proposal Notice, as defined below) constitutes a Superior Proposal and CWT shall have received written notice (the “Superior Proposal Notice”) of Navigant’s intention to take the action referred to in clause (B) at least seventy-two (72) hours prior to the taking of such action by Navigant (the “Waiting Period”); provided, however, that the Navigant Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by CWT after its receipt of the Superior Proposal Notice (with respect to which modifications Navigant and CWT shall endeavor to negotiate in good faith), that such Acquisition Proposal constitutes a Superior Proposal. If the Navigant Board recommends an unsolicited bona fide written Acquisition Proposal pursuant to clause (B) above, then CWT shall be entitled to terminate this Agreement pursuant to Section 7.4(a) of the Agreement.

(iv) Navigant agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. Navigant agrees that it will take the necessary steps to promptly inform the officers, directors, employees and Representatives of Navigant and its subsidiaries of the obligations undertaken in this Section 5.3(b). Navigant also agrees promptly, but, in any event, within five days after the date of this Agreement, to request the return or destruction of all confidential information and materials provided prior to the date of this Agreement by it, its subsidiaries or their respective Representatives to any Person (other than the parties hereto) that has executed a confidentiality agreement within the last twelve (12) months prior to the date hereof in connection with its consideration or making of any Acquisition Proposal.

(v) From and after the execution of this Agreement, Navigant shall promptly, orally notify CWT of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Navigant shall provide to CWT written notice of any such inquiry, proposal or offer within 24 hours of such event. Navigant shall keep CWT informed orally on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the status and material terms of any such proposal or offer and whether any such proposal or offer has been definitively withdrawn or rejected. Navigant also agrees to provide to CWT any material non-public information regarding Navigant (not theretofore provided or made available to CWT) that it is providing to another Person pursuant to this Section 5.3(b)(v) promptly after it provides such information to such other Person.

(vi) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(b) by any officer, director or employee of Navigant or any of its subsidiaries or any Representative of Navigant or any of its subsidiaries shall be deemed to be a breach of this Section 5.3(b) by Navigant.

(vii) For purposes of this Agreement:

(A) “Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Navigant, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Navigant, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Navigant and its subsidiaries taken as a whole (including stock of the subsidiaries of Navigant).

(B) “Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “50%”) made by a Person other than a party hereto that is on terms that the Navigant Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account, among other relevant considerations, all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing and satisfying other conditions, and the Person making the proposal, are more favorable to the Navigant Stockholders than the transaction contemplated by this Agreement, taking into account any change in the transaction proposed by CWT.

(c) Third Party Standstill Agreements. During the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement: (i) Navigant shall not (and shall not agree to, and shall not permit any of its subsidiaries to or to agree to) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving CWT or its subsidiaries); and (ii) Navigant shall use its commercially reasonable efforts to enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreements, including, if so requested by CWT and at CWT’s expense, seeking injunctions to prevent any breaches of such confidentiality or standstill agreements and enforcing specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

(d) Access. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Navigant shall (i) give CWT, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Navigant and its subsidiaries, (ii) furnish to CWT, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request (including furnishing to CWT Navigant’s financial results in advance of filing any Navigant SEC Documents containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Navigant and its subsidiaries to cooperate with CWT in its investigation of Navigant and its subsidiaries. Any investigation pursuant to this Section 5.3(d) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Navigant and its subsidiaries. No information or knowledge obtained by CWT in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Navigant hereunder.

(e) Convertible Debentures. Navigant shall provide the notice required pursuant to Section 15.01(b)(ii) of the Indenture.

(f) Financing Matters. Navigant will provide CWT and Merger Sub and its financing sources as promptly as practicable (i) the consolidated annual audited accounts of Navigant (which shall be provided within 90 days of the financial year end), (ii) the unaudited consolidated quarterly financial statements of Navigant (which shall be provided within 45 days of the end of each financial quarter) and (iii) such other reasonable financial information as may be reasonably requested from time to time. Navigant shall, and shall cause its Subsidiaries to, provide such reasonable cooperation as may be reasonably requested by CWT and Merger Sub in connection with the Financings, including (i) upon reasonable advance notice by CWT and Merger Sub, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies; (ii) using its reasonable best efforts in satisfying the conditions in the Acquisition Commitment Letter that require action by Navigant or its subsidiaries; (iii) using its reasonable best efforts in providing and executing customary documents as may reasonably be requested by CWT and Merger Sub or such financing sources, including a certificate of the Chief Financial Officer of Navigant with respect to solvency matters; (iv) using its reasonable best efforts in obtaining accountants’ comfort letters, accountants’ consents for use of their reports in materials relating to the debt financing, legal opinions, surveys and title insurance as may be reasonably requested by CWT and Merger Sub; (v) reasonably cooperating with CWT in preparing offering memoranda, private placement memoranda, prospectuses and similar documents (including any materials for rating agency presentations); (vi) reasonably cooperating with the marketing efforts of CWT and Merger Sub and its financing sources for any debt; and (vi) forming new direct or indirect Subsidiaries.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party. The obligations of Navigant, CWT and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

(a) This Agreement shall have been approved and adopted by the Navigant Stockholders in accordance with Applicable Law, the Navigant Certificate and the Navigant Bylaws.

(b) The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

(c) All other requisite approvals and consents under applicable Foreign Antitrust Laws, the absence of which would prohibit the consummation of the Merger, shall have been obtained.

(d) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which is then in effect and which prohibits the consummation of the Merger.

6.2 Conditions to Obligations of CWT and Merger Sub. The obligation of CWT and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver by CWT at or prior to the Closing of the following conditions:

(a) The representations and warranties set forth in Article IV (other than in the case of the representations and warranties contained in Section 4.4(a), Section 4.4(b) and Section 4.12(a)), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) The representations and warranties set forth in Section 4.4(a) and Section 4.4(b) shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date).

(c) The representation set forth in Section 4.12(a) shall be true and correct in all respects on the date hereof and on the Closing Date as if made on and as of such dates.

(d) Navigant shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case Navigant shall have performed and complied with all of such covenants in all respects through the Closing.

(e) Navigant shall have delivered to CWT a certificate duly executed by Navigant’s chief executive officer and chief financial officer on behalf of Navigant to the effect that each of the conditions specified above in Sections 6.2(a) through (d) is satisfied in all respects.

(f) The Debt Financing shall have been obtained pursuant to and in accordance with the terms and conditions specified in the Debt Commitment Letters, or alternative financing (in an amount no less than the amounts specified in the Debt Commitment Letters) from a globally recognized banking and lending institution shall have been obtained by CWT or Merger Sub on terms and conditions substantially similar to the terms and conditions contained in the Debt Commitment Letters.

(g) The transactions contemplated by the Accor Transaction Agreement shall have been consummated.

(h) In the event that the condition set forth in Section 6.2(a) or in Section 6.2(c) would not have been satisfied but for the provisions of clause (iv) of the definition of Material Adverse Effect with respect to Navigant, CWT and Merger Sub shall not be obligated to consummate the Merger, subject to CWT’s obligations pursuant to Section 7.6.

6.3 Conditions to Obligation of Navigant. The obligation of Navigant to consummate the Merger shall also be subject to the satisfaction or waiver by Navigant at or prior to the Effective Time of the following conditions:

(a) The representations and warranties set forth in Article III, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) CWT and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case CWT and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing.

(c) CWT shall have delivered to Navigant a certificate executed by CWT’s chief executive officer and chief financial officer on behalf of CWT to the effect that each of the conditions specified above in Sections 6.3(a) through (b) is satisfied in all respects.

ARTICLE VII

TERMINATION; FEES AND EXPENSES

7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Navigant Stockholders referred to in Section 6.1(a), by mutual written consent of Navigant and CWT by action of their respective Boards.

7.2 Termination by Either CWT or Navigant. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of either CWT or Navigant if

(a) the Merger shall not have been consummated by August 31, 2006 (the “Termination Date”; provided, however, that if a party hereto receives a Second Request prior to August 31, 2006, the Termination Date shall be November 30, 2006) whether such date is before or after the date of the adoption and approval of this Agreement and the Merger by the Navigant Stockholders; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any obligation under this Agreement results in the failure of the Merger to be consummated by the Termination Date; provided further that any termination of this Agreement by Navigant pursuant to Section 7.3(c) made on the Termination Date shall be deemed to have been delivered prior to CWT’s exercise of this termination right on the Termination Date;

(b) the adoption and approval by the Navigant Stockholders required by Section 6.1(a) shall not have been obtained at the Navigant Stockholders Meeting (after giving effect to all adjournments or postponements thereof); or

(c) any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable, whether before or after the adoption and approval of this Agreement by the Navigant Stockholders referred to in Section 6.1(a).

7.3 Termination by Navigant. This Agreement may be terminated and the Merger may be abandoned by Navigant

(a) at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Navigant Stockholders referred to in Section 6.1(a), by action of the Navigant Board if there has been a breach of any representations, warranties, covenants or agreements made by CWT or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, in each case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Navigant of such breach or failure (or such longer period during which CWT or Merger Sub exercises reasonable best efforts to cure);

(b) at any time before the adoption and approval of this Agreement by the Navigant Stockholders referred to in Section 6.1(a) in order for Navigant to enter into an agreement with respect to a Superior Proposal if Navigant has taken the action referred to in Section 5.3(b)(iii)(B) and has otherwise complied with its obligations under Section 5.3(b) of the Agreement as they pertain to the Acquisition Proposal that is the subject of the Superior Proposal Notice; provided, however, that (i) prior to any termination pursuant to this Section 7.3(b) the Waiting Period shall have elapsed, and (ii) prior to or concurrent with any termination pursuant to this Section 7.3(b) Navigant shall have paid the CWT Termination Fee in accordance with Section 7.6; or

(c) on the Termination Date,

(i) if the condition set forth in Section 6.1(b) or Section 6.1(c) has not been satisfied or CWT has failed to consummate the Merger as a result of the condition set forth in Section 6.2(h), but in either case all of the other conditions set forth in Section 6.1 and Section 6.2 (other than the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.2(f), Section 6.2(g) or Section 6.2(h)) have been satisfied or are ready to be satisfied at the Closing in the case of conditions to be performed at Closing; provided, however, that Navigant may not exercise the termination right in this clause (c)(i) if Navigant’s failure to comply in any material respect with its obligations under Section 5.1(a) shall have caused or contributed materially to the failure of the condition set forth in Section 6.1(b) or Section 6.1(c) or if the condition set forth in Section 6.1(b) or Section 6.1(c) has not been satisfied as a result of any action brought by Navigant; or

(ii) if the condition set forth in Section 6.2(g) has not been satisfied, but all of the conditions set forth in Section 6.1 and Section 6.2 (other than the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.2(f), Section 6.2(g) or Section 6.2(h)) have been satisfied or are ready to be satisfied at the Closing in the case of conditions to be performed at Closing; or

(d) if (i) the Accor Transaction Agreement has been terminated without consummation of the transactions contemplated by the Accor Transaction Agreement and (ii) within two (2) business days of any such termination of the Accor Transaction Agreement, Navigant has not received from CWT, Merger Sub and Accor an irrevocable written waiver of the condition set forth in Section 6.2(g).

7.4 Termination by CWT. This Agreement may be terminated and the Merger may be abandoned by CWT at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Navigant Stockholders referred to in Section 6.1(a), by action of the CWT Board

(a) if the Navigant Board shall have withdrawn, qualified or modified its approval of this Agreement or the Navigant Board Recommendation in a manner adverse to CWT or approved or recommended any Acquisition Proposal (other than this Agreement and the Merger), or shall have resolved to do any of the foregoing;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Navigant in this Agreement (other than such covenants contained in Section 5.3(b)), or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, in each case set forth in this Section 7.4(b) such that the conditions set forth in Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from CWT of such breach or failure (or such longer period during which Navigant exercises reasonable best efforts to cure);

(c) if there has been a material breach by Navigant of any of its material covenants contained in Section 5.3(b) to the material detriment of CWT;

(d) if the Accor Transaction Agreement has been terminated without consummation of the transactions contemplated by the Accor Transaction Agreement;

(e) If a Governmental Authority (through the Head of the Governmental Authority or a division thereof) (i) has informed the parties hereto that such Governmental Authority intends to oppose the transactions contemplated by this Agreement and if the board of directors of CWT shall have determined in good faith after consultation with outside counsel that the condition in Section 6.1(b) is not likely to be satisfied in accordance with the principles set forth in Section 5.1(a) prior to the Termination Date or (ii) commences any action seeking to permanently enjoin, restrain or otherwise prohibit the transaction as violative of the antitrust laws; or

(f) if the condition set forth in Section 6.2(a) or in Section 6.2(c) shall have become incapable of satisfaction but for the provisions of clause (iv) of the definition of Material Adverse Effect with respect to Navigant.

7.5 Effect of Termination and Abandonment. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), other than the provisions of this Section 7.5 and Section 7.6; provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

7.6 Fees and Expenses.

(a) In the event that:

(i) (A)(1) CWT shall have terminated this Agreement pursuant to Section 7.4(b) by reason of Navigant’s intentional or reckless breach of any representation, warranty or covenant under this Agreement, (2) CWT shall have terminated this Agreement pursuant to Section 7.4(c) or (3) CWT or Navigant shall have terminated this Agreement pursuant to Section 7.2(a) or Section 7.2(b), (B) on or prior to such time (or in connection with a termination pursuant to Section 7.2(b), on or prior to the Navigant Stockholders Meeting) any Person (other than CWT) shall have made (or publicly disclosed its intention to make) and not withdrawn an Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of Acquisition Proposal, a “Covered Proposal”), (C) within twelve (12) months of termination of this Agreement, Navigant enters into an agreement with respect to a Covered Proposal, and (D) such Covered Proposal is thereafter consummated at any time;

(ii) CWT shall have terminated this Agreement pursuant to Section 7.4(a); or

(iii) Navigant shall have terminated this Agreement pursuant to Section 7.3(b),

then, in any such event, Navigant shall pay to CWT a termination fee in cash of $15.0 million (the “CWT Termination Fee”). Any CWT Termination Fee that becomes payable shall be paid (x) in the case of clause (i) above, not later than the date on which Navigant consummates a Covered Proposal, (y) in the case of clause (ii) above, not later than the second business day after the date that the Agreement is terminated, and (z) in the case of clause (iii) above, immediately prior to or concurrently with the termination of the Agreement, in each case payable by wire transfer of same day funds.

(b) In the event that (i) CWT shall have terminated this Agreement pursuant to Section 7.4(e) or Section 7.4(f), (ii) Navigant shall have terminated this Agreement pursuant to Section 7.3(c)(i) or (iii) either CWT or Navigant shall have terminated this Agreement pursuant to Section 7.2(c) as a result of an order, decree or ruling or other action taken by a Governmental Authority related to the HSR Act or applicable foreign antitrust laws, then, in any such event, CWT shall pay to Navigant by wire transfer of same day funds a termination fee in cash of $15.0 million, such payment to be made not later than the second business day after the date that the Agreement is terminated.

(c) In the event that (i) CWT shall have terminated this Agreement pursuant to Section 7.4(d) or (ii) Navigant shall have terminated this Agreement pursuant to Section 7.3(c)(ii) or Section 7.3(d), then, in such event, CWT shall pay to Navigant by wire transfer of same day funds a termination fee in cash of $15 million, such payment to be made not later than the second business day after the date that the Agreement is terminated.

(d) Each of CWT and Navigant acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither CWT nor Navigant would enter into this Agreement; accordingly, if a party (the “Paying Party”) fails to promptly pay any amount due pursuant to this Section 7.6, and, in order to obtain such payment, the party entitled to payment (the “Recipient Party”) commences a suit that results in a judgment against the Paying Party for the fees set forth in this Section 7.6 or any portion of such fees, the Paying Party shall pay to the Recipient Party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(e) Except as specifically provided in this Section 7.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with Commission filings relating to the Merger and the transactions contemplated by this Agreement and printing and mailing costs related thereto, all of which shall be shared equally by CWT and Navigant.

ARTICLE VIII

MISCELLANEOUS

8.1 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Merger.

8.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a) if to CWT or Merger Sub:

Carlson Wagonlit B.V.

31, rue du Colonel Pierre Avia

75904 Paris Cedex 15

France

Attention: Hubert Joly

Telecopy No.: +33-1-41-33-65-72

with a copy to

Carlson Wagonlit B.V.

1405 Xenium Lane

Plymouth, MN 55441

Attention: Jerry Hogan, Esq.

Telecopy No.: (736) 212-8543

with a copy to

Steven A. Rosenblum, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telecopy No.: (212) 403-2000

(b) if to Navigant:

Navigant International, Inc.

84 Inverness Circle East

Englewood, CO 80112

Attention: Legal Department

Telecopy No.: (303) 706-0860

with a copy to

Peter D. Lyons, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Telecopy No.: (212) 848-7179

8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Information disclosed in one section of the Navigant Disclosure Schedule shall be integrated into another section of the Navigant Disclosure Schedule without the necessity of a cross-reference to the extent its applicability thereto is readily apparent. For the purposes of this Agreement:

(a) “Material Adverse Effect” with respect to Navigant means any event, change, circumstance or effect (any such item, an “Effect”) that is or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of Navigant and its subsidiaries taken as a whole or on its ability to perform its obligations under this Agreement on a timely basis or to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect with respect to Navigant: (i) any Effect related to the actions of CWT or Merger Sub or the public announcement or pendency of the transactions contemplated by this Agreement, (ii) any Effect that results from (x) any action taken pursuant to or in accordance with this Agreement or (y) any action taken, or any failure to take action, to which CWT has consented in writing, (iii) any change, in and of itself, in the market price or trading volume of shares of Navigant, or (iv) any Effect that results from changes in general economic conditions or general changes in the travel industry (including economic, legal or regulatory changes or circumstances that affect or are generally perceived to affect traveler health or safety, or any material worsening of terrorist activities or war or armed hostilities occurring after the date hereof), except to the extent those Effects adversely affect Navigant and its subsidiaries to a materially greater extent than they affect other entities in the corporate travel management industry;

(b) “Material Adverse Effect” with respect to CWT means any Effect that is or is reasonably likely to have a material adverse effect on the ability of CWT to perform its obligations under this Agreement on a timely basis or to consummate the transactions contemplated by this Agreement on a timely basis;

(c) “subsidiary,” when used with respect to any party hereto, means any entity of which such party (i) owns 50% or more of the outstanding securities or other ownership interests, or (ii) through contract or otherwise possesses power to appoint at least 50% of the directors of such entity (or persons performing similar functions); and

(d) “knowledge of Navigant” means the actual knowledge of the following persons: Edward S. Adams; Robert C. Griffith; Eugene A. Over, Jr.; John S. Coffman; Lyell Farquharson; Kelly Kuhn; Steve Some; David Buskirk; Mike Premo; Gary Pearce; Gina Keating; Keith Taylor and Sam DeFranco.

8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof.

8.6 Third-Party Beneficiaries. Except for the agreements set forth in Section 5.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries. Notwithstanding the foregoing, for purposes of Section 6.2(g) only, Accor shall be a third party beneficiary of this Agreement and no waiver of the condition set forth in Section 6.2(g) shall be effective unless such waiver is in writing executed by each of CWT and Accor.

8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement and the Confidentiality Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

8.8 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

8.9 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance; provided, that such party hereto was not in material default hereunder at the time of the other party’s material breach of the Agreement. The parties hereto agree that if CWT, Merger Sub or Navigant shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, CWT may without such consent assign or delegate its rights and obligations hereunder or under any instrument executed or delivered in connection herewith as collateral security to any lender or any other debt financing source providing financing in connection herewith, which assignment shall not relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.11 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the Navigant Stockholders; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by the Navigant Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.12 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.11, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights hereof shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, CWT, Merger Sub and Navigant have signed this Agreement as of the date first written above.

CARLSON WAGONLIT B.V.

By:	/s/ Hubert Joly
Name:	Hubert Joly
Title:	President and Chief Executive Officer

HORIZON MERGER CORP.

By:	/s/ Hubert Joly
Name:	Hubert Joly
Title:	President

NAVIGANT INTERNATIONAL, INC.

By:	/s/ Edward S. Adams
Name:	Edward S. Adams
Title:	President & Chief Executive Officer

ANNEX B

April 26, 2006

Board of Directors

Navigant International, Inc.

84 Inverness Circle East

Englewood, CO 80112-5314

Gentlemen:

We understand that Navigant International, Inc. (“Navigant”) and Carlson Wagonlit B.V. (“CWT”) plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the acquisition of Navigant by CWT (the “Merger”). Pursuant to the Merger Agreement, Navigant will become a wholly-owned subsidiary of CWT and each issued and outstanding share of common stock, par value $0.001 per share, of Navigant (“Navigant Common Stock”), other than those shares of Navigant Common Stock which are not being converted into the right to receive the merger consideration under the Merger Agreement, will be converted into the right to receive $16.50 in cash (the “Consideration”). The terms and conditions of the Merger are fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Consideration is fair to the holders of Navigant Common Stock from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly-available information concerning the business, financial condition, and operations of Navigant that we believe to be relevant to our inquiry.

•	Reviewed certain internal information concerning the business, financial condition, and operations of Navigant that we believe to be relevant to our inquiry.

•	Reviewed certain internal financial analyses relating to Navigant, prepared and furnished to us by the management of Navigant.

•	Reviewed certain estimates and forecasts relating to Navigant, prepared and furnished to us by the management of Navigant.

•	Reviewed the budget for Navigant for the year ending December 31, 2006, furnished to us by the management of Navigant.

•	Reviewed the audited financial statements of Navigant for the fiscal years ended December 28, 2003, December 26, 2004 and December 25, 2005.

•	Held discussions with members of management of Navigant concerning their business, operating and regulatory environment, financial condition, prospects, and strategic objectives.

•	Reviewed the historical market prices and trading activity for Navigant Common Stock.

•	Compared certain financial information for Navigant with similar information for certain other offline travel management companies, the securities of which are publicly traded where applicable.

•	Reviewed the financial terms of certain recent business combinations in the offline travel management industry.

•	Performed a discounted cash flow analysis on the financial projections of Navigant.

•	Reviewed the draft Merger Agreement, dated April 26, 2006.

•	Performed such other studies and analyses, and took into account such other matters, as we deemed appropriate.

In arriving at our opinion, we have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us that was publicly available, that was supplied or otherwise made available to us by Navigant or was otherwise reviewed by us. We have assumed that the financial and other projections prepared by Navigant and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared and represent management’s reasonable estimates as of the date of their preparation. We assume no responsibility for and express no opinion as to such forecasts or projections or the assumptions on which they are based. We have further relied upon the assurances of the management of Navigant that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have also relied on CWT’s representations in the Merger Agreement regarding (x) the financing commitments that CWT has obtained to finance the Merger and (y) the terms and conditions of the agreements and arrangements related to the proposed recapitalization of CWT. We also have not (i) conducted a physical inspection of the properties and facilities of Navigant; (ii) made an independent evaluation or appraisal of the assets and liabilities of Navigant; or (iii) independently reviewed or confirmed the fairness of the conversion ratio (including the make-whole premium) under the 4.875% convertible subordinated debentures of Navigant, and we express no opinion as to any of the foregoing.

Our opinion does not address the relative merits of the Merger as compared to any other business plan or opportunity that might be available to Navigant or the effect of any other arrangement in which Navigant might engage, except that we are aware of discussions that Navigant has had over the last two years with other potential transaction partners. We have assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated on substantially the same terms set forth therein. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. Furthermore, we express no opinion as to the prices or trading ranges at which Navigant Common Stock will trade at any time. We have assumed, with the permission of Navigant management, that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions or requirements will be imposed that will have an adverse effect on the contemplated benefits of the Merger.

This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any other mater, and should not be relied upon by any stockholder as such. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

It is understood that this letter is for the information and assistance of the Board of Directors only and, without our prior written consent, is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors or Navigant, except that this opinion may be disclosed in any proxy materials or other documents provided to Navigant’s stockholders so long as such opinion is reproduced in full therein and any description of or reference to Blackstone or summary of the opinion therein is in a form reasonably acceptable to Blackstone.

We have acted as financial advisor to Navigant with respect to the proposed Merger and will receive a fee from Navigant for our services, a significant portion of which is contingent upon the consummation of the Merger. Navigant has further agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion). In addition, we have performed other investment banking and financial advisory services for Navigant in the past for which we have received customary compensation. Blackstone and its affiliates may actively trade in the debt and equity securities of Navigant or CWT or any of its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Navigant Common Stock in the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

THE BLACKSTONE GROUP L.P.

ANNEX C

§ 262—APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS

NAVIGANT INTERNATIONAL, INC.

[    ], 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

-

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

(1) To adopt the Agreement and Plan of Merger, dated April 26, 2006, among Navigant International, Inc., Carlson Wagonlit N.V. and Horizon Merger Corp.

FOR AGAINST ABSTAIN

(2) In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting, including any procedural matters incident to the conduct of the Meeting, such as the approval of any proposal to adjourn the Meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event that there are not sufficient votes for approval of Proposal 1 at the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

The undersigned hereby acknowledges receipt of the Notice of the Meeting and the Proxy Statement furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY CARD

NAVIGANT INTERNATIONAL, INC.

Proxy Solicited by the

Board of Directors for the Special Meeting of Stockholders To be held on [    ], 2006

The undersigned hereby appoints Edward S. Adams and Eugene A. Over, Jr., and each of them, with full power of substitution, as proxy or proxies of the undersigned, to vote all shares of common stock of Navigant International, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Meeting”) to be held on [    ], 2006, at [    ], Mountain Daylight Time, at Navigant’s corporate headquarters, 84 Inverness Circle East, Englewood, Colorado, and at any and all adjournments thereof, upon the proposals set forth on this proxy card and described in the proxy statement, and in their discretion with respect to such other matters as may be properly brought before the Meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

14475

SPECIAL MEETING OF STOCKHOLDERS OF

NAVIGANT INTERNATIONAL, INC.

[    ], 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the special meeting date. Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

(1) To adopt the Agreement and Plan of Merger, dated April 26, 2006, among Navigant International, Inc., Carlson Wagonlit N.V. and Horizon Merger Corp.

FOR AGAINST ABSTAIN

(2) In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting, including any procedural matters incident to the conduct of the Meeting, such as the approval of any proposal to adjourn the Meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event that there are not sufficient votes for approval of Proposal 1 at the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

The undersigned hereby acknowledges receipt of the Notice of the Meeting and the Proxy Statement furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.